Exhibit 10.1

SALE AND PURCHASE AGREEMENT

PROJECT CARCARE

23 April 2013

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	SALE AND PURCHASE OF THE SHARES	4
3.	LEAKAGE AND PERMITTED LEAKAGE	6
4.	PRE-COMPLETION COVENANTS	8
5.	COMPLETION	12
6.	POST-COMPLETION COVENANTS	14
7.	SELLERS' WARRANTIES	17
8.	TAX COVENANT	19
9.	LASAULEC INDEMNITY	19
10.	CLAIMS AND LIMITATION OF LIABILITY	20
11.	DUE DILIGENCE INVESTIGATION / AWARENESS OF CLAIMS	27
12.	PURCHASER'S WARRANTIES	27
13.	ESCROW AGREEMENTS	28
14.	RESTRICTIVE COVENANTS	29
15.	CONFIDENTIALITY	29
16.	SATOR NAME	30
17.	MISCELLANEOUS	30
18.	GOVERNING LAW AND DISPUTE SETTLEMENT	33

(i)

SCHEDULES
Schedule	B	Corporate chart
Schedule	1.1	Definitions
Schedule	2.2	Deed of Transfer
Schedule	2.7.1	W&I Insurance Policy
Schedule	3.2	Leakage Notice
Schedule	4.4	Guarantee LKQ Corporation
Schedule	4.5	Press releases
Schedule	5.3.a	Notary Letter
Schedule	5.3.b	Completion Agenda
Schedule	6.6.7	Form of assignment agreement
Schedule	6.7	Purchase Programme Nipparts
Schedule	7.2	Sellers' Warranties
Schedule	8	Tax
Schedule	10.7.1.a	Accounts
Schedule	11.1.a	Data Room DVD
Schedule	11.1.a(ii)	Disclosure Letter
Schedule	12.1	Purchaser's Warranties
Schedule	13.1	Escrow Agreement
Schedule	13.2	Tax Escrow Agreement
Schedule	14	Restrictive covenants

ii

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THIS AGREEMENT ("AGREEMENT") IS MADE BETWEEN:

I.
H2 SATOR B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34341144 ("Seller A");

II.
COOPERATIEVE H2 SATOR U.A., a cooperative with excluded liability (Cooperatie U.A.), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34373652 ("Seller B");

III.
HOLDING SATOR MANAGEMENT B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 24481004 ("Seller C"); and

IV.
LKQ NETHERLANDS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 57731306 (the "Purchaser"),

Seller A, Seller B, and Seller C hereafter collectively referred to as the "Sellers" and each individually as a "Seller"; the Sellers and the Purchaser hereafter jointly referred to as the "Parties", and each individually a "Party".
RECITALS:

A.
Seller A, Seller B and Seller C together hold all issued and outstanding shares (the "Shares") in the capital of SATOR BEHEER B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 34341147 ("Company").

B.	The Company, directly or indirectly, owns the subsidiaries (the "Subsidiaries") as set out on the corporate chart attached as Schedule B (the Company and the

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Subsidiaries collectively the "Group" and the "Group Companies", and each individually a "Group Company").

C.
The Group is a wholesale distributor of automotive parts and light garage tools for the independent aftermarket for passenger cars and light commercial vehicles in the Benelux and Northern France and under the Nipparts brand and the Quinton Hazell brand, the Group also supplies private label (a brand sold under a name other than the manufacturer’s name) automotive parts for passenger cars and light commercial vehicles to other wholesale distributors in other countries in Europe (the "Business").

D.	The Sellers initiated a sale process in respect to the Company, with the intention to provide a select group of potential purchasers an opportunity to make an offer for the Company.

E.
H2 Equity Partners Ltd and the Purchaser have entered into a non-disclosure agreement on 29 October 2012 (the "Confidentiality Agreement") and the Sellers and the Purchaser have entered into (ii) a letter of intent on 29 January 2013 (the "Letter of Intent"), pursuant to which certain confidential information relating to the Group and the Business was made available to the Purchaser. Moreover, the Purchaser and its advisors were provided with the Disclosed Information (as defined below), attended and participated in the Management Presentations (as defined below), and provided with the opportunity to raise such questions in relation to the Group and the Business as they required.

F.	The Parties have reached agreement on a transaction whereby the Purchaser will acquire all Shares from the Sellers, subject to the terms and conditions set out in this Agreement (the "Transaction").

G.
The Parties have, to the extent applicable, complied with the relevant requirements under (i) the Dutch 2000 Merger Code of the Social-Economic Council (SER-besluit Fusiegedragsregels 2000), (ii) the Dutch Works Councils Act (Wet op de ondernemingsraden), and (iii) the applicable collective labour agreements (collectieve arbeidsovereenkomsten), and (iv) foreign equivalents of the foregoing.

H.	The Sellers and the Purchaser have obtained all internal and external approvals and consents required for the entering into and execution of this Agreement.

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IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions
In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the meanings specified or referred to in Schedule 1.1.

1.2.	Interpretation
In this Agreement, unless specified otherwise:

a.	"Clause", "Recital", "Schedule" or "Annex " means a clause (including all subclauses), a recital, a schedule or an annex in or to this Agreement;

b.
the Recitals, Schedules, Annexes and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and a reference to this Agreement includes the Recitals, Schedules, Annexes to Schedules and any other attachments to this Agreement;

c.	the headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or of any provisions thereof;

d.
legal terms refer to Dutch legal concepts only, references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;

e.	the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

f.
a reference to a person includes any individual, corporation, entity, limited liability partnership, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government, whether or not having separate legal personality, and wherever incorporated or registered;

g.	references to books, records or other information shall include books, records or other information stored in any form, including electronic data carriers and any other form of data carrier;

h.	the singular includes the plural and vice versa, and each gender includes any other gender;

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i.	the words "as of" shall be deemed to include the date or moment in time specified thereafter; and

j.
where a reference is made to the Sellers' best knowledge or awareness or any similar expression, such statement shall be deemed to refer to the actual knowledge of the Sellers on the Signing Date, and anything they would have had knowledge of after having made due and careful enquiry with Senior Management and Messrs H.J. Geerts and P.H.L. Kalverboer.

1.3.	Drafting
The provisions of this Agreement shall not be interpreted adversely against a Party for the reason that such Party or any of its advisors was or were, or is or are deemed to have been, responsible for the drafting of that provision.

2.	SALE AND PURCHASE OF THE SHARES

2.1.	Sale and purchase
Subject to the terms and conditions of this Agreement:

a.	Seller A hereby sells its part of the Shares to the Purchaser and the Purchaser hereby purchases such Shares from Seller A;

b.	Seller B hereby sells its part of the Shares to the Purchaser and the Purchaser hereby purchases such Shares from Seller B; and

c.	Seller C hereby sells its part of the Shares and the Purchaser hereby purchases such Shares from Seller C.

2.2.	Transfer
Subject to the terms and conditions of this Agreement, the transfer of the Shares ("Completion") shall take place free from any and all Encumbrances on 1 May 2013 or such other date agreed in writing by the Parties (the "Completion Date"), by executing the deed of transfer of shares, substantially in the form attached hereto as Schedule 2.2 (the "Deed of Transfer").

2.3.	Effective Date
Subject to Completion taking place, the sale and transfer of the Shares will have economic effect from 0.00 hours a.m. CET on 1 January 2013 (the "Effective Date") Therefore, subject to Completion taking place and the provisions of this Agreement, the risk and benefit of the Shares, and the risk and benefit of the Group and the Business, will be for the account of the Purchaser as of the Effective Date. The foregoing implies that, except as set out herein, after the Effective Date no Leakage (as defined below)to the Sellers has taken place (for

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the avoidance of doubt, it being agreed that Permitted Leakage shall not constitute Leakage).

2.4.	Purchase Price

2.4.1.	The purchase price for the Shares (the "Purchase Price") shall be:

(i)	EUR 162,500,000 (one hundred and sixty-two million five hundred thousand euros); plus

(ii)	EUR 4,000,000 (four million euros) relating to the period between 31 December 2012 until the Completion Date (together with 2.4.1(i), the "Equity Value"); plus

(iii)	the Nipparts Claim Proceeds (as defined in Clause 6.6), if any; minus

(iv)	the W&I Insurance Premium equal to an amount of EUR 258,492.30 (two hundred fifty-eight thousand and four hundred ninety-two euros); minus

(v)	the Net Permitted Leakage Amount; minus

(vi)	the Net Leakage Amount (if any).

2.5.	Payment

2.5.1.	The Purchaser shall without any deduction, set off or suspension, pay the amount of the Purchase Price to the Sellers in cash in accordance with Clause 5 (Completion).

2.5.2.
Any payment made under this Agreement by or on behalf of a Seller to the Purchaser, including as compensation for a breach of the Agreement, or by the Purchaser to the Sellers shall be deemed to be an adjustment of the Purchase Price and treated accordingly by the Parties in all relevant respects.

2.6.	Refinancing

2.6.1.
It is currently assumed that, unless otherwise determined by the Purchaser between the Signing Date and the Completion Date (as further set out in Clause 4.6), at Completion the Existing Financing Facilities will be repaid. Unless it is agreed between the Parties and the Financing Banks that the Existing Financing Facilities will remain in place and no break, prepayment or waiver fees will become payable to the Financing Banks, the Purchaser shall procure that, at Completion, the Group Companies shall have sufficient funds to repay the Existing Financing Facilities, in accordance with Clause 5.2 (and whereby, for the avoidance of doubt, any and all break fees, termination fees, waiver fees or prepayment fees will be for the Sellers' account as Leakage, even if such fees and costs are due post Completion but relate to the repayment of the Existing

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Financing Facilities, and the definition of Leakage is deemed to include this principle).

2.6.2.
At Completion, any remaining balance of the intragroup payables between the Sellers on the one hand and the Group Companies on the other hand will be settled. The Purchaser shall procure that, at Completion, the Group Companies shall have sufficient funds to repay any remaining intercompany payables to the Sellers; as the case may be the Sellers shall repay any remaining intragroup payables to the Group Companies ultimately at Completion from the Purchase Price.

2.6.3.
The Sellers shall notify the Purchaser in writing no less than two (2) Business Days (as defined below) before the Completion Date of the expected outstanding amounts under the Existing Financing Facilities at Completion (the "Refinancing Amounts"), such amount to include accrued interest and any and all repayment or prepayment penalties.

2.7.	W&I Insurance Policy

2.7.1.
The Purchaser confirms that it has, prior to the Signing Date, duly executed the W&I Insurance Policy (as defined below), and that the W&I Insurance Policy is therefore in full force and effect. A copy of the executed W&I Insurance Policy, and of a cost confirmation of the W&I Insurance Premium, have been attached to this Agreement as Schedule 2.7.1. The Purchaser will provide the Sellers with the W&I Insurance Premium invoice ultimately two (2) Business Days after receipt thereof by the Purchaser.

2.7.2.
The W&I Insurance Premium shall be paid to the W&I Insurance Company in the manner and to the accounts as set forth in the Notary Letter. For the avoidance of doubt, the amount of the invoice relating to the W&I Insurance Premium shall be deducted from the Purchase Price in accordance with Clause 2.4.1(iv).

3.	LEAKAGE AND PERMITTED LEAKAGE

3.1.	Leakage
In accordance with Clause 2.4, the Purchase Price shall be reduced by an amount equal to the net effects (after deducting any Leakage Tax Benefit) of any Leakage, in the period as of the Effective Date up to and including the Completion Date (the "Net Leakage Amount"), and the net effects of any Permitted Leakage (the "Net Permitted Leakage Amount").

3.2.	Leakage notice

3.2.1.	The Sellers shall notify the Purchaser in writing of any Leakage and the Net Leakage Amount and any Permitted Leakage and the Net Permitted Leakage

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Amount (the "Leakage Notice") at least two (2 days) prior to the Completion Date. A draft Leakage Notice is attached hereto as Schedule 3.2 (the "Draft Leakage Notice"), it being specifically agreed and understood between the Parties that for each individual line item the respective Tax Benefit amounts in the Draft Leakage Notice will in the Leakage Notice not change as a percentage of the respective Gross Amount and the respective VAT percentage in the Leakage Notice will be the same percentage as used in the Draft Leakage Notice.

3.2.2.	The Leakage Notice shall be binding for the purposes of determining the Purchase Price payable at Completion and shall only be subject to challenges in accordance with Clause 3.3.

3.3.	Procedure for Additional Leakage

3.3.1.
If the Purchaser does not agree with the Leakage or the Net Leakage Amount or the Permitted Leakage and the Net Permitted Leakage Amount notified by the Sellers, or identifies any Additional Leakage within four (4) months after Completion, then the Purchaser shall be entitled to deliver, within this four (4) month period, a written notice to the Sellers, setting out the corrected Leakage and/or the Additional Leakage identified together with evidence thereof and a calculation of the net effects (after deducting any (Leakage) Tax Benefit) of such corrected Leakage, Permitted Leakage, and/or Additional Leakage (the "Net Additional Leakage Amount").

3.3.2.
If the Sellers and the Purchaser do not agree on the Net Additional Leakage Amount within twenty (20) Business Days of receipt of the written notice from the Purchaser by the Sellers, as referred to in Clause 3.3.1, the Net Additional Leakage Amount shall be determined by an independent expert (the "Independent Expert") as follows:

a.
the Sellers and the Purchaser shall jointly nominate one of the following accountancy firms, (i) Deloitte, (ii) PwC, (iii) KPMG, (iv) Ernst & Young, or (v) such other firm as they may mutually agree, to be the Independent Expert;

b.
if the Sellers and the Purchaser do not jointly agree on the nomination of the Independent Expert within ten (10) Business Days after the lapse of the twenty (20) Business Days period referred to above, the Independent Expert shall be decided by random drawing (from the accountancy firms named in a.(i) through a.(iv) above) and the Sellers and the Purchaser shall appoint such firm as the Independent Expert;

c.	the terms of reference for the Independent Expert shall be to determine, by means of a binding advice (bindend advies) the corrected Leakage or Net

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Leakage Amount or the Net Additional Leakage Amount, if any, within twenty (20) Business Days of its appointment;

d.	the Independent Expert shall be entitled to determine the procedure applicable to its determination;

e.	the Independent Expert shall act as expert and not as arbitrator; and

f.
the fees and expenses arising out of the engagement of the Independent Expert shall be borne by: (i) the Seller, if the Independent Expert determines there should be a correction to the Leakage or the Net Leakage Amount or the Permitted Leakage or the Net Permitted Leakage Amount, or there is Additional Leakage; (ii) the Purchaser, if the Independent Expert is asked to determine any corrections to Leakage or Permitted Leakage and determines that there are no corrections to the Leakage or the Net Leakage Amount or the Permitted Leakage or the Net Permitted Leakage Amount and, if the Independent Expert is asked to determine Additional Leakage and determines that there is no Additional Leakage.

3.3.3.
Within fifteen (15) Business Days of the Sellers and the Purchaser reaching agreement on corrected Leakage, Net Leakage Amount, Permitted Leakage, Net Permitted Leakage Amount or Net Additional Leakage Amount, or as the case may be the determination thereof in accordance with Clause 3.3.2, the Sellers shall pay to the Purchaser the Net Additional Leakage Amount.

4.	PRE-COMPLETION COVENANTS

4.1.	General conduct
Subject to Clause 4.3, between the Signing Date and the Completion Date, the Sellers shall procure that each Group Company shall:

a.	carry on its part of the Business in the ordinary course and in accordance with past practices; and

b.	preserve its present business organisations, lines of business and relationships with customers, suppliers and other third parties, in each case consistent with past practice.

4.2.	Consent matters

4.2.1.
Without prejudice to the generality of Clause 4.1 and to the extent allowed under applicable Law, between the Signing Date and the Completion Date, the Sellers shall procure that the Group Companies shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or made conditional) and except in as far allowed under Clause 4.3, take any action or decision to:

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(i)	allow any Leakage to be made, paid or occur;

(ii)	issue, repurchase and/or cancel any shares, options, warrants, bonds or similar instruments in as far as this does not concern intragroup transactions;

(iii)	issue any depositary receipts;

(iv)	apply for the listing of any shares or debt instruments on a stock exchange;

(v)
participate in the capital of another company or cooperation or amend the scope of such participation, including but not limited to the establishment of joint ventures or the alienation of (shares in) Subsidiaries and/or current joint ventures, except in as far as (a) the investment concerned with such subsidiaries and/or joint venture are (anticipated to be) immaterial to the Group or (b) it concerns intra-Group restructuring;

(vi)	amend the articles of association, by laws, certificates of incorporation or similar corporate governance documents of any Group Company;

(vii)	file for the complete or partial liquidation, dissolution, merger, consolidation, bankruptcy or suspension of payments of any Group Company;

(viii)	grant or revoke powers of attorney, except if immaterial or with regard to a revocation in an urgent matter;

(ix)	adopt or amend the annual budget, revised forecast or long term business plans of the Group;

(x)
enter into agreements in which any Group Company provides a surety or undertakes joint and several liability, or provide security for a debt of a third party (excluding the use of existing banking credit facilities);

(xi)	lend or borrow any money in excess of EUR 200,000 in the aggregate (excluding the use of existing committed banking credit facilities);

(xii)	enter into an amendment of the Existing Financing Facilities to increase the amount that may be borrowed under any of the Existing Financing Facilities;

(xiii)	amend the accounting principles used by the Group, unless required by accounting standards;

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(xiv)
enter into long term co-operation agreements in excess of EUR 200,000 in the aggregate and the cancellation of such co-operation agreements, other than long term supplier contracts in the ordinary course of business;

(xv)
enter into any new contracts, arrangements or obligations, or amend or terminate any of the foregoing, that involve payments of more than EUR 200,000 per year except with customers and suppliers in the ordinary course of business;

(xvi)	make any capital expenditure of more than EUR 200,000 (two hundred thousand euros) not currently foreseen or included in the budget / business plan of the Group;

(xvii)	transfer, let, lease or encumber assets, including real property or intellectual property with a value in excess of EUR 25,000;

(xviii)
institute, settle or agree to settle any litigation, action or proceeding by or before any Governmental Entity or arbitral body, where the potential value or loss exceeds EUR 100,000 (one hundred thousand euros);

(xix)	hire a new CEO for the Group without the prior approval of the Purchaser;

(xx)
make, or permit any other person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, or make any addition to or other change in any retirement, welfare, fringe or severance benefit or vacation plan, to or in respect of any shareholder, director, officer, Employee or agent of any Group Company, except, in each case, (i) changes in compensation, commission, bonus or similar remuneration with respect to brokers, salesmen, distributors or agents in the ordinary course of business, (ii) as required by any existing plan, arrangement or other obligation, (iii) as required by applicable laws or regulations, (iv) for increases in salary, wages and benefits consistent with past practice, and (v) in conjunction with new hires in the ordinary course of business;

(xxi)	significantly change the working conditions of a considerable number of Employees;

(xxii)	introduce or amend any collective incentive scheme / bonus scheme for the Group;

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(xxiii)	set up or amend any pension schemes and award pension rights other than under an existing and approved Group pension scheme; and

(xxiv)	agree to, or agree to do, any of the foregoing.
4.3.    Permitted actions

4.3.1.	The Sellers shall not be in breach of Clause 4.1 or 4.2 if and to the extent that the relevant Group Company:

a.
undertakes the action to perform or meet any obligations existing or in effect as per the Signing Date, only to the extent disclosed to the Purchaser in the Disclosed Information, or originating from the period prior to the Signing Date, only to the extent disclosed to the Purchaser in the Disclosed Information; and/or

b.	could not reasonably have acted otherwise without material detriment to, or without foregoing a material benefit to, any part of the Business.

4.3.2.	For the avoidance of doubt, no action undertaken by one or more of the Group Companies which is explicitly allowed by Clause 4.1 or 4.2 shall require the Purchaser's consent.

4.3.3.
If the Purchaser has not objected in writing, setting out in reasonable detail its objections, within five (5) Business Days after receipt of a written request for consent by any or more of the Sellers or any Group Company in respect of any of the actions in Clause 4.2.1, the Purchaser shall be deemed to have consented to the proposed action. In the event the Purchaser timely and duly notifies the Sellers and the relevant Group Company of its objection, the Parties will promptly and as soon as reasonably possible discuss the proposed action and the Purchaser's objection with the objective of reaching agreement with regard to the action to be undertaken.

4.4.    LKQ Corporation guarantee
The Purchaser's ultimate parent company, LKQ Corporation, has confirmed to the Sellers that it guarantees full and timely performance of all of the Purchaser's obligations under this Agreement (and those of the Purchaser's assignees, if any) for the benefit of the Sellers and their assignees (if any). The guarantee from LKQ Corporation is attached to this Agreement as Schedule 4.4.
4.5.    Communications to Employees and commercial relations
As soon as reasonably possible following the Signing Date, the Parties will jointly advise the Employees (as defined below) and key customers and suppliers of the Group of the Transaction. The Parties have agreed, or will agree in good faith, on

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the identity of the key customers and suppliers of the Group that are to be informed of the Transaction. For the avoidance of doubt, it is agreed that no event that may occur in relation to these communications shall affect the Parties' obligations to proceed with Completion. The press releases and communications to be issued and communicated by the respective Parties are attached to this Agreement as Schedule 4.5.
4.6.    Communications with Financing Banks
As referred to in Clause 2.6, as soon as reasonably possible following the Signing Date, the Purchaser and the Sellers will jointly approach the Financing Banks with a view to enable the Purchaser to determine whether it wishes for, and whether the Financing Banks are willing to allow for, the Existing Financing Facilities to remain in place (thus avoiding any break fees, prepayment fees or waiver fees becoming payable to the Financing Banks).

4.7.	Non-compete agreements
Between the Signing Date and the Completion Date, the Purchaser may discuss non-compete agreements with certain key employees identified by the Purchaser, with a view to obtain executed non-compete agreements from such individuals. Upon the Purchaser's request, the Sellers will reasonably cooperate with the Purchaser in this respect. For the avoidance of doubt it is acknowledged that no other obligation in this respect shall rest with the Sellers and the execution of non-compete agreements is not a condition to Completion in any way.

5.	COMPLETION

5.1.	Date and place
Completion shall occur at the Amsterdam offices of Baker & McKenzie, Claude Debussylaan 54, 1082 MD Amsterdam, The Netherlands, beginning at 00.01 a.m. CET (or such other time agreed between the Parties) on the Completion Date.

5.2.	Payment
The Purchaser shall procure that no later than one (1) Business Day prior to the Completion Date the Purchase Price, the W&I Insurance Premium and the Refinancing Amounts have been received by the Notary in the Notary's Account, in immediately available funds and with value on the Completion Date, this transfer being sufficient to instruct and authorise the Notary:

a.
subject to the Deed of Transfer having been executed, to hold such amounts for and on behalf of the Sellers, the Financing Banks providing the Existing Financing Facilities and the W&I Insurance Company and to transfer it to the

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Sellers, the Financing Banks and the W&I Insurance Company in accordance with Clause 5.3.d; or

b.	if the Deed of Transfer is not executed at 23:59 CET on the Completion Date, to return such amounts to the Purchaser, all in accordance with the Notary Letter (as defined below).

5.3.	Completion events
After confirmation by the Notary that the Purchase Price has been received in the Notary's Account, the following shall occur on the Completion Date (to the extent not duly completed prior to the Completion Date), in the order stated in this Clause 5.3:

a.	the Parties and any other relevant party shall sign the notary letter substantially in the form attached as Schedule 5.3.a (the "Notary Letter");

b.	each of the Parties shall perform or procure the performance of the actions allocated to it in the Completion Agenda attached as Schedule 5.3.b in the order stated therein;

c.	the Sellers and the Purchaser shall cause the Shares to be transferred to the Purchaser by way of execution of the Deed of Transfer;

d.
upon execution of the Deed of Transfer, the Notary shall transfer the Purchase Price to the Sellers as the Sellers will direct, the Refinancing Amounts to the Financing Banks, the Escrow Amount (as defined below) and the Tax Escrow Amount (as defined below) to the Escrow Account (as defined below) and the W&I Insurance Premium to the W&I Insurance Company;

all in accordance with the Notary Letter.

5.4.	Breach of Completion obligations
If any Party fails to comply with any of its obligations under Clause 5, the non-defaulting Parties shall be entitled, in addition and without prejudice to all other rights and remedies available to it (including any right to claim payment of damages), through a written notification to the defaulting Party:

a.
to require the defaulting Party to proceed with, and effect, Completion to the extent practicable (taking into consideration the defaults that have occurred) and set a new date for the finalization of Completion through the effecting of the remaining obligations and actions as set out in the Completion Agenda on such date, in which event:

(i)	the provisions of this Agreement shall apply as if that later date were the date originally set for Completion (and, for the avoidance of doubt, it

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is agreed that in that event the Completion Date shall, for the purposes of this Clause 5.4, be on this later date and that the Parties' rights under this Clause 5.4 shall remain in effect); and

(ii)
if the Purchaser is the defaulting Party, in addition to any other accrued interest, an amount equal to the commercial statutory interest (wettelijke handelsrente) as defined in article 6:119a of the Dutch Civil Code (at the then applicable rate) shall accrue on the Purchase Price from the date originally set for Completion until the date of payment of the Purchase Price; or

b.	to terminate this Agreement with immediate effect by way of written notice to the other Party.

6.	POST-COMPLETION COVENANTS

6.1.	Further assurances
On or after Completion, each Party shall, at its own expense, execute and perform (or procure to be executed and performed by any other relevant Person) all such deeds, documents, acts and activities as may from time to time reasonably be required in order to vest all the Shares in the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

6.2.	Access to information & retention of records

6.2.1.
As from the Signing Date the Sellers shall procure that the Purchaser and any persons authorized by it will be given all such information relating to the Group and such access to the premises and all books, records, accounts and other documentation of the Group as the Purchaser may reasonably request and be permitted to take copies of any such books, records, accounts and other documentation and that the officers and employees of the Group Companies shall be instructed to promptly make available all such information and explanations to any such persons as aforesaid as may be reasonably requested by it or them.

6.2.2.
For a period of seven (7) years after the Completion Date, the Purchaser shall retain all books, records and other written information relating to the Group. To the extent this is reasonably required by the Sellers, the Purchaser shall procure that the Group shall without delay provide to the Sellers such information and access to, and copies of, the corporate books and records of each of the Group Companies as being necessary to the Sellers in properly fulfilling their obligations pursuant to this Agreement and/or Tax laws and regulations or otherwise required in connection with Tax affairs in respect of the period prior to the Completion Date.

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6.3.	Release of Sellers
Subject to Completion taking place, the Parties shall ensure, with effect as of Completion, the release of the Sellers from any (joint and/or several) guarantees or liability given by, assumed by or binding upon the Sellers in relation to any liability of the Group Companies (including the Existing Financing Facilities). Subject to Completion taking place, the Purchaser shall, and shall procure that the Group Companies shall, indemnify the Sellers for any liability, costs and expenses incurred by the Sellers as a result of any (joint and/or several) guarantees or liability given by, assumed by or binding upon the Sellers in relation to any liability or liabilities of any Group Companies (including the Existing Financing Facilities).

6.4.	Release of Claims against Group Companies
The Sellers confirm and agree that (i) the Sellers nor H2 Equity Partners have any claims of any nature whatsoever against any of the Group Companies, with the exception of management fees set forth in the Leakage Notice and (ii) subject to Completion having taken place any and all agreements between the Sellers and/or H2 Equity Partners on the one hand and any of the Group Companies on the other hand shall be deemed terminated without liability to the Group Companies.

6.5.	Sellers’ Guarantees
Prior to Completion and with the exception of the Existing Financing Facilities, the Sellers will assume, or procure the release as of the Completion Date of, or procure the release of the Group Companies under, all guarantees and other securities of any kind issued to secure obligations of the Sellers (the “Sellers’ Guarantees”) that the Group Companies have executed or assumed or to which they are subject. The Sellers will indemnify and hold harmless (schadeloos stellen en vrijwaren) the Purchaser and the Group Companies from any and all loss or expense arising directly or indirectly or in connection with any Sellers’ Guarantees after the Signing Date.

6.6.	Nipparts Claim Proceeds

6.6.1.
The Purchaser shall pay to the Sellers as additional Purchase Price the net (after Tax) proceeds (if any) actually collected by the Group at any time before or after Completion as a result of a favorable final judgment in, or settlement of, the ongoing litigation (the "Nipparts Claim") against a former director of Nipparts B.V. (the "Nipparts Claim Proceeds"), subject to the terms of this Agreement.

6.6.2.	The Nipparts Claim Proceeds shall be paid in full and without any deduction, set off or suspension, in cash by the Purchaser to the Sellers (and/or any of their

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Affiliates) as the Sellers will direct within seven (7) Business Days after the Purchaser or any of the Group Companies has collected the Nipparts Claim Proceeds.

6.6.3.
The Sellers will be entitled to conduct the litigation and negotiations in relation to the Nipparts Claim, and the Purchaser will procure that the Group shall adhere to the Sellers' instructions in this respect and where so required by the Sellers grant them power of attorney to represent the Group. The Sellers shall indemnify and compensate the Group for the net third party costs (after Tax) of such litigation incurred after the Effective Date, including without limitation the legal fees, auditors fees, court fees, expert fees and consultants fees incurred by the Group on the designation of the Sellers). The Parties agree that the provisions of Clause 10 (Claims and Limitation of Liability) do not apply to the indemnity in this Clause 6.6. For the avoidance of doubt none of the disclosures made by the Sellers or any information obtained by the Purchaser in connection with this Agreement shall limit or affect any of the indemnities set forth in this Clause 6.6.

6.6.4.
The net effects (after Tax) of any third party costs actually incurred by a Group Company on the designation of the Sellers shall be paid in full and in cash by the Sellers to the respective Group Company (and/or any of its Affiliates as the Purchaser may direct) direct, within seven (7) Business Days after the Purchaser has notified the Sellers in writing of net effects (after Tax) of such costs and providing the relevant invoice and proof of payment of such invoice, subject to the stipulations of this Agreement.

6.6.5.
In the event the Sellers do not agree with the Purchaser's calculation of the net effects (after Tax) of such costs, the Sellers must notify the Purchaser hereof within seven (7) Business Days after receipt of the Purchaser's notification; if the Sellers and the Purchaser cannot reach agreement on the relevant amounts within ten (10) Business Days following the Sellers' written notice to the Purchaser, then the relevant amounts shall be determined by the Independent Expert, and paid by the Sellers, all in accordance with the provisions of Clause 3.3.1, mutatis mutandis.

6.6.6.
In the event the Sellers fail to timely and fully pay the amounts due to the relevant Group Company pursuant to this Clause 6.6, the Purchaser shall be entitled to provide a final written notice to the Sellers demanding payment of such amounts. If the Sellers then fail to pay such amount in full, the Sellers shall be deemed to have relinquished (“opgegeven”) all their rights in relation to payment of the Nipparts Claim Proceeds. For the avoidance of doubt, this Clause 6.6.6 does not release the Sellers’ from their obligations under Clause 6.6.3.

6.6.7.	The Sellers shall be entitled to assign and transfer their rights to receive the Nipparts Claim Proceeds and their obligations to indemnify and compensate the

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Group for the net third party costs (after Tax) of the Nipparts litigation to an entity designated by them at any time before or after Completion. Following such assignment, the Sellers shall no longer have any rights or obligations in this respect, unless the assignee is in breach of this obligation to indemnify and compensate the Group, in which case the Sellers will not be relieved from their obligations under these agreements. The Purchaser will provide its full and timely cooperation for such assignment and transfer. An agreed form of assignment agreement is attached hereto as Schedule 6.6.7.

6.7.	Synergy programs
The terms and conditions of the purchase programme between the Group and Unipart Automotive Limited ("Unipart") are attached to this Agreement as Schedule 6.7.

7.	SELLERS' WARRANTIES

7.1.
Each Seller, in relation only to itself and not in any way to any of the other Sellers, warrants (garandeert) to the Purchaser that, save as disclosed in the Disclosed Information, the following statements are true and accurate at the Signing Date and will be true and accurate at Completion:

Capacity and consequences of sale

a.
The Sellers have been duly incorporated and validly exist under the Laws of their respective jurisdictions, and have the necessary corporate capacity and power to enter into this Agreement and to perform their obligations under this Agreement.

b.	No Seller has been dissolved or is involved in any procedure for division. No resolution or decision been adopted, petition submitted or proceedings initiated to such effect.

c.	No Seller has been declared bankrupt or insolvent or granted a moratorium of payments, nor are there any petitions, proceedings, notices or requests to this effect.

d.	All corporate and (where applicable) other action required to be taken by the Sellers to authorise the execution and performance of this Agreement has been duly taken.

e.	This Agreement comprises obligations that are legal, valid and binding on the Sellers and enforceable by the Purchaser against the Sellers in accordance with the terms thereof.

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f.	The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated in this Agreement do not and shall not:

(i)	violate a provision of the organisational documents of the Sellers; or

(ii)
conflict or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any license (including operating licenses), permits or agreement to which they are bound.

Shares

g.	The Sellers are the sole legal and beneficial owner (juridische en economische eigenaar) of the Shares sold by them under this Agreement.

h.
The shareholders register (“aandeelhouders register”) or similar document of the Group Companies correctly and completely reflects the current and former shareholdings of the Group Companies and all particulars required to be entered in such register.

i.	The Shares have been duly issued, placed and fully paid-up and will be free from Encumbrances at Completion.

j.	The Shares constitute the entire issued and outstanding share capital of the Company.

k.
No depositary receipts have been issued with respect to any of the Shares, or with respect to any of the shares in a Group Company, nor do any third parties have any other type of beneficial interest therein or relating thereto.

l.
The total issued and outstanding share capital of each Subsidiary is legally and beneficially owned by a Group Company and have all been duly issued, placed and fully paid-up and are free from Encumbrances.

m.	None of the Group Companies are, nor have they agreed to become, the holder or beneficial owner of any class of any shares, debentures or other securities of any legal entity anywhere in the world.

7.2.	The Sellers warrant to the Purchaser that, save as disclosed in the Disclosed Information, the Sellers' Warranties set out in Schedule 7.2 are true and accurate at the Signing Date.

7.3.
The Purchaser agrees that, save to the extent explicitly covered by a Sellers' Warranty, no warranty, guarantee or any other form of comfort, whether express or implied, is given to the Purchaser concerning the Shares, the Group, the Business, any part of the Disclosed Information, and/or any aspect of the

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transactions contemplated by this Agreement. The Purchaser agrees that no warranty, guarantee or any other form of comfort, whether express or implied, is given relating to any forward looking statements, forecasts, estimates, interpretations, analysis or projections, whether or not part of the Disclosed Information.

7.4.
The Sellers hereby agree with the Purchaser to waive any rights which they may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any of the members of the Group or their officers, directors, employees or advisors in connection with the giving of the Sellers’ Warranties and the preparation of the Disclosure Letter, except to the extent such members of the Group or their officers, directors, employees or advisors have acted fraudulently or their acts or omissions constitute intentional misrepresentation or wilful misconduct.

8.	TAX COVENANT

8.1.
The provisions of Schedule 8 shall apply in respect of Tax. The limitations set forth in Clauses 10.4.1.c, 10.5.1.b, and 10.8 shall apply with respect to claims made under the provisions of Schedule 9. For the avoidance of doubt (i) none of the other limitations in Clause 10 shall apply and (ii) none of the disclosures made by the Sellers or any information obtained by the Purchaser in connection with this Agreement shall limit or affect any of the indemnities set forth in that Schedule.

8.2.
The Sellers shall not be liable for any claim in connection with a claim under the provisions of Schedule 8 unless the aggregate amount of all claims made under the provisions of Schedule 8 exceeds an amount of EUR 50,000 (fifty thousand euros). In the event the aggregate amount of all such claims exceeds the aforementioned threshold, the Sellers' liability shall extend to the whole amount of all relevant claims and shall not be limited to the excess.

9.	LASAULEC INDEMNITY

9.1.
The Sellers shall indemnify and hold the Purchaser and each Group Company harmless (“schadeloos stellen”) from any and all Losses arising out of or in connection with any liability of the Group in connection with the claim made by the Lasaulec group, any of its employees or any former employees of the Lasaulec group against the Group in relation to pension contributions, back service obligations, early retirement, pre-pension, indexation and other pension liabilities. For the avoidance of doubt (i) none of the limitations or exclusions in Clause 10 shall apply and (ii) none of the disclosures made by the Sellers or any

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information obtained by the Purchaser in connection with this Agreement shall limit or affect any of the indemnity set forth in this Clause.

9.2.
The Sellers' liability pursuant to the foregoing shall only exist if and to the extent that the Purchaser and the Group Companies have exhausted all available legal remedies and recourse they have against any relevant third party in relation to the claim by Lasaulec. The Purchaser will, and will ensure that the Group Companies, will, take all commercially reasonable action to enforce recovery against any relevant third party, and any amount actually recovered shall be deducted from the Sellers' liability in this respect. The stipulations of Clause 10.11 shall apply. For the avoidance of doubt, none of the other limitations in Clause 10 shall apply.

10.	CLAIMS AND LIMITATION OF LIABILITY

10.1.	Liability for Breaches

10.1.1.	If a breach of the Sellers' Warranties occurs, the Sellers shall, subject to the limitations set out in this Agreement (including this Clause 10), pay to the Purchaser the amount of the Loss involved.

10.1.2.
If and to the extent a breach is capable of being remedied, no liability for such breach shall exist to the extent the relevant breach has been remedied during a period of twenty (20) Business Days after the relevant claim has been notified to the Sellers in accordance with Clause 10.2.

10.1.3.
The provisions of this Clause 10 set forth the exclusive remedies of the Purchaser for a breach of the Sellers' Warranties and the Purchaser shall have no other rights vis-à-vis the Sellers, neither by contract nor by law.

10.1.4.
Save to the extent this Agreement explicitly provides otherwise, each Seller is only liable for its own performance under this Agreement and shall not bear any liability for the performance or non-performance of any of the other Sellers. It is explicitly agreed that the Sellers shall not be liable for any obligation under this Agreement on a joint and several basis (hoofdelijk).

10.2.	Procedure for claims
If a member of the Purchaser's Group becomes aware of a fact, circumstance or matter that does or may give rise to a claim or breach under this Agreement, the Purchaser shall, promptly and in any event within thirty (30) Business Days of the date on which the relevant member of the Purchaser's Group becomes aware of the relevant fact, circumstance or matter, (i) notify the Sellers in writing of the possible breach/claim, (ii) set out in reasonable detail the fact, circumstance or matter giving rise to this potential breach/claim and (iii) indicate the Purchaser's and the Group's bona fide estimate of the amount of Loss involved. Except as set

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out in this Agreement, a failure by the Purchaser and/or the Group to duly notify the Sellers in accordance with this Clause 10.2 shall not limit the Purchaser's rights under this Agreement, but shall reduce the Losses by the amount of the Losses attributable to such failure or delay.

10.3.	Thresholds
The Sellers shall not be liable for any claim in connection with a breach of the Sellers’ Warranties unless:

a.
the Loss for the Purchaser for such individual claim exceeds an amount of EUR 125,000 (one hundred twenty-five thousand euros), provided that claims arising out of the same or series of connected events may be aggregate for these purposes (such claim a "Qualifying Claim"); and

b.	the aggregate amount of all Qualifying Claims exceeds an amount of EUR 1,250,000 (one million two hundred and fifty thousand euros).
In the event the aggregate amount of all Qualifying Claims exceeds the aforementioned threshold, the Sellers' liability shall extend to the whole amount of all Qualifying Claims and shall not be limited to the excess.

10.4.	Maximum liability

10.4.1.	The maximum aggregate liability of each of the Sellers shall be limited as follows:

a.
for claims in respect of breaches of any of the Sellers' Warranties as set out in Clause 7.1 or in paragraph 1 (Group Companies/Corporate) of Schedule 7.2 shall not exceed its pro rata part (calculated in reference to the part of the Purchase Price received by it) of the Purchase Price;

b.	for claims in relation to Leakage and/or Additional Leakage shall not exceed the benefit derived from such Leakage by each individual Seller;

c.
the maximum aggregate liability of each of the Sellers for all other claims shall not exceed its pro rata part (calculated in reference to the part of the Purchase Price received by it) of an amount of EUR 2,000,000 (two million euros), except for claims made under the provisions of Schedule 8 (Tax Covenant), for which each Seller’s additional aggregate liability (i.e., on top of the aforementioned EUR 2,000,000 (two million euros)) shall be its pro rata part (calculated in reference to the part of the Purchase Price received by it) of an additional amount of EUR 2,000,000 (two million euros).

10.4.2.
The limitations in this Clause 10.4 shall not apply to claims related to events where the Sellers have acted fraudulently, including, for the avoidance of doubt, acts where any of Messrs J.P. Kruijer, M.T. Welling, and/or any individuals who are partners of or employed by H2 Equity Partners have acted fraudulently.

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10.5.	Time limitation

10.5.1.	A claim shall be barred and unenforceable unless such claim is filed in accordance with Clause 10.2 ultimately on the date that is eighteen (18) calendar months after the Completion Date, except for:

a.
claims in respect of any of the Sellers' Warranties as set out in Clause 7.1 or in paragraph 1 (Group Companies/Corporate) of Schedule 7.2, which shall be barred and unenforceable unless such Claim is filed within five (5) years from the Completion Date; and

b.
claims in respect of the covenant in Clause 8 (Tax covenant) and the Sellers' Warranties in paragraph 7 (Tax) of Schedule 7.2, which shall be barred and unenforceable unless such Claim is filed within five (5) years from the Completion Date.

10.5.2.	A claim shall be barred and unenforceable, except for claims asserted by written notice in accordance with Clause 10.2 by the Purchaser to the Sellers prior to the dates listed in Clause 10.5.1.

10.6.	Sources of remedy

10.6.1.
The Purchaser agrees and acknowledges that its sole and exclusive source of remedy (with the exception of (i) a claim for Leakage or Additional Leakage and (ii) a claim in respect of any of the Sellers' Warranties as set out in Clause 7.1 or in paragraph 1 (Group Companies/Corporate) of Schedule 7.2) shall be:

a.
the Escrow Amount for any Losses up to Sellers' aggregate own liability as set out in Clause 10.4, and the additional Tax Escrow Amount for any Losses up to Sellers' aggregate own liability as set out in Clause 10.4 in connection with the covenant in Clause 8 (Tax covenant) it being agreed and understood that in the event of a Tax claim recovery shall first be made from the Tax Escrow Amount and subsequently (if the Tax Escrow Amount has been depleted) from the Escrow Amount; and

b.	the W&I Insurance Policy for any Losses which are not paid from the Escrow Amount.

10.6.2.
Parties acknowledge that the W&I Insurance Policy aims to provide coverage to the Purchaser in relation to claims by it against the Sellers, including claims for a breach of the Sellers' Warranties and the Tax indemnity included in Schedule 8, in excess of the Sellers' aggregate own liability as set out in Clause 10.4. Except as provided in Clause 10.4, the W&I Insurance Policy shall be the sole and exclusive source of remedy for any Losses in excess of the amount set out in Clause 10.4.1.c for which the Sellers would otherwise become liable under or in connection with this Agreement, including any payments due in connection with

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the Sellers' Warranties and Tax indemnity. In this respect, the Purchaser agrees and acknowledges that:

a.
it shall exclusively rely on the W&I Insurance Policy for the payment of any Losses under or in connection with the Sellers’ Warranties in excess of the amount of the Sellers' aggregate own liability as set out in Clause 10.4.1.c;

b.
only to the extent that a claim under Clause 7.1 or in paragraph 1 (Group Companies/Corporate) of Schedule 7.2 is not covered under the W&I Insurance Policy the Purchaser shall be entitled to claim this amount from the Sellers; and

c.
neither (i) any failure on the part of the Purchaser's Group to enter into, or to comply with the terms of, the W&I Insurance Policy, nor (ii) any unavailability of the W&I Insurance Policy or of recourse thereunder for whatever reason, shall increase the Sellers' liability pursuant to or in relation to this Agreement in any way.

10.7.	Exclusions

10.7.1.	The Sellers shall not be liable and shall not be obliged to pay any amount in relation to any claim under the Sellers' Warranties if and to the extent that:

a.
a provision or provisions relating to the facts, circumstances or matters giving rise to the claim has or have been made in the Accounts, a copy of which is attached to this Agreement as Schedule 10.7.1.a (for the avoidance of doubt, the Sellers shall be liable for the portion of their liability that exceeds the provision made in the Accounts);

b.
the Loss is recovered from a third party, and/or is recovered under an insurance policy (or would have been recoverable if the insurance policies that existed immediately prior to Completion had been continued after Completion), whereby any reasonable third party costs actually incurred in recovering the amounts and insurance premium increases as a consequences of a claim made will be deducted from any amounts recovered from such third party or insurer;

c.
the relevant fact, circumstance or matter giving rise to the claim is known to the Purchaser or could reasonably have or should have been known to the Purchaser and/or its advisors as a result of such fact, circumstance or matter having been Fairly Disclosed in the Disclosed Information, with the exception of the Sellers’ Warranties included in paragraph 10 of Schedule 7.2 (Pensions);

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d.
the claim arises as a result of any change in the valuation of any asset or liability after Completion or in the accounting principles or in the Taxation policy applied by a Group Company after Completion;

e.	the alleged Loss or liability is contingent only, unless and until it becomes an actual liability which is due and payable;

f.
the claim would not have arisen had there not been (i) an amendment to any applicable Law (including certain developments in case law or the interpretation of any applicable Law) or the accounting principles that entered into force after the Effective Date or (ii) the entering into force of any applicable Law after the Effective Date;

g.
the alleged Loss or liability is caused or increased by the failure of any member of the Purchaser's Group or any of its employees, agents or successors, to prevent or mitigate the Loss or liability; and/or

h.
the alleged Loss is caused or increased by any voluntary act or omission by, at the request of, or with the consent of the Purchaser, including but not limited to (i) any admission of liability vis-à-vis a third party without the Sellers' prior written consent (and, also if no admission of liability takes place, any settlement entered into by any Group Company with any third party without the Sellers' prior written consent), (ii) any cessation or change in the nature or conduct of the Business following the Completion Date, and (iii) any act or omission which is specifically contemplated by this Agreement or any other document entered into in connection with the Transaction.

10.8.	No double claims
The Sellers shall not be liable under this Agreement more than once in respect of the same Loss. The Sellers shall not be liable under this Agreement for (i) the 7 February 2013 VDD reports that the Group's 2012 “normalised pro forma EBITDA” was EUR 26,209,000, which is EUR 291,000 less than the EBITDA as communicated by the Sellers in writing, and (ii) the Group's bad debt expense adjustment to its normalised 2012 EBITDA was calculated incorrectly, which understated the expense and overstated 2012 pro forma EBITDA by EUR 134,000 (a portion of which is attributable to the fact that no bad debt expense (at normal run rate) was calculated on the Nipparts related sales).

10.9.	Positive effects
In the calculation of any amounts payable by a Seller in connection with a claim such amounts shall be calculated on an after Tax basis to the effect that any amount payable in relation to a claim shall be reduced by an amount equal to any current or future positive effect of Taxation in relation to the facts, circumstances

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or matters giving rise to the claim for any member of the Purchaser's Group, including a positive effect relating to a Tax saving, reduction or reimbursement, less any reasonable third party costs actually incurred in realising such positive effects.

10.10.	Third party recovery

10.10.1.
If in connection with a claim a member of the Purchaser's Group is or becomes entitled to recover in any manner (including any payment, discount, discharge, set-off, credit, deduction, allowance, relief or otherwise) from a third party an amount which wholly or partially indemnifies or compensates the relevant member of the Purchaser's Group (in whole or in part) in respect of the facts, circumstances or matters giving rise to the claim, the Purchaser and the Company shall inform the Sellers hereof in writing and procure that the Sellers shall be subrogated in the relevant Group Companies rights, and the Group Companies shall assign any and all rights they have towards such third party in connection with the claim to the Sellers upon payment by the Sellers to the Purchaser of the full claim amount (or if such subrogation or assignment is not reasonably possible, the Group Companies shall fully cooperate at the Sellers' expense in order to allow the Sellers to enforce recovery against the relevant third party (taking into account the Group Companies' reasonable commercial interests)).

10.10.2.
If the Sellers (or any of their Affiliates) have paid an amount in connection with a Claim and a member of the Purchaser's Group subsequently is or becomes entitled to recover or recovers in any manner (including any payment, discount, discharge, set-off, credit, deduction, allowance, payment under an insurance policy, relief or otherwise) from a third party an amount which indemnifies or compensates the relevant member of the Purchaser's Group in respect of the facts, circumstances or matters giving rise to the Claim, the Purchaser and the Company shall inform the Sellers hereof in writing and procure that the Sellers shall be subrogated in the relevant Group Companies rights, and the Group Companies shall assign any and all rights they have towards such third party in connection with the claim to the Sellers (or if such subrogation or assignment is not reasonably possible, the Group Companies shall fully cooperate at the Sellers' expense in order to allow the Sellers to enforce recovery against the relevant third party (taking into account the Group Companies' reasonable commercial interests)).

10.11.	Conduct of third party claims

10.11.1.
The following shall apply in relation to a claim or the commencement of an action or proceeding by a third party against the Purchaser and/or a Group Company which results or may result in a breach of this Agreement:

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a.
the Purchaser and/or Group Companies shall give the Sellers written notice of the relevant third party claim promptly and in any event within twenty (20) Business Days of the date upon becoming aware thereof; and

b.
the Purchaser shall, and shall procure that the relevant Group Companies shall make available to the Sellers all such relevant information as the Sellers may reasonably require for assessing the relevant third party claim; and

c.
the Purchaser shall not, and shall procure that the relevant Group Companies shall not, make any admission of liability, agreement, settlement or compromise in relation to the third party claim without the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed).

10.11.2.
The Sellers shall subject to the terms set out below be entitled, at their own expense and at their sole discretion, by notice to the Purchaser, and the Purchaser's Group shall duly and fully cooperate to allow the Sellers, to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other members of the Purchaser's Group concerned and to control the conduct of any related proceedings, negotiations or appeals. In such event:

a.
the Sellers must accept liability towards the Purchaser for the full amount of the relevant third party claim, and, if and to the extent the (remaining) Escrow Amount is not sufficient, provide the Purchaser with a reasonable form of additional security in relation to the full liability so accepted by the Sellers;

b.
the Sellers must keep the Purchaser promptly informed of the progress of the third party claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably); and

c.
the Sellers must take the Group Companies' reasonable commercial interests into account and will not enter into any settlement or compromise with respect to a third party claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) unless the proposed settlement or compromise involves only the payment of money and does not impose an injunction upon the Group Companies.

10.11.3.	Without prejudice to Clause 10.11.1, if the Sellers do not give notice in accordance with Clause 10.11.2, then until the earlier of such time as the Sellers

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give notice as contemplated by Clause 10.11.2 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the third party claim, the following shall apply:

a.
the Purchaser shall, and shall procure that the relevant Group Companies shall, keep the Sellers informed in all reasonable detail of the progress of and any relevant development in relation to the third party claim and reasonably consult with the Sellers in relation to the conduct of the third party claim, including any appeal, dispute, compromise or defence in relation thereto;

b.
procure that no relevant Group Company shall cease to defend the third party claim or make any admission of liability, agreement or compromise in relation to the third party claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed.

11.	DUE DILIGENCE INVESTIGATION / AWARENESS OF CLAIMS

11.1.	The Purchaser acknowledges and confirms that:

a.	it is a professional party and has with the help of specialist professional advisors:

(i)
performed an investigation with respect to the Shares, the Business, and the Group Companies and their respective assets, liabilities and prospects, consisting of a review of the Disclosed Information, including the Data Room of which a DVD is attached as Schedule 11.1.a (the "Data Room") and the disclosure letter attached as Schedule 11.1.a(ii) (the "Disclosure Letter"), attendance at the Management Presentations and access to the management of the Group; and

(ii)
had sufficient opportunity to raise with the Sellers all issues that it deemed relevant and/or important in connection with its decision to enter into this Agreement and the Transaction and has received responses to any issues raised.

11.2.	The Sellers shall have no obligation to update any (part of the) Disclosed Information as of the Signing Date.

12.	PURCHASER'S WARRANTIES

12.1.	The Purchaser warrants (garandeert) to the Sellers that the Purchaser's Warranties set out in Schedule 12.1 are true and accurate at the Signing Date and will be true and accurate at Completion.

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12.2.	The Purchaser shall fully indemnify the Sellers and shall hold the Sellers harmless from and against any Loss by any of them as a result of a breach of this Agreement by the Purchaser.

13.	ESCROW AGREEMENTS

13.1.	Escrow Agreement

13.1.1.
As security for the due fulfilment of the obligations of the Sellers under this Agreement, the Sellers shall on the Completion Date provide the Purchaser with a escrow agreement, substantially in the form as attached as Schedule 13.1 (the "Escrow Agreement"), whereby the amount of EUR 2,000,000 (two million euros) (the "Escrow Amount") shall be transferred to the escrow account (the “Escrow Account”) in accordance with the terms of this Agreement. The Escrow Agreement shall expire twenty four (24) months after the Completion Date, if and to the extent no claims have been made by the Purchaser against the Sellers.

13.1.2.
To the extent that any portion of the Escrow Amount is used to satisfy any obligation of the Sellers under this Agreement in respect of a claim for Additional Leakage or corrected Leakage, the Sellers shall immediately following payment from the Escrow Amount replenish the Escrow Account with a corresponding amount.

13.2.	Tax Escrow Agreement
As additional security for the due fulfilment of the obligations of the Sellers under Schedule 8 and paragraph 7 (Sellers' Warranties - Tax) of Schedule 7.2 of this Agreement, the Sellers shall on the Completion Date provide the Purchaser with an additional escrow agreement, substantially in the form as attached as Schedule 13.2 (the "Tax Escrow Agreement"), whereby the amount of EUR 2,000,000 (two million euros) (the "Tax Escrow Amount") shall be transferred to the escrow account (the “Tax Escrow Account”) in accordance with the terms of this Agreement. The Tax Escrow Agreement shall expire on 15 December 2016, if and to the extent no claims have been made by the Purchaser against the Sellers under Schedule 8 or paragraph 7 (Sellers' Warranties - Tax) of Schedule 7.2.

13.3.	Assignment of Escrow Agreement and Tax Escrow Agreement
The Sellers shall be entitled to assign and transfer the obligation to provide the Purchaser with the Escrow Agreement and the Tax Escrow Agreement to an entity designated by them prior to Completion, and shall be entitled to assign and transfer their rights and obligations under the Escrow Agreement and the Tax Escrow Agreement to an entity designated by them following Completion. Following such assignment, the Sellers shall no longer have any rights or

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obligations in this respect, unless the assignee is in breach of any obligations under the Escrow Agreement or Tax Escrow Agreement, in which case the Sellers will not be relieved from their obligations under these agreements. The Purchaser will provide its full and timely cooperation for such assignment and transfer. An agreed form of assignment agreement is attached hereto as Schedule 6.6.7.

14.	RESTRICTIVE COVENANTS
Schedule 14 (Restrictive Covenants) sets out the restrictive covenants agreed between the Parties.

15.	CONFIDENTIALITY

15.1.	No Party shall disclose or use any information regarding or in relation to the Agreement or the business of any other Party or any of its Affiliates, except:

a.
to the extent required by applicable Law or stock exchange regulations or any governmental authority and, to the extent reasonably possible, after consultation with the other Party about the timing and content of such disclosure, it being understood that the ultimate parent company of the Purchaser is obligated to file a copy of this Agreement (including Schedule B (Corporate Chart), Schedule 1.1 (Definitions), Schedule 7.2 (Sellers Warranties), Schedule 8 (Tax), Schedule 12.1 (Purchaser’s Warranties), Schedule 13.1 (Escrow Agreement), Schedule 13.2 (Tax Escrow Agreement) and Schedule 14 (Restrictive Covenants)) with the SEC and that it may do so without being in breach of its obligations under this Agreement;

b.
for the Sellers, to those individuals or corporate bodies within their respective Affiliates or within the Group who or which need to be informed of the Transaction for the purpose of complying with applicable governance regulations;

c.	to professional advisors bound by a duty of confidentiality, to the extent necessary for any lawful purpose;

d.	to the extent that the information is public knowledge without a breach of this Agreement having occurred;

e.	as required to conduct the defence of a claim of a third party or to initiate or conduct any dispute on the basis of, and in accordance with, this Agreement; and/or

f.
for public announcements, as agreed between the Parties to advise the press, employees, customers, suppliers or agents of the Group of the acquisition of the Shares and the Business, as further set out in Clause 4.5.

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15.2.
If, in connection with the business or affairs of the Group, the Sellers shall have obtained trade secrets or other confidential information belonging to a third party under an agreement purporting to bind the Group which contained restrictions on disclosure the Sellers will not at any time infringe such restrictions.

15.3.
As a sale process was organised with regard to the sale of the Shares, certain third parties have received confidential information regarding the Group, on the basis of such party being bound to confidentiality. It is acknowledged and agreed by the Purchaser that no Seller shall be liable vis-à-vis the Purchaser in the event that any such third party breaches one or more of its confidentiality obligations and no Seller shall be obliged to take any action or exercise any rights in relation to any such breach, but the Sellers will reasonably cooperate with any related request from the Purchaser.

15.4.
The Sellers shall at the first request of the Purchaser assign any and all non-disclosure agreements, confidentiality agreements and similar agreements with other third parties relating to the Transaction so as to grant the Sellers the right to enforce the rights set out in these agreements vis-à-vis such third parties.

16.	SATOR NAME

16.1.
The Sellers shall not at any time from the Completion Date, in relation to any trade or business undertaken by them, use any brand name, trade name or trademark used by Group Companies, or any brand name, trade name or trademark which is reasonably likely to be confused with any brand name, trade name or trademark used by Group Companies at the date hereof.

16.2.
The Sellers shall, as soon as reasonably possible after the Completion Date, but no later than two (2) months after the Completion Date, change their statutory name to another name which does not incorporate the word “Sator” or which is confusingly similar to the “Sator” name.

17.	MISCELLANEOUS

17.1.	Notices
All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent to the following addressees, either by prepaid registered mail (with return receipt requested) or courier providing proof of delivery, unless and until a Party notifies the other Party in accordance with this Clause 17.1 of another address in the Netherlands:
If to H2 Sator B.V.:
H2 Sator B.V.
Attn: the Board

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Oosteinde 19
1017 WT Amsterdam
The Netherlands

If to Holding Sator Management B.V.
Holding Sator Management B.V.
Attn: the Board
Riederhagen 5
2993 XE Barendrecht
The Netherlands

If to Coöperatieve H2 Sator U.A.:
Coöperatieve H2 Sator U.A.
Attn: the Board
Oosteinde 19
1017 WT Amsterdam
The Netherlands

If to the Purchaser:
LKQ Netherlands B.V.
Attn: the Board
's-Gravelandseweg 379
3125 BJ Schiedam
The Netherlands

With a copy to:
LKQ Corporation
Attn: General Counsel
500 W. Madison Street
Suite 2800
Chicago IL 60661
USA

17.2.	Assignment
No Party may assign all or any part of its rights arising under this Agreement to any Person without the prior written consent of the other Parties. In the event of an assignment to an Affiliate, such consent shall not be unreasonably withheld or delayed and the assigning Party shall in any case remain jointly and severally liable with the assignee. Upon such assignee ceasing to be an Affiliate, the

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relevant Party having made the assignment shall procure that the rights so assigned shall be reassigned to it by such assignee.

17.3.	Costs and expenses
Each Party shall bear its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement, provided that all costs associated with the Notary (including the execution of the Deed of Transfer) shall be exclusively borne by the Purchaser.

17.4.	Entire agreement
This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter. The Purchaser waives all rights it may have under Title 1 of Book 7 of the Dutch Civil Code in relation to this Agreement and the Transaction.

17.5.	Amendment
Any amendment or variation of this Agreement is not valid unless it is agreed between all Parties in writing. Each Party waives its right to seek amendment of this Agreement in court or in any other manner.

17.6.	Partial invalidity
If any provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of such provision and this Agreement.

17.7.	No rescission / nullification
Each Party hereby waives the right:

b.
to rescind (ontbinden), nullify (vernietigen) or otherwise terminate or amend this Agreement in whole or in part by way of an out-of-court declaration (buitengerechtelijke verklaring) or in any other manner; and/or

c.	to seek the rescission (ontbinding) or nullification (vernietiging) or amendment in whole or in part of this Agreement in court.

17.8.	Counterparts
This Agreement may be entered into by a Party by way of executing a separate counterpart, but it shall not be effective until each Party has executed at least

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one counterpart. Each counterpart, when executed, shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

18.	GOVERNING LAW AND DISPUTE SETTLEMENT

18.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

18.2.
Except as otherwise provided in this Agreement, all disputes arising out of or in connection with this Agreement shall, if no amicable settlement can be reached between the Parties in two weeks, in first instance be exclusively submitted to the competent courts in Amsterdam.

18.3.
For the purpose of this Agreement, including for the serving of any litigation documents in connection with this Agreement, the Parties elect to have their domiciles at the addresses referred to in Clause 17.1.

- Signature page to follow –

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Signature page – Project CarCare SPA

Thus agreed upon and executed.

/s/ P.H.L. KALVERBOER	/s/ P.H.L. KALVERBOER
H2 SATOR B.V.	COOPERATIEVE H2 SATOR U.A.
By: P.H.L. Kalverboer	By: P.H.L. Kalverboer
Function: Director	Function: Director
Date: 23/4/2013	Date: 23/4/2013
Place: Amsterdam	Place: Amsterdam

/s/ M.T. WELLING	/s/ J.P. KRUIJER
HOLDING SATOR MANAGEMENT B.V.	HOLDING SATOR MANAGEMENT B.V.
By: M.T. Welling	By: J.P. Kruijer
Function: Director	Function: Director
Date: 23-04-2013	Date: 23-04-2013
Place: Schiedam	Place: Schiedam

/s/ J.S. QUINN
LKQ NETHERLANDS B.V.
By: J.S. Quinn
Function: Director
Date: April 23, 2013
Place: Chicago

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Schedule 1.1
Definitions

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SCHEDULE 1.1 DEFINITIONS
In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Accounts
the audited accounts of the Company as at the Accounts Date consisting of the consolidated accounts of the Group Companies as at the Accounts Date, consisting of the consolidated balance sheet of the Company as at the Accounts Date and the consolidated profit and loss account of the Company for the financial period ending on the Accounts Date, including the explanatory notes, the directors' report and the auditor's opinion, as attached hereto as Schedule 10.7.1.a;

Accounts Date	means 31 December 2012;
Additional Leakage	means any Leakage determined in excess of the Leakage set out in the Leakage Notice;
Affiliates
an "Affiliate" of any person means any other person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and for these purposes "controlling person" means any person who controls any other person; "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person whether through the ownership of securities, by contract or agency or otherwise; and for these purposes the term "person" is deemed to include a company and a partnership; for the avoidance of doubt, "Affiliate" includes shareholders holding an interest of at least 50%, subsidiaries (dochtermaatschappijen) and group companies (groepsmaatschappijen) within the meaning of Sections 2:24a and 2:24b respectively of the Dutch Civil Code;

Agreement	this share purchase agreement;
Business	has the meaning given in Recital B;
Business Day	any day (other than a Saturday or a Sunday) on which banks are open for normal banking business in the Netherlands;

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Company	has the meaning given in Recital A;
Completion	has the meaning given in Clause 2.2;
Completion Agenda	has the meaning given in Clause 5.3.a;
Completion Date	has the meaning given in Clause 2.2;
Confidentiality Agreement	has the meaning given in Recital D;
Data Room
the electronic data room made available to the Purchaser and its advisors (i) during the period starting February 6, 2013 and ending February 28, 2013, containing information and documents in relation to the Shares, the Business, the Group and its assets and liabilities (including the questions raised and answers provided in relation to the Due Diligence Investigation), and (ii) during the period from March 1, 2013 to March 28, 2013, containing additional information, the contents of which data room are stored on the DVD as attached hereto as Schedule 11.1.a;

Deed of Transfer	has the meaning given in Clause 2.2, and will be executed substantially in the form attached as Schedule 2.2;
Disclosed Information	means the Data Room, the Vendor Due Diligence Reports, the Management Presentations, this Agreement and the Schedules and Annexes thereto (including for the avoidance of doubt, the Disclosure Letter);
Disclosure Letter	the letter from the Sellers which is of the same date as this Agreement (attached hereto as Schedule 11.1.a(ii)) and which qualifies and limits the Sellers' Warranties;
Draft Leakage Notice	has the meaning given in Clause 3.2.1;
Due Diligence Investigation	the Purchaser's due diligence investigation as described in Clause 11;
Effective Date	has the meaning given in Clause 2.3;
Employees	means the employees of the Group Companies;
Encumbrance
means any mortgage, assignment of receivables, debenture, lien, charge, restriction, pledge, claim, title retention, right to acquire, (security) interest, conversion right, option, right or pre-emption or right of first refusal, usufruct (“vruchtgebruik”), third party right or interest, limited right (“beperkt recht”) or any other encumbrance, attachment (“beslag”) or (security) interest or any other type of preferential arrangement having similar effect;

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Equity Value	has the meaning given in Clause 2.4;
Escrow Account	has the meaning given in Clause 13.1;
Escrow Agreement	has the meaning given in Clause 13.1;
Escrow Amount	has the meaning given in Clause 13.1;
Existing Financing Facilities
means the following financing facilities:
d.     ABNAMRO Bank NV:
o    Long Term: Term Loan Facilities A & B;
o    Short term: Current account facility (maximum €17.000.000);
e.    ABNAMRO Commercial Finance BV:
o    Current account facility (maximum € 20.500.000);
f.    BNP Paribas Fortis Factor NV:
o    Current account facility (maximum € 12.000.000); and
g.    BNP Paribas Factor SA:
o    Current account facility (maximum € 10.000.000);

Fairly Disclosed
means disclosed in sufficient detail to enable a reasonably acting purchaser with the assistance of professional advisers to make a reasonably informed assessment of the facts, matters or information concerned and their nature and effect; matters that appear from a prima facie review of the Disclosed Information shall in any event be deemed Fairly Disclosed;

Financing Banks	means ABN AMRO Bank N.V., ABN AMRO Commercial Finance B.V., BNP Paribas Fortis Factor NV and BNP Paribas Factor SA;
Group	has the meaning given in Recital B;
Group Companies	has the meaning given in Recital B, and each of them individually a "Group Company";

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H2 Equity Partners
means H2 Equity Partners B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 33227700;

Imprima Statement	has the meaning given to it in paragraph 19.2 (Information) of Schedule 7.2;
Independent Expert	has the meaning given in Clause 3.3.2;
Intellectual Property
means trademarks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world, including know-how, and where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

Law
any international, European Union, national (including, without limitation, U.S. state and/or federal law), state, provincial or local law, regulation, order, rule, statute, administrative order or treaty, or any other legal requirement;

Leakage
means any of the following items taking place in the period as of the Effective Date and up to and including the Completion Date, except for those specific items set forth in the definition of Permitted Leakage:
a.    any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of any share capital of any Group Company, in each case whether in cash or in kind, paid or made by any Group Company to and for the benefit of any of the Sellers or their Affiliates (excluding the Group Companies);
b.    any payments (including interest or fees, such as management fees of H2 Equity Partners or associated funds) made or agreed to be made to or on behalf of, or for the benefit of, any Seller or its Affiliates (excluding the Group Companies) by or on behalf of any Group

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Company (but excluding, for the avoidance of doubt, any payments related to commercial trading in the ordinary course of business between the Group and Unipart and/or any other commercial enterprise affiliated with H2 Equity Partners);
c.    any waiver (of claim) or forgiveness of any indebtedness or liability owed by any of the Sellers or their Affiliates (excluding the Group Companies) to any Group Company;
d.    any indebtedness or liability incurred by any of the Group Companies to any of the Sellers or their Affiliates (excluding the Group Companies) other than in the ordinary course of business between the Group and Unipart and/or any other commercial enterprise affiliated with H2 Equity Partners;
e.    any bonus (in cash or in kind) paid or payable to any director, employee, advisor or consultant of any of the Sellers or their Affiliates or any of the Group Companies incurred or reimbursed by, or charged to, any of the Group Companies, as an incentive to complete, or triggered by, the Transaction;
f.    any payments made, or costs (including legal fees), expenses or liabilities incurred, in relation to the settlement of the Nipparts Claim;
g.    any redemption, cancellation or purchase of shares, bonds, loans or other securities from, or return of capital to, any of the Sellers or its Affiliates (excluding the Group Companies) by any Group Company;
h.    any transfer or disposal of any asset, right or other benefit by any Group Company to a Seller or its Affiliates (excluding the Group Companies) except to the extent at arms' length conditions and in the ordinary course of business or otherwise in commercial trading in the ordinary course of business between the Group and Unipart and/or any other commercial enterprise affiliated with H2 Equity Partners;

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i.    any payments made, or costs, expenses or liabilities incurred, in relation to the (effectuation) of the Transaction, including but not limited to (i) fees and expenses of brokers and financial advisors, (ii) fees and expenses of other third parties, including but not limited to lawyers, auditors, notaries, tax advisors (iii) costs and expenses charged by any of the Sellers or any of their Affiliates in respect of the Transaction and (iv) prepayment penalties, termination fees, or other similar payment (except to the extent such payments, costs, expenses or liabilities are for the Purchaser's account pursuant to the terms of this Agreement); or
j.    any Tax Liability in respect of any of the items referred to in a. up to and including i. above, increased with Leakage Interest, whereby the Parties agree that any such amounts actually reimbursed to the Group Companies by or on behalf of the Sellers or any of their respective Affiliates (excluding the Group Companies) prior to Completion will not be considered Leakage;

Leakage Interest	means interest on each Leakage as of the day each Leakage was made, paid or incurred at 3%;
Leakage Tax Benefit
in respect of each Leakage item:
a.    the amount of any Tax (including VAT) recoverable or off-settable by any Group Company in connection with the Leakage item; plus
b.    such portion of the Leakage item which is deductible for Dutch corporate income Tax purposes multiplied by twenty-five percent (25%); minus
c.    the net effects after Tax of any advisory fees reasonably and actually incurred by the Group in connection with the Leakage Tax Benefit obtained in connection with the relevant Leakage item;

Leakage Notice	has the meaning given in Clause 3.2.1;
Loss
has the meaning defined in articles 6:95 and 6:96 of the Dutch Civil Code, including in the event of a breach of the Sellers’ Warranties, the cash amount necessary to put the Purchaser (or at the option of Purchaser, the relevant Group Company) in a position similar to the position the Purchaser or such Group Company would have been in without the relevant breach; it being understood that (i) no EBIT(DA) or similar multiple or other valuation principles used by the Purchaser in calculating the Purchase Price shall be applied with a view to calculating the Losses, (ii) recurring losses can be claimed as a Loss, (iii) Losses shall not be reduced or set-off by any currently available Tax loss carry forward (“compensabele verliezen”);

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Management Presentations	the presentations given by or on behalf of the management of the Group on 28 January 2013;
Net Additional Leakage Amount	has the meaning given in Clause 3.3.1;
Net Leakage Amount	means the Leakage less the Leakage Tax Benefit in respect of the Leakage;
Net Permitted Leakage Amount	means the Permitted Leakage less any related Tax Benefit in respect of the Leakage;
Nipparts Claim	has the meaning given in Clause 6.6.1;
Nipparts Claim Proceeds	has the meaning given in Clause 6.6.1;
Notary	J.C.C. Paans or any civil law notary (notaris) at Baker & McKenzie Amsterdam N.V. or such civil law notary's substitute;
Notary Letter	has the meaning given in Clause 5.3.a;
Notary's Account	means the notary account (“Kwaliteitsrekening Notariaat Rekening”) of Baker & McKenzie Amsterdam N.V., with ABN AMRO Bank N.V., account number: 54.31.72.201, IBANCODE NL72 ABNA 0543172201;
Parties	has the meaning given in the preamble of this Agreement;
Permitted Leakage
means any payments and/or costs incurred in connection with:
-    the amounts payable upon effectuation of the Transaction in relation to corporate finance advisory fees, management fees for H2 Equity Partners, an amount of EUR 48,000 in management fees payable to Dryas B.V. (Mr Roggeveen), and/or management incentive fees (i.e. any transaction-related incentive fees payable to Senior Management);
-    an amount of EUR 3,750,000 in dividends, distributed to the Sellers in 2013;
-    advisory costs incurred in connection with the Nipparts litigation;
-    Data Room provider advisory costs;
-    advisory costs incurred in connection with the preparation of the Vendor Due Diligence Report;
-    legal advisory costs;
-    prepayment penalties, termination fees, or other similar payments in connection with the termination of the Existing Financing Facilities;

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Purchase Price	has the meaning given in Clause 2.4;
Purchaser	has the meaning given in the preamble of this Agreement under IV;
Purchaser's Group	the Purchaser and its Affiliates (including, as from Completion, each Group Company), including each of their employees, representatives, agents or successors in title;
Purchaser's Warranties	the Purchaser's warranties as set out in Schedule 12.1;
Qualifying Claim	has the meaning given in Clause 10.3.a;
Refinancing Amounts	has the meaning given in Clause 2.6.3;
Seller A	has the meaning given in the preamble of this Agreement under I;
Seller B	has the meaning given in the preamble of this Agreement under II;
Seller C	has the meaning given in the preamble of this Agreement under III;
Sellers	means the Parties so designated in the preamble of this Agreement and each of them a "Seller";
Sellers’ Guarantees	has the meaning given in Clause 6.5;
Sellers' Warranties	the warranties as set out in Clause 7.1 and in Schedule 7.2, and each of them a "Sellers' Warranty";

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Senior Management	means the management board (statutaire directie) of the Company (i.e. Mr. M.T. Welling and Mr. J.P. Kruijer), and the Group's interim-CEO Mr A. Roggeveen;
Shares	has the meaning given in Recital A;
Signing Date	means the date of this Agreement;
Tax Authority	any local or national authority in any jurisdiction having the power to impose or collect Tax;
Tax Benefit	has the meaning given in Clause 4 of Schedule 8;
Tax Escrow Account	has the meaning given in Clause 13.2;
Tax Escrow Agreement	has the meaning given in Clause 13.2;
Tax Escrow Amount	has the meaning given in Clause 13.2;
Tax Issue	has the meaning given in Clause 7.1 of Schedule 8;
Tax Liability	a liability of any Group Company for any Tax, including for the avoidance of doubt, non-recoverability of VAT;
Tax Refund
a right to, or receipt of, a rebate, refund or repayment in respect of Tax from any Tax Authority in respect of any period up to the Effective Date, provided such right or receipt has not been included in the Accounts;

Tax or Taxation
any and all forms of taxation, social security charges, duties, imposts and other levies of whatever nature, including income tax, corporate income tax, capital tax, wage tax, real property tax, transfer tax, registration tax, value added tax, stamp duty, national social security contributions and employee social security contributions, customs and excise duties, environmental taxes and duties, dividend withholding tax, including any interest, penalties, surcharges, fines or other additions thereto separately or jointly due, payable, levied, imposed upon or claimed to be owned in any relevant jurisdiction, whether directly payable to any relevant Tax Authority or payable pursuant to any relevant tax sharing arrangement or agreement (including tax unity obligations and tax sharing agreements);

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Transaction	has the meaning given in Recital F;
Unipart	has the meaning given in Clause 6.7;
Vendor Due Diligence Report
the vendor due diligence report (and addendum thereto) of Deloitte Transaction Services (Financial, Tax and Pension) including the schedules and annexes thereto dated 3 January 2013 and 7 February 2013, respectively;

W&I Insurance Company	mean Pembroke Syndicate 4000 at Lloyd's;
W&I Insurance Policy
means the insurance policy issued by the W&I Insurance Company, with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser in relation to any breach of the Sellers' Warranties or the Tax indemnity included in Schedule 8, and which policy has been attached to this Agreement as Schedule 2.7.1;

W&I Insurance Premium
means the insurance premium including taxes and fees, which shall be deducted from the Purchase Price and paid for by the Notary, as detailed in the Notary Letter in connection with the W&I Insurance Policy, the invoice (or cost confirmation) relating to which has been attached to this Agreement as Schedule 2.7.1 and details included in the Notary Letter.

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Schedule 2.2
Deed of Transfer

Baker & McKenzie Amsterdam N.V.
Attorneys at law, Tax advisors
and Civil-law notaries

P.O. Box 2720
1000 CS Amsterdam
The Netherlands

Tel: +31 20 551 7555
www.bakermckenzie.nl

2013.000258.01.02/JPA/KOB

Draft dated April 22, 2013

For discussion purposes only

TRANSFER OF SHARES
SATOR BEHEER B.V.

On this day, [     ], appeared before me, Johannes Comelis Christiaan Paans, civil-law notary in Amsterdam, the Netherlands (the "notary"):

1.
Mr. Patrick Henricus Lambertus Kalverboer, born in Rotterdam, the Netherlands, on the fourth day of August nineteen hundred and seventy-two, holder of a Dutch passport with number NP5JK2PF6, residing at [     ], married, acting as sole managing director of- and as such duly representing- Kalverboer Holding B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Palmgracht 35, 1015 HK Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 08054040, which company in tum acting as sole managing director of- and as such duly representing- Kalverboer Management B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Palmgracht 35, 1015 HK. Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 34261700, which company in tum is acting as managing director with sole representative authority of- and as such duly representing- H2 Equity Partners B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Oosteinde 19, 1017 WT Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 33227700, which company in turn is acting as sole managing director of-and as such duly representing:

Execution version

a.
H2 Sator B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Oosteinde 19, 1017 WT Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 34341144 (the "Transferor A");

b.
H2 Equity Partners Management Fund III B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Oosteinde 19, 1017 WT Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 34261736, which company in tum is acting as sole managing director of-and as such du1y representing:

Cooperatieve H2 Sator U.A., a cooperative with exclusion of liability organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at Oosteinde 19, 1017 WT Amsterdam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 34373652 (the "Transferor B");

2.     Mr. Marc Titus Welling, born in Bussum, the Netherlands, on the eighteenth day of

March nineteen hundred and sixty-six, holder of a Dutch passport with number NWD85D680, residing at Riederhagen 5, 2993 XE Barendrecht, the Netherlands, not married, acting as:
a.     sole managing director of-and as such du1y representing-Firmare B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in Barendrecht, the Netherlands, with office address at Riederhagen 5, 2993 XE Barendrecht, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 24477223, which company in turn is acting as managing director with sole representative authority of-and as such together with Mr. Johannes Petrus Kruijer, mentioned hereafter, duly representing-Holding Sator Management B.V., a private company with limited liability organized and existing under the laws of the Netherlands, having its corporate seat in

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Schiedam. the Netherlands, with office address at Riederhagen 5, 2993 XE Barendrecht, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 24481004 (the "Transferor C");

b.
managing director with joint representative authority of-and as such together with Mr. Johannes Petrus Kruijer, mentioned hereafter, duly representing- Sator Beheer B.V., a private company with limited liability, organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at 's Gravelandseweg 379, 3125 BJ Schiedam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number

34341147 (the "Company");

3.     Mr. Johannes Petrus Kruijer, born in Haarlem, the Netherlands, on the twenty-eighth day of August nineteen hundred and sixty-two, holder of a Dutch passport with number NM72CD1F9, residing at Wilhelminalaan 4, 2171 CS Sassenheim, municipality of Teylingen, the Netherlands, married, acting as:

a.	managing director with joint representative authority of-and as such together with Mr. Marc Titus Welling, aforementioned, duly representing - the Company;

b.	as managing director with sole representative authority of-and as such together with Finnare B.V., aforementioned, duly representing -the Transferor C;
4.     [Baker & McKenzie lawyer]

here acting upon a written power of attorney granted by:

LKQ Netherlands B.V., a private company with limited liability, organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with office address at 's-Gravelandseweg 379, 3125 BJ Schiedam, the Netherlands and registered with the Trade Register of the Chambers of Commerce under number 57731306 (the "Transferee").
Transferor A, Transferor B and Transferor C hereafter collective referred to as the

"Transferors" and each individually as a "Transferor".

The existence of the power of attorney to the appearing person sub 4 appears from one (1)

private instrument attached to this deed.

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Execution version

The appearing persons, acting as aforementioned, declared:

I.     DESCRIPTION OF THE SHARES AND INTENDED TRANSACTION:

1.
The Transferors are jointly the holders of the entire issued share capital of the Company, consisting of twenty thousand nine hundred and forty-two (20,942) ordinary shares in the issued share capital of the Company, numbered 1 up to and including 20,942, with a nominal value of one euro (EUR 1.00) each and ten thousand (10,000) preferred shares in the issued share capital of the Company, numbered P1 up to and including P10,000, with a nominal value of one eurocent (EUR 0.01) each (collectively: the "Shares"), which Shares are divided between the Transferors as follows:

a.     the Transferor A is the holder of seventeen thousand three hundred and eighty-one (17,381) ordinary shares in the issued share capital of the Company, numbered 1 up to and including 17,381, with a nominal value of one euro
(EUR 1.00) each and ten thousand (10,000) preferred shares in the issued share capital of the Company, numbered P1 up to and including P10,000, with a nominal value of one eurocent (EUR 0.01) each (collectively the "Shares A");

b.
the Transferor B is the holder of two thousand and forty-two (2,042) ordinary shares in the issued share capital of the Company, numbered 17,801 up to and including 18,981 and 20,001 up to and including 20,861, with a nominal value of one euro (EUR 1.00) each (the "Shares B"); and

c.     the Transferor C is the holder of one thousand five hundred and nineteen

(1,519) ordinary shares in the issued share capital of the Company, numbered

17,382 up to and including 17,800, 18,982 up to and including 20,000 and

20,862 up to and including 20,942, with a nominal value of one euro (EUR

1.00) each (the "Shares C").

2.	On [ ] the Transferors and the Transferee entered into a sale and purchase agreement (the "Agreement").
Pursuant to the Agreement the Transferors are obliged to, among other things, transfer the Shares to the Transferee, which transfer the Transferors and the Transferee wish to effectuate by this deed.
A copy of the Agreement is attached to this deed.

II.     ACQUISITION OF THE SHARES

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Execution version

a.     The Transferor A acquired the Shares A as follows:

sixteen thousand (16,000) ordinary shares in the Company's issued share capital and two thousand (2,000) preferred shares in the Company's issued share capital, pursuant to a share issue by the Company's deed of incorporation executed before W.A. Groen, civil-law notary in Amsterdam, on the twenty-seventh day of May two thousand and nine, which sixteen thousand (16,000) ordinary shares are converted into sixteen thousand (16,000) ordinary class A shares, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A. Groen, civil-law notary in Amsterdam, on the sixth day of July two thousand and nine, which ordinary class A shares are converted into sixteen thousand (16,000) ordinary shares numbered 1 up to and including 16,000, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A. Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen;
inter alia one thousand three hundred and eighty-one (1,381) ordinary class A shares in the Company's share capital pursuant to a share issue by a notarial deed of issuance of shares executed before W.A Groen, civil-law notary in Amsterdam, on the sixth day of July two thousand and nine, which one thousand three hundred and eighty-one (1,381) ordinary class A shares are converted into one thousand three hundred and eighty-one (1,381) ordinary shares numbered 16,001 up to and including 17,381, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A. Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen; and
eight thousand (8,000) preferred shares in the Company's share capital pursuant to a share issue by a notarial deed of issuance of shares executed before W.A. Groen, civil-law notary in Amsterdam, on the sixth day of July two thousand and nine.

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Execution version

b.     The Transferor B acquired the Shares B as follows:

eight hundred and sixty-one (861) ordinary class A shares in the Company's issued share capital pursuant to a share transfer by a notarial deed of sale, purchase and transfer of shares, executed before W.A Groen, civil-law notary in Amsterdam, on the first day of March two thousand and eleven, which eight hundred and sixty-one (861) ordinary class A shares are converted into eight hundred and sixty-one (861) ordinary shares, numbered
20,001 up to and including 20,861 pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen; and
one thousand one hundred and eighty-one (1,181) ordinary shares, numbered

17,801 up to and including 18,981 in the Company's issued share capital pursuant to a share transfer by a notarial deed of sale, purchase and transfer of shares, executed before W.A Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen.
c.     The Transferor C acquired the Shares C as follows:

inter alia one thousand and nineteen (1,019) ordinary class A shares in the Company's issued share capital pursuant to a share transfer by a notarial deed of sale, purchase and transfer of shares, executed before a substitute of W.A Groen, civil-law notary in Amsterdam, on the thirty-flrst day of December two thousand and nine, which one thousand and nineteen (1,019) ordinary class A shares are converted into one thousand and nineteen (1,019) ordinary shares numbered 18,982 up to and including 20,000, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen;
eighty-one (81) ordinary class A shares in the Company's issued share capital pursuant to a share transfer by a notarial deed of sale, purchase and transfer of shares, executed before W.A Groen, civil-law notary in Amsterdam, on

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Execution version

the first day of March two thousand and eleven, which eighty-one (81) ordinary class A shares are converted into eighty-one (81) ordinary shares numbered
20,862 up to and including 20,942, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A. Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen; and
four hundred and nineteen (419) ordinary class A shares in the Company's issued share capital pursuant to a share transfer by a notarial deed of transfer of shares, executed before a substitute of W.A. Groen, civil-law notary in Amsterdam, on the seventh day of July two thousand and eleven, which four hundred and nineteen (419) ordinary class A shares are converted into four hundred and nineteen (419) ordinary shares numbered 17,382 up to and including 17,800, pursuant to an amendment to the Company's articles of association, as laid down in a notarial deed of amendment to the Company's articles of association, executed before W.A. Groen, civil-law notary in Amsterdam, on the twelfth day of February two thousand and thirteen.

III.     TRANSFER AND PURCHASE PRICE
1.     a. The Transferor A hereby transfers the Shares A to the Transferee, who hereby accepts the transfer of the Shares A, all in accordance with the provisions of the Agreement and of this deed.

b.	The Transferor B hereby transfers the Shares B to the Transferee, who hereby accepts the transfer of the Shares B, all in accordance with the provisions of the Agreement and of this deed.

c.	The Transferor C hereby transfers the Shares C to the Transferee, who hereby accepts the transfer of the Shares C, all in accordance with the provisions of the Agreement and of this deed.

2.	With respect to the purchase price for the Shares and the payment method, reference is made to the Agreement and a funds flow letter, copies of which are attached to this deed.

IV.     TRANSFER RESTRICTIONS

Since all shareholders of the Company are party to this deed and hereby grant their

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Execution version

consent to the transfer of the Shares, the transfer restrictions laid down in the Company's articles of association are complied with.

V.     PROVISIONS

The present transfer of the Shares takes place under the following provisions: Article 1
Each of the Transferors, severally and not jointly (niet hoofdelijk) represents, warrants and undertakes (verklaart, staat er voor in en garandeert) to the Transferee, with respect to the shares the respective transferor is transferring by this deed, all within the limitations and qualifications as set forth in the Agreement and without limiting, broadening or adding to the scope of the Agreement:
a.     The Shares are validly acquired by the Transferors as described above.
b.     The Transferors have the legal authority to transfer the Shares.
c.     The Shares are fully paid up.

d.	The Shares represent one hundred percent (100.00%) of the Company's issued share capital.

e.	The Shares are not encumbered with any usufruct (vruchtgebruik) or right of pledge (pandrecht).
f.     The Shares are not encumbered with any attachment.

g.     There are no depositary receipts issued in respect of the Shares.

h.     The Shares are not shares as mentioned in article 4 of the Legal Transactions

(Taxation) Act (Wet op belastingen van rechtsverkeer).

i.	The right of the Transferors to the Shares is unconditional and is not subject to any termination (ontbinding) or annulment (vernietiging).

j.	No persons exist who have any options, claims or other rights outstanding to acquire any issued or unissued shares in the Company's capital stock.
k.     No persons exist who may claim dividends, or any other distributions from the

Company. Article 2
The Shares are for the account of the Transferee as of the first day of January two thousand and thirteen, such in accordance with the Agreement.
Article 3

Subject to any contrary provision in this deed, the parties shall be bound by any other

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Execution version

agreements made between them prior to the signing of this deed with respect to the present transfer (for the avoidance of doubt including the Agreement), on the understanding that dissolving conditions can no longer be invoked and conditions precedent shall be considered to have been satisfied.

VI.     DECLARATION BY THE COMPANY

The Company declares to acknowledge the present share transfer and to cause the required notes to be entered into the shareholders' register.

VII. THE NOTARY

The notary is a civil-law notary affiliated with Baker & McKenzie Amsterdam N.V., the firm of the external legal advisors of Transferee. With reference to the Regulations concerning professional Rules and Rules of Conduct (Verordening beroeps- en gedragsregels) of the Royal Notarial Professional Organisation (Koninklijke Notariele Beroepsorganisatie), all parties to this deed expressly acknowledge and agree that the notary and Baker & McKenzie Amsterdam N.V. may advise and act on behalf of the Transferee with respect to this deed and any other agreement and/or dispute related to or resulting from this deed and/or any other agreement.

VIII. FINAL PROVISIONS

The underlined headings in this deed have been included for ease of reference only. The appearing persons are known to me, notary,

WITNESSETH THIS DEED,

the original of which was drawn up and executed in Amsterdam, the Netherlands on the date in the first paragraph of this deed. The substance of this deed was stated and clarified to the appearing persons. The appearing persons declared to have taken note of the content of this deed timely before its execution, agreed to its content and did not require a full reading of this deed. Subsequently, after limited reading in accordance with the law, this deed was signed by the appearing persons and me, notary.

9

Schedule 2.6.3
W&I Insurance Policy

Pembroke

SYNDICATE 4000
Warranty and Indemnity liability Insurance Policy for Buyers

Pembroke Syndicate 4000 at Lloyd's Policy Number: 50373C13AA.
(herein called "the Underwriters")

Declarations

Item 1. Policyholder (name and address):
LKQ NETHERLANDS B.V., a private company with limited !iability (bes/oten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 57731306

Item 2. Agreement:
AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF Sator Beheer B.v. named in the agreement dated 23
April 2013

Item 3. Tax Covenant:
The tax covenant set out at Schedule 8 to the Agreement

Item 4. Limitation Clause:

Clause 10.4 of the Agreement.

Item 5. Policy Period for Included Non-Tax Warranties and Title Warranties:
For Title Warranties, from 23 April 2013 to May 1, 2018 both days inclusive
For all other Included Non-Tax Warranties, from 23 April 2013 to
November 1, 2014 both days inclusive. United Kingdom time.

Item 6. Policy Period for Included Tax Warranties and Included Tax Indemnities:

From 23 April 2013 to May 1, 2018 both days inclusive.
United Kingdom time.

Item 7. Policy Period Limit of Liability: €20,000,000

Item 8. Aggregate Excess for the Policy Period: €2,000,000

Item 9. Targets:
Sator Beheer B.V. and the Subsidiaries as defined in the Agreement.

Item 10. Team Members:
Walter Hanley, Senior Vice President of Development Victor Casini, Senior Vice President & General Counsel Vaughn Hooks, Vice President - Taxes

Item 11. Net Premium: €213,630 plus IPT of €42,726

Contents

Declarations	1
Insuring Clause	4
Definitions	4
Exclusions	7
Limit of Liability	7
Excess	8
Non-accumulation	8
Reporting, Notice and Other Conditions	8
Warrantor's Admission	9
Notice	9
Subrogation	9
Alteration and Assignment	10
Rights of Action and Position of Warrantor	10
Premium	10
Non-Avoidance	10
Termination	10
Choice of Law and Forum	11
Warranty and Indemnity Schedule	12

In consideration of payment of the premium and subject to the terms and conditions of this Policy, the Underwriters and the Policyholder agree as follows:

Insuring Clause

1.	Subject to receipt of the signed Signing No Claims Declaration and CloSing No Claims Declaration, in the event of a Breach Event, the Underwriters shall pay Insured Loss to the Policyholder.

Definitions

2. In this Policy the word 'person(s)" wherever t appears, means legal or natural person(s)
unless otherwise specified. When used in bold type in this Policy:

Actual Knowledge means actual personal knowledge and for the avoidance of doubt does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any advisor, broker or agents of the Policyholder.

Agreement means the agreement stated in Item 2 of the Declarations.

Breach Event means a breach, circumstance or event which is a Warranty Event or an Indemnity Event.

Claim means:

(a) a written demand;

(b)	a civil proceeding including third party proceeding, counterclaim or arbitration proceeding;

(c) a criminal proceeding; or

(d) a formal administrative or formal regulatory proceeding,

against the Policyholder or a Target

(i) the making of which shows that an Included Warranty has been breached; or

(ii)	the making of which shows that a circumstance or event has arisen which is covered by an Included Indamnity; or

(iii) containing any allegation in which, if substantiated, would show that an Included
Warranty has been breached; or

(iv)	containing any allegation in which, if substantiated, would constitute a circumstance or event covered by an Included Indemnity.

Closing No Claims Declaration means the closing no claims declaration in the form annexed at Appendix 2 to this Policy signed by or on behalf of the Policyholder and dated the date of Completion.

Completion means completion as provided for in the Agreement.

Damages means damages including any Defence Costs incurred, but:

(a)	not including punitive, exemplary or aggravated damages or the multiple portion of any multiplied damages award; and

(b) not including sums which the Policyholder is entitled to under any Price
Adjustment Provision.

Defence Costs means legal costs and expenses including disbursements reasonably incurred by or on behalf of the Policyholder, with the Underwriters' prior written consent (such consent not to be unreasonably withheld or delayed), in the defence of a Claim and appeals thereof. Defence Costs do not include any remuneration for the directors, officers, employees, or any other internal expenses of the Policyholder or any entity that directly or ind1rectlycontrols or is controlled by the Policyholder.

Disclosed has the same meaning as is defined in the Agreement.

Indemnity means an indemnity or covenant listed in Part C or Part 0 of the Warranty and Indemnity Schedule.

Included Indemnity means an Included Non-Tax Indemnity or an Included Tax Indemnity.

Included Non-Tax Indemnity means an indemnity or covenant marked as "Included" or "Included as re-written below" in Part D of the Warranty and Indemnity Schedule.

Included Non-Tax Warranty means a warranty marked as "Included" or "Included as re- written below" in Part A of the Warranty and Indemnity Schedule.

Included Tax Indemnity means an indemnity or covenant marked as "Included" or
"Included as re-written below" in Part C of the Warranty and Indemnity Schedule.

Included Tax Warranty means a warranty marked as "Included" or "Included as re-written below" in Part B of the Warranty and Indemnity Schedule.
Included Warranty means an Included Non-Tax Warranty or an Included Tax Warranty. Indemnity Event means a circumstance or event which:
(a) is covered by an Included Indemnity;

(b) arises before the end of the Policy Period; and

(c) the Policyholder first becomes aware of prior to the start of or during the Policy
Period.

Insured Loss means an amount equal to:

(a)
the Damages which the Policyholder is legally entitled to from a Warrantor on account of a Warranty Event plus the Damages which the Policyholder would, but for the Limitation Clause, be legally entitled to from a Warrantor on account of that Warranty Event; or

(b)
the amount which the Policyholder is legally entitled to from a Warrantor under an Included Indemnity on account of an Indemnity Event plus the amount which the Policyholder would,but for the Limitation Clause, be legally entitled to from a Warrantor under an Included Indemnity on account of that Indemnity Event, but does not include matters uninsurable under English law.

Limitation Clause means the provisions referred to in Item 4 of the Declarations.

Other loss means the damages which the Policyholder ls legally entitled to, or would be legally entitled to, from a Warrantor on account of a breach of a warranty contained in the Agreement which is not marked as "Included" in Column (2) of Part A or Part B of the Warranty and Indemnity Schedule.

Policyholder means the person stated in Item 1 of the Declarations. Policy Period means:

(a)
in relation to cover under this Policy for Insured loss relating to breach of an Included Non-Tax Warranty or relating to a circumstance or event which is covered by an Included Non-Tax Indemnity, the period of time stated in Item 5 of the Declarations; and

(b)
in relation to cover under this Policy for Insured loss relating to breach of an Included Tax Warranty or relating to a circumstance or event which is covered by an Included Tax Indemnity, the period of time stated in Item 6 of the Declarations.

Pollutants means any substance exhibiting any characteristic hazardous to the environment or having an adverse impact on the environment, including but not limited to solids, liquids, gaseous or thermal irritants, contaminants or smoke, vapour, soot, fumes, acids, alkalis, soil, chemicals and waste materials, air emissions, odour, waste water, oil, oil products, infectious or medical waste, asbestos, asbestos products and any noise.

Pollution means:

(a)	any actual, alleged or threatened exposure to, or generation, storage, transportation, discharge, emission, release, dispersal, escape, treatment, removal or disposal of, any Pollutants; or

(b)
any regulation, order, direction or request to test for, monitor, clean up, remove, contain, treat, detoxify or neutralise any Pollutants, or any action taken in contemplation or anticipation of any such regulation, order, direction or request.

Price Adjustment Provision means a term of the Agreement, or of any other agreement, which provides for an adjustment to the consideration, or to other sums receivable, provided by the Agreement, other than a term which provides that liability for a breach of a Warranty or for sums under an Indemnity shall reduce consideration.

Signing No Claims Declaration means the signing no claims declaration in the form annexed at Appendix 1 to this Policy signed by or on behalf of the Policyholder and dated on the date of inception of this Policy.

Target means an entity which is stated in Item 9 of the Declarations.
Tax Covenant means the document stated in Item 3 of the Declarations.
Team Member means a person who is stated in Item 10 of the Declarations.
Title Warranties means the warranties set out a clause 7.1 of the Agreement.
Warrantor means a person who has given an Included Warranty or Included Indemnity. Warranty means a warranty listed in Part A or Part B of the Warranty and Indemnity Schedule.

Warranty and Indemnity Schedule means the Warranty and Indemnity Schedule below.

Warranty Event means a breach of an Included Warranty which:

(a) occurs before the end of the Policy Period; and

(b) the Policyholder first becomes aware of prior to the start of or during the Policy
Period.

Exclusions

3.    The Underwriters shall not be liab!e for Insured Loss related to an amount of Damages, or an amount to which the Policyholder is entitled to under an Included Indemnity:

(a)
which would not arise without the existence of an agreement which amends or varies the Agreement or the Tax Covenant or which means the effect of the Agreement    or the Tax Covenant is other than it would be on its terms alone unless prior written consent has been obtained from the Underwriter (such consent not to be unreasonably withheld or delayed);

(b)	which represents loss suffered by the Policyholder which the Policyholder ought reasonably to have mitigated;

(c)	based upon, arising from or in consequence of any specific circumstance or event which is covered by an Indemnity and which arises from a specific circumstance Disclosed or event Disclosed;

(d)
based upon any Breach Event which any Team Member had Actual Knowledge of prior to commencement of the Policy Period and any event or circumstance which could reasonably be expected by the Team Member in light of their Actual Knowledge to lead to a Breach Event;

(e) based upon, arising from or in consequence of any actual or alleged Pollution;

(f)
based upon, arising from or in consequence of any actual or alleged tax liability which is the primary liability of, or properly attributable to, or due from any person or party other than (i) the Policyholder, (ii) Target or any subsidiary of the Target, (iii) any member of the Seller's Group, or (iv) any former employee of the Policyholder, Target or any subsidiary of the Target;

(g)	based upon, arising from or in consequence of any actual or alleged lack or inadequacy of funding or performance of any pension scheme or plan or employee benefit scheme or plan;

(h)
based upon, arising from or in consequence of any actual or alleged failure or inability to collect debt or receivables owing to the Target at Completion or failure to disclose any such debts or receivables.

(i)	based upon, arising from or in connection with the business or operations or activities of Vereniging Unigar, Vereniging Auto Partner and AP-United B.V.

Limit of Liability

4. The Underwriters' maximum liability for all Insured Loss on account of all Breach Events shall be the Policy Period Limit of liability stated in Item 7 of the Declarations.

Excess

5.
The Underwriters shall only be liable for Insured Loss once the total of all Insured Loss and all Other loss exceeds the Aggregate Excess for the Policy Period stated in Item 8 of the Declarations and then only to the extent that that total exceeds that Aggregate Excess.

Non-accumulation

6.
For the avoidance of doubt, in respect of all cover under this Policy all limits of liability and excesses shall apply on the basis that there is one Policy Period only, notwithstanding any setting out in the Declarations of different Policy Periods.

Reporting, Notice and Other Conditions

7.
A. The Policyholder shall:

(a)
give the Underwriters written notice of each and every breach, circumstance or event which is a Breach Event as soon as reasonably practicable after discovery, and in any event no later than 30 days, after discovery of it by the Policyholder or, if the Policyholder is an organization, by a director or officer, of the Policyholder;

(b)	give the Underwriters written notice of each and every Claim as soon as reasonably practicable, and in any event no later than 30 days, after the Claim has first been made;

(c)
give the Underwriters written notice of each and every breach, circumstance or event which, although not a Breach Event, could lead to erosion of any thresholds of liability or similar provisions in the Agreement or to erosion of the maximum liability of a Warrantor set out in the limitation Clause, as soon as reasonably practicable, and in any event no later than 30 days, after discovery of such breach, circumstance or event by the Policyholder or, if the Policyholder is an organisation, by a director, officer, employee or agent of the Policyholder;

(d)
give to the Underwriters all such co-operation and information as the Underwriters may reasonably require, including, but not limited to, the Policyholder    using its reasonable endeavours to give the Underwriters: reasonable details of Breach Events and Claims; the manner in which the Policyholder first becomes aware of Breach Events and Claims; such access to, and at the Underwriters' expense, copies of, documents, other records and evidence as the Underwriters shall reasonably require; access to such people as the Underwriters shall reasonably require; reasonable details of steps the Policyholder is taking against any Warrantor in relation to Breach Events and Claims; and reasonable details of potential sources of relevant information;

(e)
on becoming aware of an Breach Event mitigate any loss which the Policyholder ought reasonably to have mitigated, save that the Policyholder shall not be obliged to forgo any legal right or breach any legal obligation (including any such right or obligation which may arise pursuant to any rule of dispute resolution procedure, or as may arise out of or in connection with the Agreement or any other agreement) or do or not do any other thing where to do or not do so would in any way have a disproportionately detrimental effect on the respective rights, obligations and interests of the Policyholder or the Underwriter in relation to the prevention or reduction of, or prevention of increase in, loss;

(f)
preserve, until the Underwriters' liability for the Insured Loss is agreed or otherwise finally established, all documents and other records which the Policyholder or any Team Member obtained, compiled or had access to and were able to retain as part of the Policyholder's due diligence or investigation process in connection with the purchase which is the subject of the Agreement;

(g)
use all reasonable endeavors to ensure that all Targets have, until the Underwriters'    liability for the insured Loss [s agreed or otherwise final!y established, insurance in substantially the same scope and monetary amount as all the insurance they had immediately prior to Completion.

Any failure of the Policyholder to comply with the provisions of this Clause 7 shall not relieve the Underwriter of their obligations under this Policy, except to the extent that the Underwriters are adversely affected thereby.

Warrantor's Admission

8. No admission by a Warrantor shall create any presumption of Insured Loss.

Other Insurance

9.
If Insured Loss, or loss of the Policyholder on account of a Breach Event, is insured under any other valid policy, prior or current, cover under this Policy for insured loss shall be only to the extent that the amount of Insured Loss is in excess of the amount of payment actually received from such other insurance whether such other insurance is stated to be primary, contributory, excess, contingent or otherwise, unless such other insurance is written only as specific excess insurance over the Policy Period Limit of Liability stated in Item 7 of the Declarations {with the Policyholder having first made a reasonable effort to recover under such other insurance}.

If, in respect of a specific circumstance or event which gives rise to a specific Warranty Event or is a specific Indemnity Event, sums are paid to the Policyholder or a Target under any insurance, indemnity or bond (other than as payment referred to in the paragraph immediately above), or as a repayment of tax, or from any person other than a Warrantor or the Underwriters, then the amount of Insured loss in respect of that specific Warranty Event or specific Indemnity Event payable by the Underwriters under this Policy shall be reduced by the amount of such sums.

Notice

10.
Notice to the Underwriters under this Policy shall be given in writing addressed to (for notices of Breach Event or Claim or pursuant to Section 7{c» "Director of Claims" (for other notices) "Chief Executive" at:

Lloyd's Syndicate 4000
2nd Floor South, 3 Minster Court, Mincing Lane
London EC3R 700

Notice shall be effective on the date of receipt by the Underwriters at that address.

Subrogation

11.
The Underwriters shall be subrogated to the extent of any payment under this Policy to the Policyholder's rights of recovery, and the Policyholder shall execute all papers required and shall do everything reasonably necessary to secure and preserve such rights and to enable the Underwriters to brfng proceedings in the name of the Policyholder. The Policyholder undertakes not to prejudice the Underwriters' interests or its potential or actual rights of recovery. The Underwriters agree not to exercise any right of subrogation acquired under or in connection with this Policy against a Warrantor except where Insured loss arises by reason of any fraud; dishonest, reckless or wilful misconduct; or dishonest, reckless or wilful omission, by or on behalf of the Warrantor.

Alteration and Assignment

12.	No change in, modification of, or assignment of interest under this Policy shall be effective except when made by written endorsement to this Policy duly executed on behalf of the Underwriters.

Rights of Action and Position of Warrantor

13.
No person shall have any rights under or in connection with this Policy. The Policyholder may not assign to any other person any right or cause of action against the Underwriters under or in connection with this Policy. Nothing in this Policy confers any benefit on a Warrantor or relieves a Warrantor from liability to the Policyholder.

Premium

14.
If any premium for this Policy remains unpaid 30 days after the earlier of (a) the date of Completion or (b) 1 June 2013, the Underwriters shall have no liability in respect of any Breach Event, whether occurring during or after those 30 days.

Non-Avoidance

15.
The Underwriters irrevocably waive any right they may have to rescind or avoid this Policy, or any severable part of this Policy, on the grounds of non-disclosure, or misrepresentation of material facts by the Policyholder or any person including the Warrantors, provided that such alleged non-disclosure or misrepresentation was free of any fraudulent intent on behalf of the Policyholder.

However, in the event of a misrepresentation of material facts or non-disclosure of material facts which would otherwise entitle the Underwriters to avoid this Policy, and a Team Member, at the time the Policy was entered into, had Actual Knowledge of the true position with regard to the facts or matters misrepresented to the Underwriters or had Actual Knowledge of any of the non-disclosed facts there shall be no cover under this Policy for any Insured loss based upon, arising from or in consequence of the true position or any of the non-disclosed facts.

Termination

16.	Except by written agreement, neither the Underwriters nor the Policyholder may terminate this Policy.

Choice of Law and Forum

17.
The construction of the terms, and the validity and effect, of this Policy are governed by Dutch law. Any dispute or difference arising under or in respect of this Policy shall be subject to and determined within the exclusive jurisdiction of the Amsterdam courts of the Netherlands.

Warranty and Indemnity Schedule

Part A: Non-Tax Warranties
(1) Warranty paragraph reference	(2) Included	, (3) Not Included	(4} Included as re-written below
Clause 7.1 of the Agreement	x
The Following Warranties contained in schedule 7.2 of the Agreement
1	x
2	x
3	x
4	x
5	x
6	x
7	x
8	x
9	x
10	x
11	x
12	x
13	x
14	x
15	x
16	x
17	x
18	x
19.1			Covered on the basis that the warranty is covered by the Sellers' awareness as defined in Clause 1.2 under j of the Agreement.

Part B: Tax Warranties

(1)	(2)	(3)	: (4)
Warranty paragraph reference	Included	Not Included	Included as re-written below
The following Warranties Not Applicable
contained in Schedule 7.2 of the Agreement:
7	ü

Part C: Tax Indemnity

(1)	(2)	(3)	(4)
Clause reference	Included	Not Included	Included as re-written below
Paragraph 1.1 of Schedule 8 to the Agreement:	ü

Part D: Non-Tax Indemnities

(1)	(2)	(3)	(4)
Clause reference	Included	Not Included	Included as re-written below
NA

NOTICE TO THE INSURED

Data Protection Act 1998
We may store your information on a computer and use it for administration, risk assessment, research and statistical purposes, marketing purposes and for crime prevention (see further details below). We will only disclose your personal details to third parties, if it is necessary for the performance of your contract with us.
In order to assess the terms of the insurance contract or administer claims that arise, we may need to collect data that the Data Protection Act defines as sensitive, such as medical history or criminal convictions. By proceeding with this contract you will signify your consent to such information being processed by us or our agents.
We will keep your information secure at all times. In certain circumstances, for example for systems administration purposes, we may have to transfer your information to another country, which may be a country outside the European Econom!c Area (EEA). By proceeding with your insurance application, we will assume you are agreeable for us to transfer your information to a country outside the EEA.
Should you wish to receive a copy of the information we hold on you, please contact the Compliance Officer, Lloyd's Syndicate 4000, Box 146, Lloyd's, 1 Lime Street, London EC3M
7HA.

Complaint Procedure
Underwriters are committed to providing a first class service at all times.
If at any time there are questions or concerns regarding this Policy or the handling of a Claim, you should in the first instance refer to your insurance broker or intermediary, if any. If your problem cannot be resolved, any question or complaint should then be addressed to:

Director of Claims
Lloyd's Syndicate 4000
2nd Floor South,
3 Minster Court, Mincing Lane,
London EC3R 7DD
Telephone: 020 7337 4400

If after following the above procedure your complaint has not been resolved to your satisfaction, you should write to the Chief Executive at the address above.
In the event you wish to pursue matters further, where appropriate, you can refer the matter at any time to the:

Complaints Department
Lloyd's
One Lime Street, London EC3M 7HA
Telephone: 020 7327 5693 Fax: 020 73275255
E-mail: Lloyds-Regulatory-Complaints@lIoyds.com

Complaints that cannot be resolved by the Complaints Department may, where appropriate, be referred to the Financial Ombudsman Service to review the case.
The address is:

Financial Ombudsman Service (www.financial-ombudsman.org.uk)
South Quay Plaza
183 Marsh Wall
London E14 9SR
Telephone:0845 0801800

The Financial Ombudsman's Service decision is binding upon Underwriters but you are free to reject it without affecting your legal rights.

Financial Services Compensation Scheme
Underwriters covered by the Financial Services Compensation Scheme (FSCS). You may be entitled to compensation from the scheme if Underwriters cannot meet their obligations. This depends on the type of business and the circumstances of the claim. Further information about compensation scheme arrangements is available from the FSCS.

Pembroke
SYNDICATE4000 Warranty and Indemnity liability Insurance Policy for Buyers

Appendix 1

To: Pembroke Syndicate 4000 at lloyd's ("Underwriters") LKQ

NETHERLANDS B.V. hereby declares as follows:

1. we have read and understand the provisions of the Buyer's Warranty and Indemnity Policy which LKQ NETHERLANDS B.V. seeks from Underwriters with regard to the acquisition of Sator Beheer B.V. together with the Agreement and Disclosure letter prepared In relation to this transaction;

2. I have In addition made due and careful enquiry of the Team Members and I am not aware of any fact or circumstance which can reasonably be expected to give rise to a claim by LKQ NETHERLANDS B.V. under the proposed Policy; and

3. I do not have any Actual Knowledge of Claims or a Breach Event and so far as I am aware, no Team Member has Actual Knowledge of a Claim or Breach Event.

Signed by: /s/ JOHN S. QUINN

Print Name. John Sydney Quinn, director

Director for and on behalf of LKQ NETHERLANDS B.V.
Date: April 23 2013

Actual Knowledge means actual personal knowledge and for the avoidance of doubt does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any advisor or agents of the Policyholder.

Appendix 2

[To be printed on insured company letterhead and signed at Completion of the Agreement]

To: Pembroke Syndicate 4000 at Lloyd's ("Underwriters")

LKQ NETHERLANDS B.V., hereby declare as follows at the date stated below:

1.
I have read and understand the provisions of the Buyer's Warranty and Indemnity Policy which LKQ NETHERLANDS B.V.seeks from Underwriters with regard to the acquisition of Sator Beheer B.V. together with the Agreement and Disclosure Letter prepared n relation to this transaction;

2.
I have in addition made due and careful enquiry of the Team Members and I am not aware of any fact or circumstance which can reasonably be expected to give rise to a claim by LKQ NETHERLANDS B.V., under the proposed policy;

3.
Other than the matters set out below, I do not have any Actual Knowledge of Claims or a Breach Event and so far as I am aware, other than the matters set out below no Team Member has Actual Knowledge of a Claim or Breach Event relating to the Title Warranties;

[insert matters which are known Claims or Breach Events relating to the warranties given at signing, if any]

4.
I do not have any Actual Knowledge of Claims or a Breach Event relating to the Title Warranties and so far as I am aware, no Team Member has Actual Knowledge of a Claim or Breach Event relating to the Title Warranties; and

5.	I confirm that the conditions/events set out in the clause 5.3 in the Agreement have been satisfied in full or have occurred (as the case may be).

Signed by:

Print Names:

Director for and on behalf of LKQ NETHERLANDS B.V.

Date:

Actual
Knowledge means actual personal knowledge and for the avoidance of doubt does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any advisor or agents of the Policyholder.

Title Warranties means the warranties set out at [XXX] of the Agreement.

Appendix 3

Effective Date of Endorsement No.1
this Endorsement: [ ] 2013

Underwriter: Pembroke Syndicate 4000 at Lloyd's

To Be Attached To &
Form Part of Policy No. [ ]

Issued To: LKQ NETHERLANDS B.V. a company incorporated and registered in [ ] with number [ ] which has its registered office at [ ]

It is agreed that:

1. In this Policy, "the Underwriters" does not just mean Pembroke Syndicate 4000 at lloyd's, but means the following underwriters, each of whom has subscribed to this insurance in the percentage set against its name:

Pembroke Syndicate 4000 at Lloyd's: 75% Ironshore Europe Limited: 25%

2. The liability of each of these underwriters shall be limited to the percentage set against its name.
The obligations under this Policy of each of these underwriters are several and not joint and are limited solely to the extent of that underwriter's individual subscription. No underwriters shall be responsible for the subscription of any other underwriters who for any reason does not satisfy all or part of its obligations hereunder.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

Schedule 3.2
Form of Leakage Notice

To: LQK Netherlands B.V.
Attn: the Board
's-Gravelandseweg 379
3125 BJ Schiedam
The Netherlands

Amsterdam, 23 April 2013

Dear Sir/Madam,

This notice shall be the Leakage Notice pursuant to the share purchase agreement, dated 23 April 2013 (the "Agreement") to determine the Net Leakage Amount and Net Permitted Leakage.

LEAKAGE ITEMS	GROSS AMOUNT	TAX BENEFIT	VAT COST	NET AMOUNT
PERMITTED LEAKAGE
Dividend January 2013	EUR 3,750,000	EUR 0	EUR 0	EUR 3,750,000
Bonus Management Sator Group	EUR 420,000(A)	EUR 105,000	EUR 0	EUR 315,000
Management fee H2	EUR 2,620,000	EUR 30,000	EUR 550,200	EUR 3,140,200
Bonus Dryas B.V. (Interim-CEO Mr Rouoeveen) 50:50 allocation	EUR 900,325	EUR 112,541	EUR 94,534	EUR 882,318
Nipparts proceedings advisory costs	EUR [118,000]	EUR [29,500]	EUR 0	EUR [88,500]
Costs legal advisors costs (Houthoff Buruma)	EUR [250,000]	EUR [0]	[52,500]	EUR [302,500]
Costs financial / tax advisors (Deloitte)	EUR [285,000]	EUR [0]	[59,500]	EUR [344,850]
Costs data room provider	EUR [14,000]	EUR [0]	[2,940]	EUR [16,940]
Transaction break fee Financing Banks	EUR [500,000]	EUR [125,000]	EUR 0	EUR [375,000]
[To be completed]	EUR [●]	EUR [●]		EUR [●]
LEAKAGE
N/A	N/A	N/A		N/A
TOTAL	EUR [●]	EUR [●]		EUR [●]

(A)	All applicable payroll taxes will be deducted from the gross EUR 420,000 amount and management will receive net proceeds after such payroll taxes are withheld.

(B)	The Transaction break fees include the break fees for the interest rate swaps

H2 SATOR B.V.	COOPERATIEVE H2 SATOR U.A.
By:	By:
Function:	Function:

HOLDING SATOR MANAGEMENT B.V.	HOLDING SATOR MANAGEMENT B.V.
By:	By:
Function:	Function:

Schedule 4.4
Guarantee LKQ Corporation

GUARANTEE LKQ CORPORATION

THE UNDERSIGNED:
LKO CORPORATION, a company incorporated in the State of Delaware whose principal office is at 500 West Madison Street, Suite 2800 Chicago IL 60661, USA (the "Guarantor"),
RECITALS:

A.
LKO Corporation is the indirect sole shareholder of LKO Netherlands B.V., a private company with limited liability (bes/olen vennootschep met beperkte aansprakefijkheid},    incorporated under the laws of the Netherlands with its registered seat In Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 57731306 (the "Purchaser").

B.
The Purchaser intends to enter into a sale and purchase agreement (as may be amended from time to time) in respect of Sator Beheer B.V .. a private company with limited liability (bes/oten vennootschap met beperkte aansprake/ijkheid) incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34341147 (the "SPA") with:

a.
H2 Sator B.V., a private company with I1mited liability (bes/oten vennootschap met beperkte aansprakelijkhe/d) incorporated under the laws of The Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34341144 ("Seller A"); and

b.
Cooperatleve H2 Sator UA, a cooperative with excluded liability (Cooperatie U.A.), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34373652 ("Seller B"); and

c.
Holding Sator Management B.V., a private company with limited liability (besJoten vennootschap met beperkte aansprakefijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Nethertands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 24481004 ("Seller C"); Seller A, Seller B, and Seller C hereafter collectively referred to as the "Sellers".

C.
The Guarantor wishes to guarantee the full and timely performance of all of the Purchaser's obligations under the SPA (and those of the Purchaser's assignees, if any) for the benefit of the Sellers (and their assignees, if any), and therefore hereby provides this guarantee (the "Guarantee") to the Sellers.

DECLARES THE FOLLOWING:

1.
The Guarantor hereby as a separate and independent obligation and not as a suretyship (borgtocht) or a joint debtor (hoorde/Uk schuldenaar), unconditionally and Irrevocably guarantees to the Sellers the due and punctual performance and observance    by the Purchaser of all its obligations, commitments and undertakings under or pursuant to the SPA, as may be amended from time to time, and the termination thereof, for any reason whatsoever (the "Guaranteed Obligations") .

2.
The obligations of the Guarantor under Clause 1 constitute its direct. primary and unconditional obligation to pay any sum which the Purchaser is liable to pay pursuant to the SPA and to perform any obligation of the Purchaser pursuant to the SPA.

3.
If and whenever a default occurs for any reason whatsoever in the performance of any of the Guaranteed Obligations (such default either agreed upon by the Purchaser and Sellers or finally determined In accordance with the dispute resolution mechanisms set out in the SPA), the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the GUaranteed Obligations in respect of which such default has occurred and demand has been made in the manner prescribed by the SPA, so that the same benefits shall be conferred on SeUers as they would have received had the Guaranteed Obligations been duly performed and satisfied by the Purchaser.

4.	More than one claim may be made under this Guarantee. All payments by the Guarantor under this guarantee will be made in cash and in full, without any set- off or deduction of costs, charges or taxes of any nature whatsoever.

5.
The liability of the Guarantor under this Guarantee shall not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

6.	This Guarantee shall remain in full force and effect until the date on which the liability of the Purchaser in respect of the Guaranteed Obligations has lapsed in accordance with the terms of the SPA.

7.
Under the SPA, the Sellers have the right to assign or otherwise transfer certain of their rights and obligations to a third party. If and to the extent the Sellers do assign and/or transfer such rights and obligations, the Sellers shall also have the right to assign and/or transfer corresponding rights under or in connection with this Guarantee to such third party, and the Guarantor hereby gives its irrevocable consent in advance for such aSSignment For the avoidance of doubt, It Is explicitly agreed that such transfer may include a transfer of the right to invoke any right andlor make any claim against the Guarantor under this SPA.

8.
The Guarantor represents and warrants to Sellers that each of the guarantor warranties, as attached as annex 1 to this Guarantee, were, are and will be true and accurate on the date of this SPA and at Completion.

9.	This Guarantee shall be governed by and construed in accordance with the laws of the Netherlands.

10.	Except as otherwise provided in this Guarantee, all disputes arising out of or in connection with this Guarantee shall in first instance be exclusively submitted to the competent courts in Amsterdam.

/s/ ROBERT L. WAGMAN	/s/ JOHN S. QUINN
LKQ CORPORATION	LKQ CORPORATION
By: Robert L. Wagman	By: John S. Quinn
Position: CEO	Position: CFO
Place: Chicago	Place: Chicago
Date: April 23, 2013	Date: April 23, 2013

ANNEX 1 GUARANTOR WARRANTIES

1.
The Guarantor has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into this Guarantee and to perform its obligations under the SPA.

2.	All corporate and (where applicable) other action required to be taken by the Guarantor to authorise the execution and performance of this Guarantee has been duly taken.

3.
As far as the Guarantor is aware, no notices, reports or filings are required to be made by the Guarantor in connection with this Guarantee and no consents, approvals, registrations. authorisations or permits are required to be obtained by the Guarantor In connection with the execution and performance of its obligations under the SPA.

4.	The Guarantee and the SPA comprises obligations that are legal, valid and binding on the Guarantor and enforceable by the Sellers against the Guarantor in accordance with the terms thereof.

5.
The execution, delivery, performance and consummation by the Guarantor of the Guarantee and the SPA do not and shall not: (i) violate or conflict with a provision of law applicable to the Guarantor, (Ii) require any consent or approval of, or filing with or notice to, a governmental authority under any provision of law applicable to the Guarantor or (iii) violate a provision of the organisational documents of the Guarantor.

SECRETARY CERTIFICATE

The undersigned Secretary of LKQ Corporation, a Delaware corporation (the "Company"), hereby certifies that (a) Robert L. Wagman is the duly elected President and Chief Executive Officer of the Company and is duly authorized to execute and deliver binding agreements on behalf of the Company, and (b) John S. Quinn is the duly elected Executive Vice President and Chief Financial Officer of the Company and is duly authorized to execute and deliver binding agreements on behalf of the Company.

Dated: April 23, 2013

/s/ VICTOR M. CASINI
Victor M. Casini

Schedule 6.6.7
Form of Assignment Agreement

1

Agreed Form 22 April 2013

ASSIGNMENT AGREEMENT

THE UNDERSIGNED:

A.     H2 SATOR B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34341144 ("Seller A"); and

B.     COOPERATIEVE H2 SATOR U.A., a cooperative with excluded liability (Cooper atie U.A.), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34373652 ("Seller B"); and

C.     HOLDING SATOR MANAGEMENT B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Nether lands under number 24481004 ("Seller C"); and

D.     STICHTING CARCARE, a foundation (stichting) established under the laws of the Netherlands, with its registered seat in Amsterdam, registered with the trade register of the Chamber of Commerce under number 57740836 (the "Founda tion"); and

E.     LKQ NETHERLANDS B.V., a private company with limited liability (besloten ven nootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Schiedam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 57731306 (the "Purchaser").

Seller A, Seller B and Seller C hereafter collectively referred to as the "Sellers"; the
Sellers, the Foundation and Purchaser hereafter jointly referred to as the "Parties", and each individually as a "Party".

RECITALS:

1

Agreed Form 22 April 2013

A.     The Sellers and the Purchaser have, on [22] April 2013, entered into a sale and purchase agreement regarding the sale and transfer of all issued and outstanding shares in the share capital of Sator Beheer B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce in the Netherlands under number 34341147 (the "SPA").

B.     The Sellers wish to assign and transfer to the Foundation certain of their rights and obligations under the SPA, the Foundation wishes to accept such assignment, and the Purchaser wishes to acknowledge and consent to such assignment. The Parties wish to lay down their agreement with regard hereto in writing in this agreement (the "Assignment Agreement").

IT IS HEREBY AGREED AS FOLLOWS:

1.     INTERPRETATION

Unless explicitly specified otherwise herein: (i) capitalized words and expressions used in this Assignment Agreement shall have the meaning attributed to them in the SPA and (ii) the rules of interpretation and drafting as set out in the SPA shall apply to this Assignment Agreement.

2.     NIPPARTS CLAIM

2.1.     The Sellers hereby assign and transfer to the Foundation, and the Foundation hereby accepts, all rights and obligations of the Sellers in relation to the Nipparts Claim (as set out in detail in Clause 6.6 of the SPA), by way of assignment (contractsoverneming) as meant in section 6:159 of the Dutch Civil Code. The rights and obligations hereby assigned and transferred to the Foundation explicitly include, but are not limited to:

a. the right to receive the Nipparts Claim Proceeds;

b.	the right to conduct the litigation and negotiations related to the Nipparts Claim, where applicable under power of attorney from the relevant Group Companies;

c.	the obligation to indemnify and compensate the Group for the net third party costs (after Tax) of the litigation related to the Nipparts Claim, including the

2

Agreed Form 22 April 2013

right to negotiate and reach agreement with the Purchaser on the (calculation of the) relevant amounts; and

d.
the right to assign and transfer the Foundation's rights and obligations in connection with the Nipparts Claim (as set out in this clause 2.1 and Clause 6.6 of the SPA) to an entity designated by the Foundation.

2.2.     The Purchaser hereby unconditionally and irrevocably acknowledges and agrees to the assignment set out in clause 2.1.

2.3.     It is agreed that following the execution of this Assignment Agreement, the Sellers shall no longer have any rights and obligations in respect of the Nipparts Claim, unless the Foundation is in breach of its obligation to indemnify and compensate the Group for the net third party costs (after Tax) of the litigation related to the Nipparts Claim, in which event the Purchaser may demand such costs from Sellers (and, for the avoidance of doubt, the Sellers' rights in relation to the determination of such costs shall revive).

2.4.     The Sellers and the Foundation will, where required, between themselves enter into further arrangements to provide for their respective entitlement to any Nip parts Claim Proceeds to be received by the Foundation and the funding required to allow the Foundation to comply with its obligations towards the Purchaser.

3.     ESCROW ARRANGEMENTS

3.1. The Sellers hereby assign and transfer to the Foundation, and the Foundation hereby accepts, the obligation of the Sellers to provide the Purchaser with the Escrow Agreement and the Tax Escrow Agreement as set out in Clause 13 of the SPA, by way of assignment (contractsoverneming) as meant in section 6:159 of the Dutch Civil Code. The rights and obligations hereby assigned and transferred to the Foundation explicitly include, but are not limited to:

a.     the obligation to enter into, and provide the Purchaser with, the Escrow
Agreement and the Tax Escrow Agreement on Completion; and

b.
the right to receive the balance of the Escrow Amount and the Tax Escrow Amount (if any) following the termination date of the Escrow Agreement and the Tax Escrow Agreement as stipulated in these agreements.

3.2.     The Purchaser hereby unconditionally and irrevocably acknowledges and agrees to the assignment set out in clause 3.1.

3.3.     It is agreed that following the execution of this Assignment Agreement, the Sel-
lers shall no longer have any rights and obligations towards the Purchaser in

3

Agreed Form 22 April 2013

respect of the Escrow Agreement and the Tax Escrow Agreement, unless the Foundation is in breach of its obligations to provide the Purchaser with the Escrow Agreement and/or the Tax Escrow Agreement, in which event the Purchaser may demand the Sellers to provide the Escrow Agreement and/or the Tax Escrow Agreement.

3.4. The Sellers and the Foundation will, where required, between themselves enter into further arrangements to provide for their respective entitlement to amounts released from the Escrow Agreement and/or the Tax Escrow Agreement to be received by the Foundation and the funding required to allow the Foundation to provide the Purchaser with the Escrow Agreement and the Tax Escrow Agreement at Completion.

4.     RIGHTS AND DEFENCES

4.1.     LKQ shall have the same rights and defences against the Assignee as it had against Assignors under the SPA. Similarly, the Assignee shall have the same rights and defences against LKQ as Assignors had against LKQ under the SPA. The Assignee may exercise and rely on those rights and defences on its own be half.

4.2.     Each Seller hereby irrevocably authorises the Foundation to act on its behalf in relation to any act, matter or thing required or permitted by the terms of the SPA in connection with (i) a breach of any of the Sellers' Warranties, (ii) any matter covered under the Tax covenant (Clause 8 of the SPA), and (iii) any matter covered under the Lasaulec pension indemnity (Clause 9 of the SPA). This includes, but is not limited to, the right:

a. to give and receive payments and documents;

b. to give and receive notices; and

c. to give any approval or exercise any discretion.

4.2.2. In this respect, each Seller furthermore acknowledges that the Purchaser is en titled to treat any act, matter or thing done by the Foundation as binding on all Sellers, and that the Purchaser may discharge any obligation under the SPA to give any payment, document, notice or other thing to the Sellers by giving it to the Foundation.

5.     MISCELLANEOUS

5.1.     Documents

4

Agreed Form 22 April 2013

Upon request by the Foundation, each of the other Parties shall without delay make available to the Foundation any document that is or may be of relevance to any of the rights and obligations transferred under this Assignment Agreement.

5.2.     Amendment

Any amendment or variation of this Agreement is not valid unless it is agreed be tween all Parties in writing. Each Party waives its right to seek amendment of this Agreement in court or in any other manner.

5.3.     Partial invalidity

If any provision of this Assignment Agreement is or becomes invalid or non binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of such provision and this Assignment Agreement.

5.4.     No rescission I nullification

Each Party hereby waives the right:

a.     to rescind (ontbinden), nullify (vernietigen) or otherwise terminate or amend this Assignment Agreement in whole or in part by way of an out-of-court declaration (buitengerechtelijke verklaring) or in any other manner; and/or

b.	to seek the rescission (ontbinding) or nullification (vernietiging) or amend-
ment in whole or in part of this Assignment Agreement in court.

5.5.     Counterparts

This Assignment Agreement may be entered into by a Party by way of executing a separate counterpart, but it shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

6.     GOVERNING LAW AND DISPUTE SETTLEMENT

6.1.    This Assignment Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

5

Agreed Form 22 April 2013

6.2.     Except as otherwise provided in this Assignment Agreement, all disputes arising out of or in connection with this Assignment Agreement shall in first instance be exclusively submitted to the competent courts in Amsterdam.

- Signature page follows -

6

Agreed Form 22 April 2013

IN WITNESS WHEREOF, AGREED UPON AND SIGNED IN COUNTERPARTS BY:

H2 SATOR B.V.	COOPERATIEVE H2 SATOR U.A.
By:	By:
Function:	Function:
Date:	Date:
Place:	Place:

HOLDING SATOR MANAGEMENT B.V.	HOLDING SATOR MANAGEMENT B.V.
By:	By:
Function:	Function:
Date:	Date:
Place:	Place:

STICHTING CARCARE	LKQ NETHERLANDS B.V.
By:	By:
Function:	Function:
Date:	Date:
Place:	Place:

7

Schedule 6.7
Purchase Programme Nipparts

AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

NIPPARTS

CONTENTS
1.	Definitions	2
2.	Purpose of the agreement..	Fout! Bladwijzer ntet gedefinieerd.
3.	Grant of rights	3
4.	Supply and purchase products	3
5.	Product prices	4
6.	Orders and delivery	4
7.	Term and termination	4
8.	Confidentiality	5
9.	Warranties	6
10.	Miscellaneous	6
11.	Governing law and jurisdiction	7

ANNEX A Nipparts Products

THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT ("AGREEMENT') IS MADE
ON _______________ BETWEEN:

I. UNIPART AUTOMOTIVE LTD, a private company incorporated under the laws of England with its registered seat in Birmingham, in England;

II.
NIPPARTS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, the Netherlands;

III.
SATOR HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands with its registered seat in Amsterdam, the Netherlands ("Sator")

The party under I will be referred to as "Unipart". The parties II and III will be jointly referred to as "Nipparts". All parties will be jOintly referred to as "Parties" and individually as a "Party".

RECITALS:

A.	This Agreement supersedes all agreements made between the Parties in relation to this matter, including the distribution agreement between Parties dated 10 April 2013.

B.	Unipart is a distributor in the United Kingdom and Ireland in the area of car parts and workshop consumables.

c.	Nlpparts is part of the group of Sator (the "Sator Group"), a wholesale distributor of automotive parts and light garage tools for the independent aftermarket in the Benelux and Northern France.

D.
Unipart purchases certain Nipparts Products (as defined below) from Nipparts and distributes, markets and sells these Njpparts Products in the United Kingdom and Ireland. products are automotive spare parts, mainly for Asian car brands

E.	Unipart and Nipparts wish to confirm their present business relationship and to formalise it in writing. The Parties therefore enter into this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1.	In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Affiliates
an "Affiliate" of any person means any other person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and for these purposes "controlling person" means any person who controls any other person; "control" (Including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or Indirect, of the power to direct or cause the direction of the management, policies or activities of a person whether through the ownership of securities, by contract or agency or otherwise; and for these purposes the term "person" is deemed to Include a company and a partnership; for the avoidance of doubt, "Affiliate" includes shareholders having an interest of at least 50%, subsidiaries (dochtarmaatschappijen)     and group companies (groepsmaatschappijen)    within the meaning of Sections 2:24a and 2:24b respectively of the Dutch Civil Code.

Agreement	means this distribution agreement and the Annexes thereto.

Annex means annex to this Agreement.

Landing Costs means any and all costs relating to the transfer of the products to its place of delivery, Including without limitation costs relating to loading, transport, unloading and handling, taxes, duties, insurance costs.

Nipparts Products means any and all existing and future products of Nipparts, including without limitation the products specified in Annex A.

Person means any legal person or natural person.

1.2.
In this Agreement the Annexes and any other attachments thereto form an integral part of this Agreement and shall have the same force and effect as if expressly    set out in the body of this Agreement and a reference to this Agreement includes the Annexes and any other attachments to this Agreement.

2. GRANT OF RIGHTS

2.1. Nipparts hereby grants to Unipart the' right to market and distribute the Nipparts Products in the United Kingdom and Ireland during the term of this Agreement.

2.2.
Unipart will sell the Nipparts Products in the United Kingdom and Ireland to third parties in its own name and for its own account and risk. Unlpart shall not act as an agent of Nipparts for any agreement. AU customer relations, complaints and other dealings relating to the sale of Nipparts Products by Unipart shall be handled solely by Unipart.

2.3.
Neither of the Parties shall have the right or authority to act in the name of, or to bind, the other Party in any way whatsoever or to extend any warranty or make any representation on behalf of that other Party. The Parties shall be solely responsible for their obligations and liabilities to third parties.

3. SUPPLY AND PURCHASE PRODUCTS

3.1.
Nipparts agrees to sell Nipparts Products to Unipart on an individual order basis pursuant to the terms of this Agreement, which General Terms and Conditions of Sale will apply to all offers, order confirmations, supplies and deliveries of Nipparts Products by Nipparts to Unipart.

3.2. Nipparts will not appoint any new distributors for the UK market through April 30, 2014.

3.3.	In the event of conflicts between the provisions in the Agreement and in the General Terms and Conditions of Purchase of Unipart, the provisions in the Agreement will prevail.

3.4.
Unipart will control the stock profiles for Nipparts products. Stock cleanses will only be for excess stock or for parts which haven't sold during the previous twelve months. Nipparts will accept a stock cleanse on a yearly basis. The stock cleanse is subject to a 5% handling fee of the original cost price of the product.

4. PRODUCTPRICES

4.1.
The purchase prices of the Nipparts Products payable by Unipart to Nipparts, will amount to the purchase price (inkoopprijs) paid by Nipparts to its supplier increased with Landing Costs and a mark up of 14% to cover picking cost. a net profit margin and product warranty. Prices are reviewed on a quarterly basis according to exchange rate differences and increased purchase prices from the suppliers. Joint suppliers will act as bench mark for the reviewed prices.

4.2. The payment term is 30 days after invoice date.

5. ORDERSAND DELIVERY

5.1.	Unipart shall provide Nipparts on an ongoing basis with rolling forecasts of its requirements of Nipparts Products for a period of three months. This rolling forecast is not binding.

5.2.	Unipart will place weekly written orders and Nipparts will supply Unipart on a weekly basis for a single shipment

5.3.	Nipparts will accept the weekly orders placed by Unipart and will prepare them for shipment within 48 hours. Unipart is responsible for shipment and shipment costs.

6. TERM AND TERMINATION

6.1.	This Agreement shall be effective as of the date of this Agreement, and shall be in effect for a period of three years. Unless the Agreement is terminated by either Party taking into account a notice period of six (6) months prior to the end of this initial period, the Agreement shall be automatically extended with further consecutive one (1) year periods.

6.2.	Neither Party shall be entitled to claim the cancellation or early termination of this Agreement except, by written notice having immediate effect, for the following causes:

(I) if the other Party enters into suspension of payments, bankruptcy or dissolution or liquidation;

(ii) in connection with a breach of clause 4.2 of this Agreement;

(iii) with the exception for a breach of clause 4.2 of this Agreement, if the other Party is in material breach of this Agreement for a period exceeding thirty (30) days and fails to remedy such breach within thirty (30) days of receipt of written notice from the Party asserting the breach and requesting its remedy.

6.3.	Notwithstanding termination of this Agreement, clauses 7 and 8 shall be binding upon the Parties.

7. CONFIDENTIALITY

7.1.
Subject to clause 7.2, none of the Parties shall provide any information that has been marked confidential or of which a person reasonably understands that it is of a confidential nature ("Confidential Information") of the Party to third parties or make any public announcement or ptherwise distribute information concerning the subject matter of this Agreement without the prior written consent of the other Party to this Agreement.

7.2.	Each of the Parties may disclose Confidential Information of the other Party which would otherwise be subject to the confidentiality obligations set forth in clause 7 to the extent:

(i)	required by the law of any relevant jurisdiction (including but not limited to the compliance with statutory requirements, listing rules or other regulations);

(ii)	such Confidential Information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party;

(iii) such Confidential Information is disclosed to advisors involved in any litigation conducted by that Party in relation to the transactions contemplated by this Agreement;

(iv) the other Party has given prior written approval to the disclosure; or

(v) such Confidential Information was lawfully in that Party's possession before the date of disclosure;

and in respect of clauses 7.2. (i) and 7.2.(v), subject to the prior notification of the other Party and the obligation to take all reasonably possible measures to prevent or limit the damages the other Party may suffer from the disclosure of such Confidential Information, including but not limited to consultation on the form, content and timing of such disclosure.

8. WARRANTIES

8.1. The Parties warrant that that they have the right to enter Into this Agreement.

8.2.	Sator guarantees to Unipart that Nipparts shall comply with all its obligations under this Agreement.

9. MISCELLANEOUS

9.1.
All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent by registered mail, by courier, by facsimile transmission or bye-mail to the following addresses unless and until a Party notifies the other Party in accordance with this clause 9.1 of another address.

If to Unipart:	If to Nipparts:
UNIPART AUTOMOTIVE LIMITED 2100 The Crescent Solihull Parkway Birmingham B377YE England	Nipparts B.V. 's-Gravelandseweg 379 3125BJ Schiedam The Netherlands
Attn: the Board	Attn: the Board
Fax:	Fax: 0031-10-4370671
e-mail:	e-mail: sec@satorholding.com

If to Sator:
Sator Holding B.V. 's-Gravelandseweg 379 3125BJ Schiedam The Netherlands
Attn: the Board
Fax: 0031-10-4370671
e-mail: sec@satorholding.com

9.2.
The rights and obligations of a Party under this Agreement cannot be assigned or transferred except with the prior written approval of the other Party, which consent shall not be unreasonably withheld.

9.3.	Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses In relation to this Agreement.

9.4.
This Agreement constitutes the entire agreement and understanding of the Parties With respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter. The rights and remedies expressly conferred by the Agreement are cumulative and additional to any other rights or remedies a Party may have under applicable law.

9.5.	Any variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of the Parties.

9.6.
If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.

9.7.
A single or partial exercise of any right or remedy under this Agreement by a Party shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by a Party shall not be deemed to be a waiver of any subsequent breach.

10. GOVERNING LAW AND JURISDICTION

10.1.	This Agreement is governed by and shall be construed in accordance with the laws of the Netherlands.

10.2.	Any dispute arising out of or in connection with this Agreement shall be submitted exclusively to the competent courts in Amsterdam, the Netherlands, notwithstanding the right of appeal.

(signature page follows)

IN WITNESS WHEREOF, AGREED UPON AND SIGNED IN FIVE (5) COUNTERPARTS BY:

Unipart Automotive Ltd

By:
Position:

Nipparts B.V.

By: Sator Holding B.V.	By: Sator Holding B.V.
By: Marc Titus Welling	By: Johannes Petrus Kruijer
Position: Director	Position: Director

Sator Holding B.V.

By: Marc Titus Welling	By: Johannes Petrus Kruijer
Position: Director	Position: Director

DISTRIBUTION AGREEMENT

NIPPARTS

CONTENTS
1.	Definitions	1
2.	Purpose of the agreement..	3
3.	Grant of rights	3
4.	Supply and purchase products	3
5.	Product prices	4
6.	Orders and delivery	4
7.	Term and termination	4
8.	Confidentiality	5
9.	Warranties	6
10.	Miscellaneous	6
11.	Governing law and jurisdiction	7

ANNEX A Nlpparts Products

THIS AGREEMENT ("AGREEMENT") IS MADE ON ______________ BETWEEN:

I. UNIPART AUTOMOTIVE LTD, a private company incorporated under the laws of England with Its registered seat In Birmingham, In England;

II.
NIPPARTS B.V., a private company with limited liability (basloten vennootschap met beperkte aansprakelijkhaid), incorporated under the laws of the Netherlands with its registered seat In Amsterdam, the Netherlands;

III.
SATOR HOLDING B,V., a private company with limIted liability (basloten vennootschap met beperkte aansprakelijkhaid), incorporated under the laws of The Netherlands with its registered seat In Amsterdam, the Netherlands ("Sator")

The party under I will be referred to as "Unlpart", The parties II and III will be jointly referred to as "Nipparts", All parties will be jointly referred to as "Partles" and Individually as a "Party",

RECITALS:

A.	Unipart is a distributor In the United Kingdom and Ireland In the area of car parts and workshop consumables.

B.	Nlpperts is part of. the group of Sator (the "Sator Group"), a wholesale distributor of automotive parts and light garage tools for the Independent aftermarket in the Benelux and Northern France.

C.
Unipart purchases certain Nipparts Produots (as defined below) from Nlpparts and distributes, markets and sells these Nipparts Products In the United Kingdom and Ireland. products are automotive spare parts, mainly for Asian car brands

D. Unlpart and Nlpparts wish to confirm their present business relationship and to formalise It In writing. The Parties therefore enter Into this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1. In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Affiliates
an "Affiliate" of any person means any other person who, directly or Indirectly, through one or more Intermediaries. controls, or is controlled by, or Is under common control with, such person; and for these purposes "controlling person" means any person who controls any other person; "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person whether through the ownership of securities, by contract or agency or otherwise; and for these purposes the term "person" is deemed to include a company and a partnership; for the avoidance of doubt, "Affiliate" includes shareholders having an Interest of at least 50%, subsidiaries (dochtermaatschappijen) and group companies (groepsmaatsohappijen) within the meaning of Sections 2:24a and 2:24b respectively of the Dutch Civil Code.

Agreement	means this distribution agreement and the Annexes thereto.

Annex	means annex to this Agreement.

Landing Costs
means any and all costs relating to the transfer of the products to its place of delivery, Including without limitation costs relating to loading, transport, unloading and handling, taxes, duties, Insurance costs.

Nipparts Products	means any and all existing and future products of Nipparts. Including without limitation the products specified In Annex A.

Person	means any legal person or natural person.

1.2.
In this Agreement the Annexes and any other attachments thereto form an Integral part of this Agreement and shall have the same force and effect as if expressly set out In the body of this Agreement and a reference to this Agreement includes the Annexes and any other attachments to this Agreement.

2.	PURPOSE OF THE AGREEMENT

The purpose of the Agreement is to confirm the present business relationship between the Parties and the commercial terms and conditions relating thereto and to formalize this in writing. Nipparts will provide Unipart with at least the same level of care and diligence with which the services were provided by Nipparts to Unipart prior to the date of this Agreement.

3.	GRANT OF RIGHTS

3.1.	Nipparts hereby grants to Unipart the right to market and distribute the Nipparts Products in the United Kingdom and Ireland during the term of this Agreement.

3.2.
Unipart will sell the Nipparts Products in the United Kingdom and Ireland to third parties in its own name and for its own account and risk. Unipart shall not act as an agent of Nipparts for any agreement. All customer relations, complaints and other dealings relating to the sale of Nipparts Products by Unipart shall be handled solely by Unipart.

3.3.
Neither of the Parties shall have the right or authority to act in the name of, or to bind, the other Party in any way whatsoever or to extend any warranty or make any representation on behalf of that other Party. The Parties shall be solely responsible for their obligations and liabilities to third parties.

4.	SUPPLY AND PURCHASE PRODUCTS

4.1.
Nipparts agrees to sell Nipparts Products to Unlpart on an Individual order basis pursuant to the terms of this Agreement, which General Terms and Conditions of Sale will apply to all offers, order confirmations, supplies and deliveries of Nipparts Products by Nipparts to Unipart.

4.2.
Nipparts will not appoint any new distributors for the UK market during the term of this agreement, unless the yearly determined turnover objectives are not achieved by Unipart; 2013 : € 750.000 / 2014: € 1.200.000 / 2015: 1.600.000

4.3.	In the event of conflicts between the provisions in the Agreement and in the General Terms and CondItIons of Purchase of Unipart, the provisions in the Agreement will prevail.

4.4.
Unipart will control the stock profiles for Nipparts products. Stock cleanses will only be for excess stock or for parts which haven't sold during the previous twelve months. Nipparts will accept a stock cleanse on a yearly basis. The stock cleanse is subject to a 5% handling fee of the original cost price of the product. The stock cleanse value Is deducted from the yearly turnover objects as set in § 4.2

5.	PRODUCT PRICES

5.1.
The purchase prices of the Nipparts Products payable by Unipart to Nipparts, will amount to the purchase price (inkoopprijs) paid by Nipparts to its supplier increased with Landing Costs and a mark up of 14% to cover picking cost, a net profit margin and product warranty. Prices are reviewed on a quarterly basis according to exchange rate differences and increased purchase prices from the suppliers. Joint suppliers will act as bench mark for the reviewed prices.

5.2.	The payment term is 30 days after invoice date.

6.	ORDERS AND DELIVERY

6.1.	Unipart shall provide Nipparts on an ongoing basis with rolling forecasts of Its requirements of Nipparts Products for a period of three months. This roiling forecast Is not binding.

6.2.	Unipart will place weekly written orders and Nipparts will supply Unipart on a weekly basis for a single shipment

6.3.	Nipparts will accept the weekly orders placed by Unipart and will prepare them for shipment within 48 hours. Unipart is responsible for shipment and shipment costs.

7.	TERM AND TERMINATION

7.1.
This Agreement shall be effective as of the date of thIs Agreement, and shall be In effect for a period of three years. Unless the Agreement Is terminated by either Party taking Into account a notice period of six (6) months prior to the end of the Initial Period, the Agreement shall be automatically extended with further consecutive three (3) years periods.

7.2.	Neither Party shall be entitled to claim the cancellation or early termination of this Agreement except, by written notice having immediate effect, for the following causes:

(I)	If the other Party enters Into suspension of payments, bankruptcy or dissolution or liquidation; or

(iI)
If the other Party is In material breach of this Agreement for a period exceeding thirty (30) days and fails to remedy such breach within thirty (30) days of receipt of written notice from the Party asserting the breach and requesting its remedy.

7.3.	Notwithstanding termination of this Agreement, clauses Band 9 shall be binding upon the Parties.

8.	CONFIDENTIALITY

8.1.	Subject to clause B.2, none of the Parties shall provide any Information that has been marked confidential or of which a person reasonably understands that it is of a confidential nature ("Confidential Information") of the Party to third parties or make any public announcement or otherwise distribute information concerning the subject matter of this Agreement without the prior written consent of the other Party to this Agreement.

8.2.	Each of the Parties may disclose Confidential Information of the other Party which would otherwise be subject to the confidentiality obligations set forth in olause 8 to the extent:

(I)	required by the law of any relevant jurisdiction (including but not limited to the compliance with statutory requlrernents, listing rules or other regulations);

(li)	such Confidential Information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party;

(iii)	such Confidential Information is disclosed to advisors lnvolved in any litigation conducted by that Party In relation to the transactions contemplated by this Agreement;

(Iv)	the other Party has given prior written approval to the disclosure; or

(v)	such Confidential Information was lawfully in" that Party's possession before the date of disclosure;
and in respect of clauses 8.2. (i) and 8.2.(v}, subject to the prior notification of the other Party and the obligation to take all reasonably possible measures to prevent or limit the damages the other Party may suffer from the disclosure of such Confidential Information, Including but not limited to consultation on the form, oontent and timing of such disclosure.

9.	WARRANTIES

9.1.	The Parties warrant that that they have the right to enter into this Agreement.

9.2.	Sator guarantees to Unipart that Nipparts shall comply with all Its obligations under this Agreement.

10.	MISCELLANEOUS

10.1.
All communications, notices and disclosures required or permitted by this Agreement shall be In writing and shall be sent by registered mail, by courier, by facsimile transmission or bye-mail to the following addresses unless and until a Party notifies the other Party In accordance with this clause 10.1 of another address.

If to Unipart:	If to Nipparts:
UNIPART AUTOMOTIVE LIMITED 2100 The Crescent Solihull Parkway Birmingham B377YE England	Nipparts B.V. 's-Gravelandseweg 379 3125BJ Schiedam The Netherlands
Attn:	Attn: the Board
Fax:	Fax: 0031-10-4370671
e-mail:	e-mail: sec@satorholding.com

If to Sator:
Sator Holding B.V. 's-Gravelandseweg 379 3125BJ Schiedam The Netherlands
Attn: the Board
Fax: 0031-10-4370671
e-mail: sec@satorholding.com

10.2.
The rights and obligations of a Party under this Agreement cannot be assigned or transferred    except with the prior written approval of the other Party, which consent shall not be unreasonably withheld.

10.3.	Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses In relation to this Agreement.

10.4.
This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter. The rights and remedies expressly conferred by the Agreement are cumulative and additional to any other rights or remedies a Party may have under applicable law,

10.5.	Any variation of this Agreement is not valid unless and until it is In writing and has been signed by or on behalf of the Parties.

10.6.
If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining provisions, In that event, the Parties shall replace the invalid or non-binding provision by provisIons that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provIsion, given the contents and purpose of this Agreement.

10.7.
A single or partial exercise of any right or remedy under this Agreement by a Party shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by a Party shall not be deemed to be a waiver of any subsequent breach.

11.	GOVERNING LAW AND JURISDICTION

11.1.	ThIs Agreement Is governed by and shall be construed in accordance with the laws of the Netherlands,

11.2.	Any dispute arising out of or in connection with this Agreement shall be submitted exclusively to the competent courts in Amsterdam, the Netherlands, notwIthstanding the right of appeal.

(signature page follows)

IN WITNESS WHEREOF, AGREED UPON AND SIGNED IN FIVE (6) COUNTERPARTS
BY:

Unipart Automotive Ltd
/s/ G. CROKER 10/04

By: Gary Croker
Position: Director

Nipparts B.V.
/s/ MARCUS TITUS WELLING	/s/ JOHANNES PETRUS KRUIJER
By: Sator Holding B.V.	By: Sator Holding B.V.
By: Marc Titus Welling	By: Johannes Petrus Kruijer
Position: Director	Position: Director

Sator Holding B.V.
/s/ MARCUS TITUS WELLING	/s/ JOHANNES PETRUS KRUIJER
By: Marc Titus Welling	By: Johannes Petrus Kruijer
Position: Director	Position: Director

Schedule 7.2
Sellers' Warranties

Execution version

SCHEDULE 7.2 SELLERS' WARRANTIES

1.	Group Companies I Corporate

1.1.	The Group Companies have been duly incorporated and validly exist under the Laws of their respective jurisdictions.

1.2.	No Group Company has been dissolved or is involved in any procedure for division. No resolution or decision been adopted, petition submitted or proceedings initiated to such effect.

1.3.
No Group Company has been declared bankrupt or insolvent or granted a moratorium of payments, nor are there any petitions, proceedings, notices or requests to this effect. No attachment has been levied on, and no receiver has been appointed in relation to, any of the Group Company's properties, assets or enterprise.

1.4.	Except as set out in the Disclosed Information, the entire issued and outstanding share capital of all Subsidiaries is held directly or indirectly by the Company.

1.5.
The total issued and outstanding share capital of each Subsidiary is legally and beneficially owned by a Group Company and have all been duly issued, placed and fully paid-up and are free from Encumbrances.

1.6.
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of the share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.7.	No depositary receipts have been issued with respect to any of the shares in the capital of any Subsidiary, nor do any third parties have any other type of beneficial interest in or relating thereto.

1.8.
Except as set out in the Disclosed Information, no Group Company has any participation, equity interest, or other securities in any legal entity other than another Group Company, or is party to any joint venture, partnership or other corporation, whether incorporated or unincorporated, or is party to any other arrangement in relation to the sharing of income, profits, losses or expenses.

Execution version

1.9.	None of the Group Companies are, nor have they agreed to become, the holder or beneficial owner of any class of any shares, debentures or other securities of any legal entity anywhere in the world.

1.10.
The copies of the articles of association and other constitutional and corporate documents as set out in the Disclosed Information are, in all respects, true, accurate, complete and not misleading, and the Group Companies have at all times acted in accordance with such documents. No resolutions have been made by any corporate body to amend any of the constitutional and corporate documents of any of the Group Companies.

1.11.
The shareholders register ("aandeelhoudersregister") or similar documents of the Group Companies correctly and completely reflect the current and former shareholdings of the Group Companies and all particulars required to be entered in such register in all material respects.

1.12.
No shareholder's resolutions or managing board resolutions have been adopted in respect of any Group Company but not yet carried out or put into effect. In particular, any and all dividends or distributions declared have been made or paid in accordance with the relevant articles of association and applicable statutory provisions.

2.	Accounts

2.1.	The Accounts:

a.	have been prepared in accordance with Dutch generally accepted accounting principles;

b.
give a true and fair view of (or, in as far as they have not been audited, fairly represent), the size and composition of the assets and liabilities of the Group and/or the relevant Group Company at the Accounts Date and of the results of the Group and/or the relevant Group Company for the financial period ended on the Accounts Date; and

c.	have been prepared applying the accounting policies consistently applied in the financial statements of the relevant Group Company in the previous three (3) financial years.

2.2.	No fact, matter or circumstance has occurred which resulted in any change or amendment to any of the Accounts being required pursuant to the method used in preparing the relevant Accounts.

Execution version

2.3.	The Group Companies have in the past three (3) years duly and timely filed their respective Accounts.

2.4.	The corporate and financial records, books of account, minute books, shareholders' register and other books and records of the Group Companies, whatever the form in which they exist:

a.	have always been kept in all material respects in accordance with the statutory provisions and local Law;

b.	have always been kept in all material respects in a correct and adequate manner in accordance with sound business practice; and

c.	are in the possession of the Group Companies,
and no notice or allegation to the contrary has been received by any Group Company and there is no fact, circumstance or matter on the basis of which such notice or allegation should reasonably be expected.

2.5.
All documents that any Group Company was required to file with or deliver to any trade register (or local equivalent) in the past three (3) years have been correctly made up and duly filed and delivered.

3.	Events since the Accounts Date

3.1.
Since the Accounts Date and up to the Signing Date, the Group Companies have conducted the Business consistent with past practice and in the ordinary course, so as to maintain it as a going concern, including but not limited in relation to the payments of creditors and the collection of debts and the purchase of stock and inventory.

3.2.	Since the Accounts Date, and except as set out in the Disclosed Information, the Group Companies have not taken any actions or decisions set out in Clause
4.2.1 (pre-completion covenants).

4.	Financing, debtors and creditors, grants and subsidies

4.1.	Other than as set out in the Disclosed Information:

a.	none of the Group Companies is a party to any overdraft, loan or credit facility; and

b.	there are no outstanding interest bearing loans and credits and there is no other interest bearing indebtedness (including money raised by promissory

Execution version

note or deb! factoring) nor is there any agreement to enter into such arrangements;

c.	no Group Company has any interest bearing debts (whether present or future, and whether in relation to lending money or otherwise) other than debts incurred in the ordinary course of the Business.

4.2.
None of the Group Companies have received a notice (whether formal or informal) from any lenders requiring an early repayment of loans or threatening the enforcement by any such lender against any security which it may hold, and, to the knowledge of the Sellers, there are no circumstances likely to give rise to any such notice.

4.3.
Except as set out in the Disclosed Information, the Group Companies have not undertaken any action which mayor will constitute an event of default under, or prejudice or negatively affect, any loan facility, overdraft facility, or other financial facility of the Group Companies.

4.4.
The Disclosed Information contains a complete and accurate list of all the bank accounts of the Group Companies, including details of the authorised signatories. No third party, not being a Group Company, shares any of the Group Companies' bank accounts.

4.5.
The list of debtors in the Disclosed Information correctly sets out the debtors to the Group as at the relevant date of the overview. None of these debts has been released, factored or discounted such that the debtor involved has paid, or will pay, less than the full amount of this debt.

4.6.
Except as set out in the Disclosed Information, no Group Company is party to or liable under (whether on a contingent basis or not) any guarantee, indemnity, suretyship, or other similar commitment in relation to any party which is not a Group Company, and no such guarantee, indemnity, suretyship, or other similar commitment given by or for the benefit of a Group Company by a party which is not a Group Company is outstanding.

4.7.
Except as set out in the Disclosed Information, no Group Company has created or agreed to create any Encumbrance over any of its properties or assets, nor has any person made any claim to be entitled to any such Encumbrance, other than in the ordinary course of the Business.

4.8.	Except as set out in the Disclosed Information, no Group Company has applied for or received, any material grant or subsidy from any Governmental Entity or

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other person. No Group Company is under any obligation to repay any grants or subsidies.

4.9.	At 31 March 2013, the total amount borrowed under the Existing Financing Facilities was approximately EUR 47,910,000 (forty-seven million nine hundred and ten thousand euros).

5.	Assets
Fixed assets

6.
The Group Companies have full title to all the assets and real properties listed in the Annual Accounts, except the assets it has disposed of in the ordinary course of the Business, and none of these owned items are subject to any Encumbrance,    or subject to any lease, option, right of use, a right of any encumbering nature whatsoever, or to any agreement or commitment to give or create any Encumbrance except as set out in the Disclosed Information.

7.
The assets owned, licensed, leased or otherwise used by the Group Companies comprise all the assets required for the continuation of its Business as carried on at the Signing Date. All such assets are in the possession or otherwise under the control of the Group Companies.

8.
To Sellers' best knowledge, each of the assets owned, held or used by the Group Companies is in good repair and in good condition and has been regularly and properly maintained taking into account normal wear and tear.

9.	Other than as set out in the Disclosed Information, the Group Companies:

a.	do not use any assets belonging to any of the Sellers or any of their respective Affiliates in the course of the Business;

b.	have in the past three (3) years not acquired any assets from any of the Sellers or any of their respective Affiliates; and

c.	have in the past three (3) years not sold or transferred any assets used in the course of the Business to any of the Sellers or any of their respective Affiliates.
Inventory

5.5.
The inventory ("voorraden") including but not limited to raw material, merchandise, parts, packaging and promotional material have been acquired in the ordinary course of the business of the Group Companies.

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6.	Contracts

6.1.	To Sellers' best knowledge, all material contracts to which any of the Group Companies is a party:

a.	are valid and binding obligations of the parties thereto;

b.	the terms thereof have been complied with in all respects by the relevant Group Company and by any other party to such contracts.

6.2.
No dispute with a value of more than EUR 125,000 (one hundred twenty five thousand euro) exists in relation to any of the contracts referred to in paragraph 6.1, and no notice has been received by any Group Company stating that any Group Company has been in breach or default of any such contract.

6.3.	No written notice of termination or cancellation, or intention to terminate or cancel, has been received by a Group Company in respect of any of the contracts referred to in paragraph 6.1.

6.4.
No Group Company is, nor was it in the three (3) years preceding the Signing Date, a party to or liable in respect of any agreement, arrangement or obligation that was not part of the Disclosed Information and that limits the ability of any Group Company to carry on freely any part of its Business.

6.5.	There are no outstanding payments owed by a Group Company in connection with the asset sale from Nipparts UK Limited to "Nipparts New" dated March 13, 2007.

6.6.	No penalty is owed or due by any Group Companies under the agreement between ABS All Brake Systems B.V. and Sator Holding B.V ..

7.	Tax

7.1.	The Group Companies have been duly registered for Tax purposes in their country of incorporation.

7.2.	Except as set out in the Disclosed Information, no Group Company has any agency, branch office, or other place of business or permanent establishment.

7.3.	The Group Companies have in the past three (3) years in all material respects duly and timely filed all Tax returns they were required to file.

7.4.	No non-routine investigations or inquiries by any competent Tax Authority are pending, have been announced or, to the best of Sellers' knowledge, are expected with respect to any Group Company.

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7.5.	None of the Group Companies is treated for any Tax purpose as resident of a country other than the country of its incorporation.

7.6.
Except as set out in the Disclosed Information, in the current financial year and the previous three (3) financial years, none of the Dutch Companies have claimed or have been granted an exemption from Tax in connection with a reorganization or merger.

7.7.	To the Sellers' best knowledge, none of the Group Companies have filed a U.S. IRS Form 5471.

7.8.
To the Sellers' best knowledge, none of the Group Companies have been requested by any United States person to provide information that would enable that United States person to elect to treat the target as a qualified electing fund.

8.	Disputes and litigation

8.1.
Except as set out in the Disclosed Information, there are no claims, suits, actions or proceedings pending against, relating to, affecting the Group Companies or initiated by the Group Companies before any court, arbitrator, (semi)governmental department, comrrussron, agency, instrumentality or authority, including a petition for a preliminary hearing of witnesses ("voorlopig getuigenverhoorJl) or a preliminary investigation of experts ("voorlopig deskundigenberichf'), nor are, to the best knowledge of Sellers, any such claims, suits, actions or proceedings threatened against the Group Companies.

8.2.	None of the Group Companies are engaged in any criminal investigations, nor are to the best of Sellers' knowledge any such investigations threatened.

8.3.
Except as set out in the Disclosed Information, no outstanding, unfulfilled or unsatisfied judgment, decree, order or award by any court, tribunal or arbitrator has been made against, and not been appealed by, any Group Company or any person for which any Group Company may be liable (including but not limited to officers, directors, and employees).

8.4.
The Group Companies have conducted their business and corporate affairs in accordance with their articles of association (or the local equivalent) and in all material respects in compliance with all applicable laws and regulations.

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9.	Employees

9.1.	The Data Room contains a complete overview of the applicable terms and conditions of employment of all the Employees as per the date of that overview, setting out:

a.	(redacted) personal details (date of birth);

b.	employer;

c.	function and department;

d.	form of employment (temporary or indefinite time);

e.	date of commencement of employment; and

f.	basic annual salary.

9.2.	No person previously employed or engaged by any Group Company has a right to continued or renewed employment by that Group Company.

9.3.
No Employee (it being acknowledged that the Group interim CEO is on a fixed term contract), who may reasonably be deemed a key employee of the Group Companies has given notice terminating his or her employment with the Group Companies.

9.4.	None of the Group Companies have taken any action to terminate any of the Employees other than in the ordinary course of business.

9.5.
Other than set out in the Disclosed Information, there is no agreement or understanding (contractual or otherwise) between any of the Group Companies and any Employee or ex-employee with respect to their employment, their ceasing to be employed or their retirement which is not included in the written terms of such employment.

9.6.
Other than the management fees for H2 Equity Partners and Dryas B.V.lAdriaan Roggeveen, there are no management agreements or understandings (contractual or otherwise) between any of the Group Companies and any of the Sellers or their Affiliates.

9.7.	The Group Companies have no temporary employees or seconded employees other than in the ordinary course of business.

9.8.	No person, other than the registered managing directors as specified in the Disclosed Information and/or any trade register, is authorised to act for, or to

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bind or to act as agent or attorney, for a Group Company, other than pursuant to limited powers of attorney used in the ordinary course of business.

9.9.
The Group Companies have at all times complied in all material respects with all obligations towards the Employees and all labour Laws, employment agreements and applicable collective bargaining agreements.

9.10.
There is no stock option scheme in place at any Group Company. There are no other incentive or bonus schemes applicable to the Employees other than the incentive and bonus schemes disclosed in the Disclosed Information. Except as set out in the Disclosed Information, no employee of any Group Company is entitled to any remuneration calculated by reference to sales, turnover, or profits of any Group Company.

9.11.
No proposal, assurance or commitment has been communicated to the Employees regarding any change to the terms of employment, working conditions, pensions or benefits and no negotiations related thereto take place, other than at an individual level. No such change will take place as a result of this Agreement or the effectuation of the transactions contemplated herein, and no contracts with Employees contain any change-of-control provisions that would be triggered by the Transaction and would result in any additional right being provided to any such Employee or any additional obligation on any of the Group Companies.

9.12.	No Group Company has made any material loan or advance which is still outstanding to any Employee or any person formerly employed by any Group Company.

9.13.
No Group Company is involved in any material strike or industrial or trade dispute with any trade union or other body representing Employees. Other than as set out in the Disclosed Information and/or pursuant to applicable collective bargaining agreements (CAO's), no agreements exist between any Group Company and any trade unions or other body representing employees.

9.14.	Nipparts Deutschland GmbH has no employees and all claims of former employees have been fully and finally settled.

9.15.
To the best of Sellers' knowledge, the Group Company activities are such that the Group Companies do not fall within the scope of (i) the collective bargaining agreement for the Motor Vehicles and Two-wheelers (CAO Metaal en Techniek, Motorvoertuigenen Tweew;elerbedrijf), (ii) the mandatory industry wide pension fund for the metal and technical industry, (iii) the collective bargaining agreement

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for the Technical Wholesale (CAO voor Technische Groothande/) and (iv) the collective bargaining agreement for Road Haulage (CAO voor het Beroepsgoederenvervoer)

9.16.	Less than 20% of the employees employed by AP-Logistics B.V. perform road transport activities.

10.	Pensions
It is agreed that no knowledge of the Purchaser (and whether such information is contained in the Data Room or otherwise) of a breach of the Sellers' Warranties contained in this paragraph 10 (Pensions) will limit or qualify the right of the Purchaser to make a claim under the Sellers' Warranties contained in this paragraph 10 (Pensions).

10.1.
The Disclosed Information sets forth an accurate and complete list of all collective and individual pension, disability and early retirement plans, deferred compensation and similar arrangements maintained or contributed to by any Group Company for the benefit of any Employee or ex-employee or other persons associated with a Group Company.

10.2.
To the best of the Sellers' knowledge, all pension arrangement(s) offered to the Employees are and have at all times been in material compliance with all applicable Laws and with the regulations and terms of these pension arrangements.

10.3.	No mandatory industry wide pension plans apply to any of the Group Companies.

10.4.	There are no back service liabilities in respect of any of the pension arrangements maintained by the Group.

10.5.
The Group Companies have fully and timely satisfied their obligations vis-a-vis the Employees and the pension administrator(s) and duly and timely paid all amounts (including contributions, premiums and expenses) payable in accordance with the pension arrangements, or have sufficiently provided for such obligations in the Accounts.

10.6.
There are no pending claims or actions (other than routine claims for benefits) in respect of the pension arrangement(s) offered to the Employees, nor, to the Sellers' best knowledge, are any such claims or actions threatened or do any circumstances exist which might give rise to any such claim or action.

10.7.	AIl amendments or changes made to the pension plans have, to the extent required by Law, been approved by the employees and works council of the Group.

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11.	Insurance

11.1.	The Group Companies have concluded the insurance policies set out in the Disclosed Information.

11.2.	In relation to each insurance policy taken out by any Group Company, the following applies:

a.	the insurance policy is in full force and effect;

b.	all premiums payable in the past three (3) years have been duly paid; and

c.	to the Sellers' best knowledge, there has been no act or omission that could make any insurance policy void or voidable.

11.3.	No Group Company has been refused insurance during the past three (3) years.

11.4.
Except as set out in the Disclosed Information, no Group Company have made any claims in a total amount of more than EUR 125,000 (one hundred twenty five thousand euros) during the past three (3) years.

11.5.	There are no pending or asserted claims as to which any insurer has denied liability, and there are no claims that have been disallowed or according to the involved insurer have been filed improperly.

12.	Real estate

12.1.
The Group Companies do not own, are not entitled to, have no right or interest in and are not in occupation of any real estate other than set out in the Disclosed Information,    and the Group Company named as the owner is the legal and beneficial owner of the whole of such real estate and has full title to such real estate, or is the legal and beneficial lessee of such real estate. No Group Company has contractual obligation to purchase or use any other real estate.

12.2.	None of the Group Companies own any real property located in the United States.

12.3.
Other than set out in the Disclosed Information, the real estate owned by the Group Companies is not subject to any Encumbrances, and no third party has any right of ownership, right of use, option, right of first refusal in relation thereto.

12.4.
The real estate owned by the Group Companies is not subject to long lease ("erfpachf'), has neither been sold by any Group Company, nor agreed to be sold by a Group Company, and is not being expropriated ("onteigend") and there is no obligation for the real estate to be offered for sale to the relevant authorities

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pursuant to the Municipalities Preferential Rights Act ("Wet Voorkeursrecht Gemeenten").

12.5.
All lease agreements relating to any of the real estate leased by the Group Companies are in full force and effect, and the Group Companies are not in breach of any material obligations under any relevant agreement. No other agreements, whether verbal or in writing, pertaining to the real estate leased exist and no obligations have been assumed by any of the Group Companies. The Group Companies have at all times duly paid the rent payable in relation to the real estate leased.

12.6.
There is no dispute or proceeding pending or, to the Sellers' best knowledge threatened, regarding any real estate owned, leased or used by the Group Companies, and to the Sellers' best knowledge there is no fact, circumstance or matter which is likely to give rise to any such claim or proceeding.

12.7.
No Group Company is under any obligation to carry out material improvements or repairs of all or part of any real estate leased by the Group Companies, nor has any Group Company received any order or instruction with respect to any such improvements or repairs.

12.8.	None of the real estate owned, leased and/or used has suffered from any event rendering the real estate not suitable for its current use in the Business.

12.9.	Other than as set out in the Disclosed Information, each Group Company has to Seller's best knowledge fully and timely complied with all applicable environmental Laws and zoning plans and Laws.

12.10.
Other than as set out in the Disclosed Information, the real estate used by the Group Companies is to Sellers' best knowledge not polluted and/or contaminated with any hazardous substances (as such terms are defined in applicable environmental Law) to the extent that any remediation obligations exist assuming the continuation of the Business as undertaken as at the Signing Date and no construction work requiring any excavation is being undertaken with respect to the premises used by the Group.

12.11.
No Governmental Authority has given any directive, order or notice to the Group Companies which could impose an obligation to the Group Companies to make any improvements and/or repairs of the real estate.

12.12.	No Group Company has received any claim from any Governmental Authority in connection with:

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a.	any (possible) pollution of the real estate owned; or

b.	non-compliance with environmental Law at the real estate and facilities used by the Group Companies.

12.13.	All of the leases and subleases relating to Lasaulec are terminated and do not have any ongoing obligations for any of the Group Companies.

13.	Information technology

13.1.
In the twelve (12) months prior to the Signing Date, there have been no failures or breakdowns of any computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the Business, which have materially affected the Business for any extended amount of time.

13.2.
The Group Companies own, or have valid licences to use, all computer hardware and computer software necessary for the continuation of the Business of each Group    Company (subject to required investments, expenses and capital expenditure as set out in the Disclosed Information). All such licenses are in full force and effect and have been complied with in all material respects.

13.3.	All of the IT hardware, network, systems, software, telephone or other communication systems owned and/or used by a Group Company are sufficient to conduct the Business as presently conducted.

13.4.
Each Group Company has in place disaster recovery and back-up procedures for its material IT hardware, network, systems, software, telephone and other communication systems it owns and/or used by a Group Company and has taken steps and implemented procedures to safeguard its IT hardware, network, systems, software, telephone and other communication systems and prevent unauthorized access thereto.

13.5.	All of the material IT hardware, network, systems, software, telephone or other communication systems are covered by maintenance agreements.

13.6.
There is no dispute or proceeding regarding any computer hardware or software, or other computer or communication systems used in the Business, and to the Sellers' best knowledge there is no fact, circumstance or matter which is likely to give rise to any such dispute.

13.7.	The Group Companies are not in breach of the agreement entered into between Sator Holding B.V.- MivarGroup B.V. and AuDaCon AG.

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14.	Intellectual Property. ownership. authorised use

14.1.
The Intellectual Property that is material to the Business as conducted at the Signing Date is (or where appropriate in the case of pending applications, will as far as the Sellers believe upon registration be) legally owned by, validly licensed to, or used under the authority of the owner, by the relevant Group Companies, free from any Encumbrances.

14.2.
All fees and other costs and charges in relation to the maintenance of all registered Intellectual Property that is material to the Business as conducted at the Signing Date have been duly and timely paid and nothing has been done or omitted to cause the lapse of registration of such Intellectual Property.

14.3.
The Group Companies' Intellectual Property that is material to the Business and is not the subject of any claim, challenge or opposition by any third party without the Group having acted on such infringement, and to the Sellers' best knowledge is not being infringed upon by any third party. Other than as set out in the Disclosed Information, no Group Company has granted to any third party any right or interest in respect of the Intellectual Property owned by the Group Companies.

14.4.	Except as set out in the Disclosed Information, there is no dispute or proceeding regarding any Intellectual Property used in the Business, and to the Sellers' best knowledge:

a.	there is no fact, circumstance or matter which is likely to give rise to any such dispute; and

b.	the activities and the products manufactured or sold by the Group Companies do not infringe any rights in Intellectual Property of any third party.

14.5.
To the Sellers' best knowledge, all Group Company web services have been developed in accordance with all applicable Laws. The Sellers have no knowledge of any developers not having all required Intellectual Property rights required to do so.

15.	Legal compliance

15.1.
To the best of the Sellers' knowledge, all licences, permits, consents, authorisations,    certificates and registrations material to the Business as conducted by the Group Companies at the Signing Date (collectively and, where

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appropriate, individually) have been obtained, are in force, and are being complied with in ali respects.

15.2.
To the best of the Sellers' knowledge, no circumstances exist or are expected that could result in the suspension, revocation, cancellation, modification or refusal to renew any of the permits necessary for the Business as conducted by the Group Companies (collectively and, where appropriate, individually) at the Signing Date, nor will entering into this Agreement create such circumstances.

15.3.
No Group Company is a party to or liable in respect of any agreement, arrangement, or practice which in any way restricts its freedom to carry on the whole or any part of its Business as it sees fit or is contrary to any competition Law.

15.4.
To the best of the Sellers' knowledge, none of the Group Companies have been the subject of any investigation by any Governmental Authority related or in connection with any violation of any applicable anti-bribery Laws, anti-corruption Laws, and/or competition Laws.

16.	Environmental

16.1.	All activities of the Group Companies have been conducted in material compliance with, and all real estate used by the Group Companies materially comply with, all environmental Laws.

16.2.
No Group Company has received any claim, notice, action or communication from any governmental or regulatory authority, citizen group, employee, works council or otherwise, nor is such claim, notice, action or communication pending, claiming any violation of any of the environmental Laws, or demanding or requiring any environmental repair, construction, alteration or emission (including but not limited to emission to air and water, noise or malodour) and vibration reduction.

16.3.
The Group Companies currently hold, and are in material compliance with all conditions and requirements of, all environmental permits necessary for the Business and have made all necessary notifications ("me/dingen") required under all such environmental permits or under applicable Law.

16.4.	All appropriate or necessary action in connection with the renewal or extension of any environmental permit has been taken.

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16.5.
No soil or groundwater contamination exists at the Havendoklaan site in Vilvoorde, Belgium which is caused by activities of the Group Companies resulting in decontamination obligations or use restrictions.

17.	Warranties And Products
There is no outstanding claim against any of the Group Companies for breach of service or warranty to any customer and there are no product liability claims outstanding against a Group Company.

18.	Brokers
Other than referred to in this Agreement, no Group Company has engaged, or caused to be incurred any liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of the Agreement and the transactions contemplated hereby pursuant to which any Group Company owes or will owe any amounts if the Transaction is effectuated.

19.	Information

19.1.	All of the Disclosed Information provided to Purchaser and/or any of its representatives and professional advisors is correct in all material respects.
The statements made in the letter from Imprima B.V. dated 22 April 2013 regarding the Data Room ("1mprima Statement") are all accurate and the Sellers, a Group Company or any of their advisors have not taken any actions or given any instructions to take any actions which may lead to the Imprima Statement not being correct.

Schedule 8
Tax

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SCHEDULE 8 TAX

1.	Tax Indemnity

1.1.
The Sellers shall indemnify and hold the Purchaser and each of the Group Companies harmless (vrijwaren en volle dig schadeloosstellen) from and against any (i) Tax Liability for which a Group Company is liable as a result of any event relating to any period prior to the Completion Date, occurring before the Completion Date (other than Tax arising in respect of income, profits or gains earned on or after the Completion Date as a result of such an event) or in respect of any profits earned or revenues realized before the Completion Date; (ii) any Leakage Tax Benefit included in the Leakage Notice which cannot be fully obtained and (iii) any VAT costs not included in the Leakage Notice which cannot be fully recovered.

1.1.
Any indemnification payment made pursuant to this Schedule 8 shall be treated as an adjustment to the Purchase Price, for Tax purposes, unless otherwise required by applicable Law. Each Party shall notify the other party if it receives notice that any Tax authority proposes to treat any indemnification payment as other than an adjustment to the Purchase Price for Tax purposes, or if it otherwise determines that an indemnification payment is required by applicable Law to be treated as other than an adjustment to the Purchase Price for Tax purposes.

2.Exclusions

The indemnity contained in Clause 1.1 of this Schedule 8 shall not cover any
Tax Liability to the extent that:

a.	an allowance, provision or reserve in respect of that Tax Liability has been made in the Accounts; or

b.
the relevant Tax Liability arises in consequence of any event, transaction, income, profit or gain in the event that such event, transaction, income, profit or gain has occurred since the Effective Date in the relevant Group Company's ordinary course of business, or in the event that the corresponding profit, gain or income to which that Tax Liability relates occurs outside the ordinary course of business but is for the benefit of the Purchaser or the relevant Group Company; or

c.	the Tax Liability arises or is increased as a result of any change, on or after the Effective Date, in Tax rates or the passing of or any change in Law or

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d.
generally accepted accounting practice, or a change in interpretation on the basis of case law, regulation, directive or requirement, or a change in the administrative practice of any Tax Authority or any withdrawal of any extra- statutory concession by a Tax Authority; or

e.
the Tax Liability would not have arisen but for, or is increased by, a transaction, action or omission carried out or effected by any member of the Purchaser's Group (for the avoidance of doubt including the Group Companies) or any other person connected with any of them, including directors, officers, employees, advisors, agents or successors in title at any time after the Completion Date, it being agreed and understood that a correction    after the Completion Date of Tax filings made prior to the Completion Date shall for the purposes of this Schedule not be considered to exclude the Sellers' liability; or

f.
written notice of a claim in respect of the Tax Liability is delivered by the Purchaser or the relevant Group Company to the Sellers after expiry of the statutory limitation period applicable in the relevant jurisdiction to make a timely objection or appeal to the Tax matter giving rise to such claim; or

g.
the Tax Liability arises as a result of any change on or after the Completion Date in any accounting policy (including the length of any accounting period for Tax purposes) or any Tax or accounting basis, method or practice of any of the Group Companies, other than a change which is necessary in order to comply with the Law applicable to the relevant Group Company in effect on or prior to the Completion Date; or

h.
the Tax Liability arises as a result of the Purchaser or any member of the Purchaser's    Group (for the avoidance of doubt including the Group Companies) not complying with its obligations under the Agreement or any ancillary agreements; or

h.
recovery has been made under an insurance policy, or the Tax Liability is otherwise compensated for without cost to the Purchaser, a Group Company or any other member of the Purchaser's Group, including under the Sellers' Warranties.

3.	Due date for payment

A payment to be made by Sellers under to Clause 1.1 of this Schedule 8 shall be made

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a.
in a case of any actual payment of or in respect of Tax, five (5) Business Days before the date on which such payment is due to be made to the relevant Tax Authority, provided that the Company or the Purchaser will use all reasonable efforts to procure that it will obtain an extension for such payment; or

b.
in all other cases, within five (5) Business Days after the earlier of (i) the date on which a compromise or settlement had been reached between Parties with respect to a claim on basis of Clause 1.1 of this Schedule 8 (ii) the date on which a full and final settlement agreement has been reached with the relevant Tax Authoritywith respect to a Tax Liability subject to a claim on basis of Clause 1.1 of this Schedule 8 or (iii) the date on which a final decision is made on appeal with respect to a Tax Liability subject to a claim on basis of clause 1.1 of this Schedule 8 against which no appeal is permitted (uitspraak in kracht van gewijsde).

4.	Tax Benefit
The indemnification payment obligation of the Sellers pursuant to Clause 1.1 of this Schedule 8 shall be reduced by:

a.	any Tax Refund actually received by any Group Company;

b.	any reduction of Tax actually owing by any Group Company; or

c.	the net present value of future Tax Refunds or reductions of Tax for the Group Company or any other member of the Purchaser's Group;

((a) through (c) each a "Tax Benefit")

to the extent that the Tax Refund or reduction of Tax is connected with the facts on which the Purchaser's claim pursuant to Clause 1.1 of this Schedule 8 is based. For the avoidance of doubt it is agreed that any individual Tax Benefit will not be applied more than once in respect of any Tax Liabilities.

5.	Mitigation
The Purchaser shall take, and shall procure that each Group Company takes all reasonable measures required to mitigate any Tax Liability.

6.Preparation of Tax Returns

6.1.	The Company shall, at the costs and expense of the relevant Group Company, prepare and file (or procure the preparation and filing of) all Tax Returns in

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respect of the Group Companies in a manner and on a basis consistent with past practice and shall thus procure that it will not, unless required based on applicable laws or sound business principles of Dutch Tax rules (goed koopmansgebruik), or, as the case may be, similar rules in another jurisdictions, take any position in the Tax Returns relating to any Group Company that is contrary to the position that the relevant Group Company has taken or will take in the Tax Returns relating to the period up to and including the Effective Date

6.2.
The Sellers and the Purchaser shall provide the Company such information and render such assistance as is necessary and reasonable to ensure the proper and timely completion and filing of such Tax Returns.

6.3.
The Company shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by any Group Company for any taxable year or period beginning on or before the Effective Date, save to the extent such amendments, refilings or modifications (i) are required based on applicable laws or sound business principles of Dutch Tax rules (goed koopmansgebruik), or, as the case may be, similar rules in another jurisdictions,    (ii) are required as a result of any evident mistake or (iii) are required as a result of any adjustments made by any Tax Authorities. To the extent that an exception as set out under (i), (ii) or (iii) applies, the Company shall advise the Sellers of its intentions to amend, refile or otherwise modify the relevant Tax Return and shall accept all reasonable comments of the Sellers before amending, refiling or otherwise modifying the relevant Tax Return.

7.	Conduct of Tax claims

7.1.
Upon becoming aware of any pending audit, investigation, assessment or other any other action by any Tax Authority which gives or may give rise to any Tax Liability ("Tax Issue") relating to any taxable year or period beginning on or before the Completion Date, the Purchaser shall give written notice to the Sellers of such Tax Issue without unreasonable delay. This notice shall set out such information as is available and as is reasonably necessary to enable the other party to assess the merits of the Tax Issue. Any failure to timely give such notice shall not affect the rights of the Purchaser, except to the extent that the Sellers are prejudiced by such failure.

7.2.
At its specific request, the Sellers may control the conduct of a Tax Issue and shall be the responsible party to negotiate, settle and compromise that Tax Issue, if that Tax Issue relates to any taxable year or period beginning on or before the Completion Date provided that the Sellers (i) have accepted liability

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towards the Purchaser for the full amount of the relevant Tax Issue, and, (ii) if and to the extent the (remaining) (Tax) Escrow Amount is not sufficient, provide the Purchaser with a reasonable form of additional security in relation to the full liability so accepted by the Sellers.

7.3.	The Purchaser shall procure that:

a.
each Group Company provides the Sellers or their advisors such information and assistance, including but without limitation such access to its books and records, which may reasonably be required to ensure a proper and adequate defense in relation to the Tax Issue; and

b.	any correspondence which relates to the Tax Issue shall be provided to the Sellers or their advisors without unreasonable delay.

Schedule 12.1
Purchaser's Warranties

Execution version

SCHEDULE 12.1 PURCHASER'S WARRANTIES

1.	Capacity and consequences of sale

1.1.
The Purchaser has been duly incorporated and validly exists under the Laws of its jurisdiction and has the necessary corporate capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

1.2.	All corporate and (where applicable) other action required to be taken by the Purchaser to authorise the execution and performance of this Agreement has been duly taken.

1.3.
Other than as contemplated by this Agreement, as far as the Purchaser is aware, no notices, reports or filings are required to be made by the Purchaser in connection with the Transaction and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Purchaser in connection with the execution and performance of its obligations under this Agreement, all except as explicitly set out in this Agreement.

1.4.	This Agreement comprises obligations that are legal, valid and binding on the Purchaser and enforceable by the Sellers against the Purchaser in accordance with the terms thereof.

1.5.	The execution, delivery, performance and consummation by the Purchaser of this Agreement does not and shall not violate a provision of the organisational documents of the Purchaser.

Schedule 13.1
Escrow Agreement

Draft, for discussion purposes only

Pending client acceptance by

ABN AMRO Escrow & Settlement

ESCROW & SETTLEMENT AGREEMENT

Escrow Reference CarCare

among

LQK NETHERLANDS B.V.

as the Purchaser

and

STICHTING CARCARE

and

ABN AMRO Bank N.V.

(trading as ABN AMRO Escrow & Settlement)

as the Escrow Agent

Dated [1] May 2013

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THE UNDERSIGNED:

1.
LQK NETHERLANDS B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at 's-Gravenlandseweg 379, 3125 BJ Schiedam, filed at the trade register held by the Chamber of Commerce in Rotterdam under registration number 57731306, hereinafter referred to as: the Purchaser;

2.
STICHTING CARECARE, a foundation (stichting) incorporated under the laws of the Netherlands,having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 57740836, hereinafter referred to as: the Stichting;

3.
ABN AMRO Bank N.V., (trading as ABN AMRO Escrow & Settlement), a public limited liability company organised and existing under the laws of the Netherlands, for the purposes hereof having its address at Weena 200, Rotterdam (The Netherlands), filed at the trade register held by the Chamber of Commerce in Amsterdam (The Netherlands) under registration number 34334259 and with VAT number N L820646660B01, hereinafter referred to as: the Escrow Agent;

The Purchaser and the Stichting are hereinafter jointly referred to as the Parties and each individually as a Party.

WHEREAS:

A.
The following companies together are holder of the entire issued and outstanding share capital of Sator Beheer B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 34341147 (the Company);

a.
H2 SATOR B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 34341144, hereinafter referred to as: the Seller I;

b. COOPERATIEVE H2 SATOR U.A., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 34373652, hereinafter referred to as: the Seller II; and

c.
HOLDING SATOR MANAGEMENT B.V., a private company with limited liability incorporated    under the laws of the Netherlands, having its registered address at Riederhagen 5, 2993XE Barendrecht, filed at the trade register held by the Chamber of Commerce in Rotterdam under registration number 24481004, hereinafter referred to as: the Seller III;

Seller I, II and III hereinafter jointly referred to as the Sellers and each individually as a Seller.

B.
the Sellers and the Purchaser have entered into a share purchase agreement dated [22] April 2013 (the SPA) with regard to the sale and purchase of the entire issued and outstanding share capital of the Company;

130405 Draft Escrow Agreement CarCare

C.	the Sellers have certain obligations pursuant to the SPA / Agreement;

D.	in order to secure possible liabilities of the Sellers, the Sellers and the Purchaser have agreed for the Purchaser to pay an amount, as further specified in the SPA, into an escrow account;

E.
the Sellers have assigned and transferred their rights and obligations in relation to this Escrow & Settlement Agreement to the Stlchtlng, which assignment has been accepted by the Stichting. The purchaser has acknowledged and agreed to assignment;

F.	the Escrow Agent has agreed to open and manage the escrow account, all in accordance with the terms laid down in this Escrow & Settlement Agreement.

HAVE AGREED AS FOLLOWS:

1.     Appointment of the Escrow Agent

The Parties hereby appoint the Escrow Agent for the purpose of this Escrow & Settlement Agreement as escrow agent and hereby instruct the Escrow Agent to administer the Escrow Account and to perform certain services in accordance with the terms and conditions set out in this Escrow & Settlement Agreement. The Escrow Agent hereby accepts the appointment and the instructions.

2.    Escrow Account

The details of the account in which the Escrow Agent will receive the Escrow Amount as further contemplated in this Escrow & Settlement Agreement (the Escrow Account)
are as follows:

Account in name of    :    ABN AMRO ESCROW& SETTLEMENT
Account Reference    :    CarCare
Currency    :    EUR
Account number    :    [=]
IBAN number    :    [=]
Bank    :    ABN AMRO Bank N.V.
Bank address    :    Coolsingel 93, Rotterdam, The Netherlands
SWIFT address    :    ABNANL2A

3.    Escrow Amount

The Escrow Amount is the amount as received in the Escrow Account and confirmed as received by the Escrow Agent and as reduced, from time to time, in compliance with this Escrow & Settlement Agreement.

The Parties have agreed for the Purchaser to transfer an amount of EUR 2,000,000 (in words: two million euro), into the Escrow Account, on the date of signing this Escrow & Settlement Agreement.

Upon receipt of the Escrow Amount in the Escrow Account, the Escrow Agent shall notify the Parties.

4.    Notices

1. Escrow Release Notice

The template document as annexed to this Escrow & Settlement Agreement (annexed as Schedule B), which is to be used by the Parties to instruct the Escrow Agent to release (a part of) the Escrow Amount to such beneficiary as further

130405 Draft Escrow Agreement CarCare

specified in the Escrow Release Notice and in compliance with the Escrow Release Conditions.

2. Escrow Stichting Entitlements Notice

The template document as annexed to this Escrow Agreement (annexed as Schedule C), which is to be used by the Stichting to inform the Escrow Agent of the apportionment of entitlement of the Stichting to (a part of) the Escrow Amount in the event of a release of (a part of) the Escrow Amount to the Stichting in compliance with Escrow Release Condition 5.1.

5.    Escrow Release Conditions

The earlier of the following events to occur:

1.    Escrow Release Condition 1

On the first Dutch business day following 1 May 2015, the Escrow Agent shall, without any instruction from the Parties being required, release the balance of the Escrow Amount to the Stichting as specified in the Escrow Stichting Entitlements Notice duly executed by the Stichting to the Escrow Agent prior to such date, unless the Escrow Agent has received an Escrow Claim Notice, duly executed by the Purchaser at least one (1) Dutch business day before the date mentioned above in this Escrow Release Condition 1, in which case the following provisions of this clause 5.1 shall apply.

In the event that the Escrow Agent receives (an) Escrow Claim Notice(s), the Escrow Agent shall release the balance of the Escrow Amount minus the aggregate amount stated in the Escrow Claim Notice(s) received by the Escrow Agent in accordance with this Escrow Release Condition 1.

2.    Escrow Release Condition 2

Upon receipt by the Escrow Agent of an Escrow Release Notice jointly and duly executed by the Parties instructing the Escrow Agent to release (a part of) the Escrow Amount to the Stichting and/or the Purchaser, the Escrow Agent shall release (a part of) the Escrow Amount in full compliance with such Escrow Release Notice.

If the Escrow Release Notice is to release a claimed amount such Escrow Release Notice shall specify exactly which part of the claimed amount is to be released and by doing so the Parties acknowledge the claim is no longer outstanding with respect to such amount.

3.    Escrow Release Condition 3

Upon receipt by the Escrow Agent of an opinion of a lawyer reasonably acceptable to the Escrow Agent and admitted to the bar in the jurisdiction and forum of the Netherlands, not being a lawyer employed or associated with Baker & McKenzie Amsterdam NV or Houthoff Buruma Coöperatief, that there exists a final judgement, no longer subject to appeal, to release (a part of) the Escrow Amount to the Purchaser and/or the Stichting, the Escrow Agent shall release (a part of) the Escrow Amount in full compliance with such lawyer's opinion.

6.    Escrow Account Interest

The Escrow Account Interest is the interest as received in the Escrow Account. The Party that is entitled to the Escrow Amount (or part thereof) is also entitled to the accrued Escrow Account Interest relating thereto. The Escrow Account Interest shall be released one month after the release of the Escrow Amount or the last part thereof.

7.    Escrow & Settlement Terms and Conditions

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The Escrow Agent shall have only those duties, obligations and responsibilities expressly specified in this Escrow & Settlement Agreement and shall have no implied duties, obligations and responsibilities.

The Escrow & Settlement Terms and Conditions, annexed to this Escrow & Settlement Agreement as Schedule D, shall be deemed to form part of this Escrow & Settlement Agreement.

In the event of a conflict between the body of this Escrow & Settlement Agreement and the Escrow & Settlement Terms and Conditions, the body of this Escrow & Settlement Agreement shall prevail.

8.    Contact details

Any notice, instruction and communication addressed to the Escrow Agent shall only be deemed to be valid if made in writing, in English and duly executed and if the following address and contact details are used and if such notice, instruction and communication    is confirmed to be received by the Escrow Agent:

ABN AMRO Bank N.V.
ABN AM RO Escrow & Settlement
Attn. the Operations Director
Blaak 555 (PAC: GP0765)
3011 GB Rotterdam
P.O. Box 1898
3000 BW Rotterdam
The Netherlands

Facsimile    :+3110 4016225
E-mail:        escrow-settlement@nl.abnamro.com

The Escrow Agent is entitled to rely on all information contained in Schedule A of this Escrow & Settlement Agreement.

The Parties are entitled to amend their address and account details by means of submitting a duly executed notice to that extent to the Escrow Agent.

9.    Escrow Agent Fees

The Escrow Agent Fee for arranging this Escrow & Settlement Agreement (the Set Up Fee) shall be EUR 5.000 (in words: five thousand euro) and shall be due and payable 50% by the Stichting and 50% by the Purchaser upon receipt of an invoice from the Escrow Agent.

The Escrow Agent Fee per release (the Release Fee) of the Escrow Amount (or any part thereof) to a beneficiary shall be EUR 250 (in words: two hundred and fifty euro). The Release Fee shall be due and payable by such Party which is beneficiary of a release and shall be paid by means of withholding the applicable amount from the amount(s) which is/are released by the Escrow Agent.

Any addendum or amendment to this Escrow & Settlement Agreement (an Addendum) shall be charged at EUR 2.000,00 (in words: two thousand euro), due and payable in equal parts by the Stichting on the one hand and the Purchaser on the other hand.

An amendment in Schedule A is, for the purpose of this article, considered not to be an Addendum.

All Escrow Agent Fees are excluding VAT.

10.     Termination

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This Escrow & Settlement Agreement terminates with immediate effect as per the moment the outstanding balance on the Escrow Account amounts to nil euro for more than ten consecutive Dutch business days.

This Escrow & Settlement Agreement may be terminated by the Parties jointly in writing observing a 45 days notice period.

As of termination the Escrow Agent shall be discharged of its obligations under this
Escrow & Settlement Agreement.

11.	Assignment or transfer of rights

No Party may assign or transfer any of its rights and/or obligations under this Escrow & Settlement Agreement without prior written consent of the other Party and the Escrow Agent.

12.     Confidentiality

Save when required by applicable laws or regulations of any competent regulatory authority or court, neither the Escrow Agent, nor any of the Parties shall divulge any information    in relation to this Escrow & Settlement Agreement, including the existence of this Escrow & Settlement Agreement and the provisions set out herein.

13.     Governing law

This Escrow & Settlement Agreement is governed by and construed in accordance with the laws of The Netherlands.

Any dispute arising from or connected with this Escrow & Settlement Agreement is subject to the exclusive jurisdiction of the competent court in Amsterdam, The Netherlands.

14.     Counterparts

This Escrow & Settlement Agreement may be executed in any number of counterparts,    all of which, taken together constitute one agreement and any Party may enter into this Escrow & Settlement Agreement by executing a counterpart.

SCHEDULES:

Schedule A Address and Account Details

Schedule B Template of Escrow Release Notice

Schedule C Template of Escrow Stichting Entitlements Notice

Schedule D Escrow & Settlement Terms and Conditions

Signature page to follow

130405 Draft Escrow Agreement CarCare

The undersigned each agree to be bound by the terms of this Escrow & Settlement Agreement and the Escrow & Settlement Terms and Conditions (annexed as Schedule D) attached thereto.

For and on behalf of the Purchaser

By:	By:
Date:	Date:

For and on behalf of the Stichting

By:	By:
Date:	Date:

For and on behalf of ABN AMRO Bank N.V.

By:	By:
Date:	Date:

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SCHEDULE A

Address and Account details
Purchaser	Company name	LKQ Netherlands B.V.
	Address	's-Gravelandseweg 379

	Postal Code and City	3125 BJ Schiedam
	Country	The Netherlands
	VAT no.	[=]
	Duly represented by	Mr. John Sidney Quinn
	Contact person	[=]
	Telephone / Fax	[=] [=]
	E-mail	[=]
	Account in name of	[=]
	Account number	[=]
	IBAN number	[=]
	Bank	[=]
	Bank address	[=]
	Swift address	[=]
Stichting	Company name	Stichting Carcare
	Address	Oosteinde 19

	Postal Code and City	1017 WT Amsterdam
	Country	The Netherlands
	VAT no.	N/A
	Duly represented by	H2 Equity Partners B.V.
	Contact person	Patrick Kalverboer and Harmen Geerts
	Telephone / Fax	+31206790822 +31206758359
	E-mail	p.kalverboer@h2ep.com and h.geerts@h2.nl
	Account in name of	[=]
	Account number	[=]
	IBAN number	[=]
	Bank	[=]
	Bank address	[=]
	Swift address	[=]

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SCHEDULE B

Template of Escrow Release Notice

To: ABN AMRO Escrow & Settlement
Attn. the Operations Director

From: [=]

Date: [=]
Re: Escrow & Settlement Agreement CarCare

On [=], the Escrow Agent, the Purchaser and the Stichting have entered into an Escrow & Settlement Agreement with Escrow Reference CarCare. Unless otherwise defined herein, capitalised terms in this notice shall have the meaning ascribed to them in the Escrow & Settlement Agreement.

In compliance with Clause 5.2 of the Escrow & Settlement Agreement, the undersigned notify the Escrow Agent to proceed to the release of all or part of the Escrow Amount as follows:

Amount to be released     :

In writing        :

Beneficiary         : Stichting

For and on behalf of the Purchaser For and on behalf of the Stichting

By:	By:
Date:	Date:

Please attach to the Escrow Release Notice appropriate documents certifying the authority of each of the signatories representing the relevant party.

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SCHEDULE C

Template of Escrow Stichting Entitlements Notice

To:    ABN AMRO Escrow & Settlement
Attn. the Operations Director

From:     the Stichting
Date:    [=]
Re:    Escrow Agreement CarCare

On [=] the Escrow Agent, the Purchaser and the Stichting have entered into an Escrow Agreement with Escrow Reference CarCare. Unless otherwise defined herein, capitalised terms in this notice shall have the meaning ascribed to them in the Escrow Agreement.

In compliance with Clause 5.1 of the Escrow Agreement, the undersigned notify the Escrow Agent that each and every release to the Stichting of (a part of) the Escrow Amount pursuant to the Escrow Release Conditions 5.1 shall be executed by the Escrow Agent in strict conformity with the following apportionment

Stichting 100 percent

For and on behalf of Stichting CarCare

By:
Date:

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SCHEDULE D

ESCROW & SETTLEMENT TERMS AND CONDITIONS

The Escrow Amount

1. a.
These Escrow & Settlement Terms and Conditions shall apply to and form an integral part of this Escrow & Settlement Agreement and any amendments made thereto at a later date, such original Escrow & Settlement Agreement and/or amendments thereto hereinafter jointly and severally referred to as the "Escrow & Settlement Agreement", entered into by the Parties and the Escrow Agent. Any (general) terms and conditions used by either of the Parties in whatever form shall not be applicable to this Escrow & Settlement Agreement.

b. The Parties hereby explicitly agree that the Escrow Agent holds legal title to the Escrow Amount for the duration of this Escrow & Settlement Agreement and is administered by the Escrow Agent in accordance with the terms of this Escrow & Settlement Agreement.

2.
The Escrow Agent shall have no obligations pursuant to this Escrow & Settlement Agreement other than those expressly stipulated herein. The Escrow Agent's sole obligation shall consist of the release of (any part of) the Escrow Amount(s), in accordance with the terms of this Escrow & Settlement Agreement. The Escrow Agent shall sufficiently maintain its operation to carry out its obligations hereunder. Nothing herein shall constitute a partnership or a joint legal title (gemeenschap) between the Parties and or Escrow Agent or any two or more of them.

3. The term "Entitlement" used herein refers to any entitlement to (a part of) the Escrow Amount by either Party and/or the Escrow Agent (or if applicable a third party) and as indicated in this Escrow & Settlement Agreement.

4.
The Escrow Agent hereby irrevocably and unconditionally waives any right it might have under applicable law to set-off its obligation to release an Entitlement, against any claims it might have on the person or entity entitled to such Entitlement other than claims and/or Entitlements based upon this Escrow & Settlement Agreement.

5.
Any Interest received over the Escrow Amount is due and payable to the Escrow Agent as part of its remuneration, unless expressly otherwise agreed between the Parties and the Escrow Agent in this Escrow & Settlement Agreement.

6.
The Escrow Agent shall keep complete and accurate books of the Escrow Account and records relating to the Escrow Amount received and released by it hereunder. Each of the Parties shall be entitled to audit the Escrow Agent's books relating to the administration and the release of the Escrow Amounts at its own expense, but no more than once every 12 months during the term of this Escrow & Settlement Agreement. In any such case, the Escrow Agent shall be entitled to charge a reasonable hourly fee for providing assistance, information and services related to such audit. Such fees shall, for the purpose of this Escrow & Settlement Agreement, be deemed Escrow Agent Expenses and shall be due and payable by the Party that has instigated the audit.

Fees and Expenses

7. a.
It is agreed that the Escrow Agent shall be paid fees in a form as agreed upon in this Escrow & Settlement Agreement ("Escrow Agent Fees·) in exchange for its services rendered under this Escrow & Settlement Agreement. The Escrow Agent is allowed to retain both the Escrow Agent Fees, and the expenses incurred by it in connection with this Escrow & Settlement Agreement ("Escrow Agent Expenses") against the Entitlements of the Parties. In the event that any amounts owed to the Escrow Agent are not settled when due, the Escrow Agent shall be irrevocably authorised at any time to effect payment out of the Escrow Account, without prejudice to any payment obligation of the Parties.

b. The Escrow Agent Fees shall be non-refundable and shall be due and payable as agreed in this Escrow & Settlement Agreement.

c.	The Escrow Agent Expenses shall include any costs and expenses incurred by the Escrow Agent in connection with its activities hereunder, including (but not limited to) bank charges.

130405 Draft Escrow Agreement CarCare

d.
VAT is a mandatory tax imposed on fees for professional services. Each Party shall be responsible for the correctness of the VAT number referenced in Schedule A. VAT will always be charged on top of our fees to Dutch tax resident entities. To the extent we are provided with a VAT number and an entity is a non Dutch EU tax resident, the Escrow Agent will apply the so called 'reverse charge'. This means that all fees shall be invoiced exclusive of VAT. The reverse charge will always be applied with respect to entities which are non EU tax resident, even when no VAT number is submitted to the Escrow Agent. Possible levy of VAT tax shall be governed by the applicable local tax regulations.

e.
All amounts due by a Party to the Escrow Agent under this Escrow & Settlement Agreement shall be paid gross, except if taxes need to be deducted or added. If taxes were to be deducted from any amounts paid or to be paid by a Party to the Escrow Agent, such Party shall pay the additional amounts required to ensure that the amount received by the Escrow Agent is equal to the full amount which it would have received if the relevant payment had not been subject to the deduction of such taxes. If taxes were to be added to any amounts paid by any Party, such Party shall pay such taxes on top of such amounts. Furthermore such Party shall reimburse the Escrow Agent for any taxes paid with regard to this Escrow & Settlement Agreement.

All Entitlements to be released by the Escrow Agent hereunder shall be released without deducting or withholding taxes in respect thereof, unless the Escrow Agent is obliged under applicable law to deduct or withhold taxes in respect of such Entitlements, as the case may be. In such cases the Escrow Agent shall, vis-a-vis the person or entity to which such Entitlement pertains, be entitled to deduct or withhold such taxes prior to such Entitlement being released. If at any time the Escrow Agent determines that the (value of) the Escrow Amount is not sufficient to make the necessary deductions or with holdings, the Parties, jointly and severally, shall at the Escrow Agent's request, forthwith pay the amount of any such shortfall or the estimated amount thereof in the Escrow Account.

Liability of the Escrow Agent

8. a.
The Escrow Agent shall be indemnified and held harmless jointly and severally by the Parties against any and all costs, expenses, damages or losses suffered by the Escrow Agent in connection with any action, suit, proceeding, claim or demand, which in any way, directly or indirectly, arises from or relates to the performance of the duties of the Escrow Agent pursuant to the provisions of this Escrow & Settlement Agreement, except in the event of gross negligence (grove nalatigheid) or willful misconduct (opzet) by the Escrow Agent.

b.
The Escrow Agent shall not be liable for any damages or losses occurring as a result of any act, mistake or omission made by it in good faith or by reason of any other matter or thing, except in the event of gross negligence (grove nalatigheid) or willful misconduct (opzet) by the Escrow Agent. In no event shall the Escrow Agent be liable for any consequential, indirect or unforeseeable damages.

9.
In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions or demands from any party to this Escrow & Settlement Agreement which in its opinion conflict with any provisions of this Escrow & Settlement Agreement, or if the Escrow Agent reasonably assumes that it becomes illegal, or impossible for reasons outside the Escrow Agent's control, to carry out any of the provisions hereof, the Escrow Agent shall be entitled to refrain from taking any action, until in its opinion, the uncertainty has been solved. The Escrow Agent shall not be required to take any legal action or to institute (or defend its position in) legal proceedings. If the Escrow Agent does elect to act it may do so only to the extent that It shall have received such security as it may require (whether by way of payment in advance or otherwise) for any cost or expenses relating thereto.

10. a.	The Escrow Agent shall never be under any duty to make a payment of any amount, which exceeds the balance on the Escrow Account at any point in time.

b.	Any liability arising from obligations of the Escrow Agent under this Escrow & Settlement Agreement shall be restricted to and shall never exceed the Escrow Amount.

11. a.	The Escrow Agent shall be entitled to rely on information, reasonably believed by the Escrow Agent to be correct, provided to the Escrow Agent by a Party and on any document or

130405 Draft Escrow Agreement CarCare

correspondence reasonably believed by the Escrow Agent to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed. Provided the Escrow Agent has acted reasonably, it shall not be liable to any Party for any consequence of any such reliance.

b.
The Escrow Agent may, in its sole discretion and notwithstanding article 11 a of the Escrow & Settlement Terms and Conditions hereto, request that an Escrow Release Notice should be submitted to the Escrow Agent in legalised and apostilled form, whereas the legalisation should at least refer to (i) the authenticity of the signatures of the individuals who have purportedly executed the Escrow Release Notice and (ii) the fact that the individuals who have executed the Escrow Release Notice had the representational authority to do so. Insofar as it is not possible to provide an Escrow Release Notice in apostilled form, the Escrow Agent may, in its reasonable discretion, require that the Escrow Release Notice is legalised up until a Dutch Embassy or a Dutch Consulate.

12.	Any claims in relation to the Escrow Agent's liability hereunder shall be made within fifteen calendar days after the occurrence of the event upon which the claim is based.

Miscellaneous

13.
The Parties explicitly agree not to attach the Escrow Amounts nor to take any other legal action against the Escrow Agent, which will or may impede the Escrow Agent's performance of its obligations under this Escrow & Settlement Agreement.

14.
Where reference is made to a 'Dutch Business Day' or a 'Business Day' in this Escrow & Settlement Agreement, this shall mean each such day during which banks are open for general business in The Netherlands.

15.
Confirmations from Escrow Agent with regard to the balance of the Escrow Amount or amounts received in the Escrow Account can be in the format of (electronic) bank statements and/or account statements and shall be conclusive evidence with respect to the Escrow Amount.

16.
The Escrow Agent shall use its best effort to process Notices it receives prior to 12.00 hours CET time on a Business Day on that same Business Day, whereas the Escrow Agent does not have any obligation whatsoever to process a Notice it receives after 12.00 hours CET time on a Business Day on that same Business Day.

17.
This Escrow & Settlement Agreement replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties and the Escrow Agent and relating to the same matter, unless explicitly agreed otherwise in writing.

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Schedule 13.2
Tax Escrow Agreement

AAB Comments April 5, 2013
_________________________________________________

Draft, for discussion purposes only

Pending client acceptance by
ABN AMRO Escrow & Settlement

ESCROW & SETTLEMENTAGREEMENT

Escrow Reference CarCare Tax
_________________________________________________

among

LQK NETHERLANDS B.V.
as the Purchaser

and

STICHTING CARCARE

and

ABN AMRO Bank N.V.
(trading as ABN AMRO Escrow & Settlement)
as the Escrow Agent

Dated [1] May 2013

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THE UNDERSIGNED:

1.	LQK NETHERLANDS B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at 's-Gravenlandseweg
379, 3125 BJ Schiedam, filed at the trade register held by the Chamber of Commerce in Rotterdam under registration number 57731306, hereinafter referred to as: the Purchaser;

2.
STICHTING CARECARE, a foundation (stichting) incorporated under the laws of the Netherlands,having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 57740836, hereinafter referred to as: the Stichting;

3.
ABN AMRO Bank N.V. (trading as ABN AMRO Escrow & Settlement), a public limited liability company organised and existing under the laws of the Netherlands, for the purposes hereof having its address at Weena 200, Rotterdam (The Netherlands), filed at the trade register held by the Chamber of Commerce in Amsterdam (The Netherlands) under registration number 34334259 and with VAT number NL820646660B01, hereinafter referred to as: the Escrow Agent;

The Purchaser and the Stichting are hereinafter jointly referred to as the Parties and each individually as a Party.

WHEREAS:

WHEREAS:

A.
The following companies together are holder of the entire issued and outstanding share capital of Sator Beheer B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under number 34341147 (the Company);

a.
H2 SATOR B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 34341144, hereinafter referred to as: the Seller I;

b.
COOPERATIEVE H2 SATOR U.A., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Oosteinde 19, 1017WT Amsterdam, filed at the trade register held by the Chamber of Commerce in Amsterdam under registration number 34373652, hereinafter referred to as: the Seller II; and

c.
HOLDING SATOR MANAGEMENT B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Riederhagen 5, 2993XE Barendrecht, filed at the trade register held by the Chamber of Commerce in Rotterdam under registration number 24481004, hereinafter referred to as: the Seller III;

Seller I, " and '" hereinafter jointly referred to as the Sellers and each individually as a Seller.

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B.
the Sellers and the Purchaser have entered into a share purchase agreement dated [22] April 2013 (the SPA) with regard to the sale and purchase of the entire issued and outstanding share capital of the Company;

C.	the Sellers have certain obligations pursuant to the tax covenant included in schedule 8 of the SPA / Agreement;

D.
in order to secure possible liabilities of the Sellers pursuant to the tax covenant included in schedule 8 of the SPA, the Sellers and the Purchaser have agreed for the Purchaser to pay an amount, as further specified in the SPA, into an escrow account;

E.
the Sellers have assigned and transferred their rights and obligations in relation to this Escrow & Settlement Agreement to the Stichting, which assignment has been accepted    by the Stichting. The purchaser has acknowledged and agreed to assignment;

F.	the Escrow Agent has agreed to open and manage the escrow account, all in accordance with the terms laid down in this Escrow & Settlement Agreement.

HAVE AGREED AS FOLLOWS:

1.Appointment of the Escrow Agent

The Parties hereby appoint the Escrow Agent for the purpose of this Escrow & Settlement    Agreement as escrow agent and hereby instruct the Escrow Agent to administer the Escrow Account and to perform certain services in accordance with the terms and conditions set out in this Escrow & Settlement Agreement. The Escrow Agent hereby accepts the appointment and the instructions.

2.	Escrow Account

The details of the account in which the Escrow Agent will receive the Escrow Amount as further contemplated in this Escrow & Settlement Agreement (the Escrow Account) are as follows:

Account in name of	:	ABN AMRO ESCROW& SETILEMENT
Account Reference Currency	:	CarCare Tax
Currency	:	EUR
Account number	:	[=]
IBAN number	:	[=]
Bank	:	ABN AMRO Bank N.V.
Bank address	:	v
SWIFT address	:	ABNANL2A

3.	Escrow Amount

The Escrow Amount is the amount as received in the Escrow Account and confirmed as received by the Escrow Agent and as reduced, from time to time, in compliance with this Escrow & Settlement Agreement.

The Parties have agreed for the Purchaser to transfer an amount of EUR 2,000,000 (in words: two million euro), into the Escrow Account, on the date of signing this Escrow
& Settlement Agreement.

Upon receipt of the Escrow Amount in the Escrow Account, the Escrow Agent shall notify the Parties.

130405 Draft Escrow Agreement CarCare Tax

4.	Notices

1.	Escrow Release Notice

The template document as annexed to this Escrow & Settlement Agreement (annexed as Schedule B), which is to be used by the Parties to instruct the Escrow Agent to release (a part of) the Escrow Amount to such beneficiary as further specified in the Escrow Release Notice and in compliance with the Escrow Release Conditions.

2.	Escrow Stichting Entitlements Notice

The template document as annexed to this Escrow Agreement (annexed as Schedule C), which is to be used by the Stichting to inform the Escrow Agent of the apportionment of entitlement of the Stichting to (a part of) the Escrow Amount in the event of a release of (a part of) the Escrow Amount to the Stichting in compliance with Escrow Release Condition 5.1.

5.	Escrow Release Conditions

The earlier of the following events to occur:

1.	Escrow Release Condition 1

On the first Dutch business day following 15 December 2016, the Escrow Agent shall, without any instruction from the Parties being required, release the balance of the Escrow Amount to the Stichting in such proportion as specified in the Escrow Stichting Entitlements Notice duly executed by the Stichting to the Escrow Agent prior to such date, unless the Escrow Agent has received an Escrow Claim Notice, duly executed by the Purchaser at least one (1) Dutch business day before the date mentioned above in this Escrow Release Condition
1, in which case the following provisions of this clause 5.1 shall apply.

In the event that the Escrow Agent receives (an) Escrow Claim Notice(s), the Escrow Agent shall release the balance of the Escrow Amount minus the aggregate amount stated in the Escrow Claim Notice(s) received by the Escrow Agent in accordance with this Escrow Release Condition 1.

2.	Escrow Release Condition 2

Upon receipt by the Escrow Agent of an Escrow Release Notice jointly and duly executed by the Parties instructing the Escrow Agent to release (a part of) the Escrow Amount to the Stichting and/or the Purchaser, the Escrow Agent shall release (a part of) the Escrow Amount in full compliance with such Escrow Release Notice.

If the Escrow Release Notice is to release a claimed amount such Escrow Release Notice shall specify exactly which part of the claimed amount is to be released and by doing so the Parties acknowledge the claim is no longer outstanding with respect to such amount.

3.	Escrow Release Condition 3

130405 Draft Escrow Agreement CarCare Tax

Upon receipt by the Escrow Agent of an opinion of a lawyer reasonably acceptable to the Escrow Agent and admitted to the bar in the jurisdiction and forum of the Netherlands, not being a lawyer employed or associated with Baker & McKenzie Amsterdam NV or Houthoff Buruma Cooperatlef that there exists a final judgement, no longer subject to appeal, to release (a part of) the Escrow Amount to the Purchaser and/or the Stichting, the Escrow Agent shall release (a part of) the Escrow Amount in full compliance with such lawyer's opinion.

6.	Escrow Account Interest

The Escrow Account Interest is the interest as received in the Escrow Account. The Party that is entitled to the Escrow Amount (or part thereof) is also entitled to the accrued Escrow Account Interest relating thereto. The Escrow Account Interest shall be released one month after the release of the Escrow Amount or the last part thereof.

7.	Escrow & Settlement Terms and Conditions

The Escrow Agent shall have only those duties, obligations and responsibilities expressly specified in this Escrow & Settlement Agreement and shall have no implied duties, obligations and responsibilities.

The Escrow & Settlement Terms and Conditions, annexed to this Escrow & Settlement Agreement as Schedule 0, shall be deemed to form part of this Escrow & Settlement Agreement.

In the event of a conflict between the body of this Escrow & Settlement Agreement and the Escrow & Settlement Terms and Conditions, the body of this Escrow & Settlement Agreement shall prevail.

8.	Contact details
Any notice, instruction and communication addressed to the Escrow Agent shall only be deemed to be valid if made in writing, in English and duly executed and if the following address and contact details are used and if such notice, instruction and communication is confirmed to be received by the Escrow Agent:

ABN AMRO Bank N.V.
ABN AMRO Escrow & Settlement
Attn. the Operations Director
Blaak 555 (PAC: GP0765)
3011 GB Rotterdam
P.O. Box 1898
3000 BW Rotterdam
The Netherlands

Facsimile: +31 10 4016225
E-mail: escrow-settlement@nl.abnamro.com

The Escrow Agent is entitled to rely on all information contained in Schedule A of this
Escrow & Settlement Agreement.

The Parties are entitled to amend their address and account details by means of submitting a duly executed notice to that extent to the Escrow Agent.

130405 Draft Escrow Agreement CarCare Tax

9.	Escrow Agent Fees

The Escrow Agent Fee per release (the Release Fee) of the Escrow Amount (or any part thereof) to a beneficiary shall be EUR 250 (in words: two hundred and fifty euro). The Release Fee shall be due and payable by such Party which is beneficiary of a release and shall be paid by means of withholding the applicable amount from the amount(s) which is/are released by the Escrow Agent.

Any addendum or amendment to this Escrow & Settlement Agreement (an Addendum) shall be charged at EUR 2.000,00 (in words: two thousand euro), due and payable in equal parts by the Stichting on the one hand and the Purchaser on the other hand.

An amendment in Schedule A is, for the purpose of this article, considered not to be an Addendum.

All Escrow Agent Fees are excluding VAT.

10.	Termination

This Escrow & Settlement Agreement terminates with immediate effect as per the moment the outstanding balance on the Escrow Account amounts to nil euro for more than ten consecutive Dutch business days.

This Escrow & Settlement Agreement may be terminated by the Parties jointly in writing observing a 45 days notice period.

As of termination the Escrow Agent shall be discharged of its obligations under this
Escrow & Settlement Agreement.

11.	Assignment or transfer of rights

No Party may assign or transfer any of its rights and/or obligations under this Escrow
& Settlement Agreement without prior written consent of the other Party and the Escrow Agent.

12.	Confidentiality

Save when required by applicable laws or regulations of any competent regulatory authority or court, neither the Escrow Agent, nor any of the Parties shall divulge any information in relation to this Escrow & Settlement Agreement, including the existence of this Escrow & Settlement Agreement and the provisions set out herein.

13.	Governing law

This Escrow & Settlement Agreement is governed by and construed in accordance with the laws of The Netherlands.

Any dispute arising from or connected with this Escrow & Settlement Agreement is subject to the exclusive jurisdiction of the competent court in Amsterdam, The Netherlands.

14.	Counterparts

This Escrow & Settlement Agreement may be executed in any number of counterparts, all of which, taken together constitute one agreement and any Party may enter into this Escrow & Settlement Agreement by executing a counterpart.

130405 Draft Escrow Agreement CarCare Tax

SCHEDULES:

Schedule A Address and Account Details

Schedule B Template of Escrow Release Notice

Schedule C Template of Escrow Stichting Entitlements Notice

Schedule D Escrow & Settlement Terms and Conditions

Signature page to follow

130405 Draft Escrow Agreement CarCare Tax

The undersigned each agree to be bound by the terms of this Escrow & Settlement Agreement and the Escrow & Settlement Terms and Conditions (annexed as Schedule D) attached thereto.

For and on behalf of the Purchaser

By:	By:
Date:	Date:

For and on behalf of the Stichting

By:	By:
Date:	Date:

For and on behalf of ABN AMRO Bank N.V.

By:	By:
Date:	Date:

130405 Draft Escrow Agreement CarCare Tax

SCHEDULE A

Address and Account details
Purchaser	Company Name	LKQ Netherlands B.V.
	Address	's-Gravelandseweg 379

	Postal Code and City	3125 BJ Schiedam
	Country	The Netherlands
	VATno.	[=]
Duly represented by
	Contact person	[=]
	Telephone / Fax	[=]	[=]
	E-mail	[=]
	Account in name of	[=]
	Account number	[=]
	IBAN number	[=]
	Bank	[=]
	Bank address	[=]
	Swift address	[=]
Stichting	Company Name	Stichting Carcare
	Address	Oosteinde 19

	Postal Code and City	1017 WT Amsterdam
	Country	The Netherlands
	VATno.	N/A
	Duly represented by	H2 Equity Partners B.V.
	Contact person	Patrick Kalverboer and Harmen Geerts
	Telephone / Fax	+31206790822	+31206758359
	E-mail	p.kalverboer@h2ep.com and	h.geerts@h2ep.com
	Account in name of	[=]
	Account number	[=]
	IBAN number	[=]
	Bank	[=]
	Bank address	[=]
	Swift address	[=]

130405 Draft Escrow Agreement CarCare Tax

SCHEDULE B

Template of Escrow Release Notice

To:	ABN AMRO Escrow & Settlement
Attn.the Operations Director

From:        [=]

Date:        [=]

Re:         Escrow & Settlement Agreement CarCare Tax

On [=], the Escrow Agent, the Purchaser and the Stichting have entered into an Escrow & Settlement Agreement with Escrow Reference CarCare Tax. Unless otherwise defined herein, capitalised terms in this notice shall have the meaning ascribed to them in the Escrow & Settlement Agreement.

In compliance with Clause 5.2 of the Escrow & Settlement Agreement, the undersigned notify the Escrow Agent to proceed to the release of all or part of the Escrow Amount as follows:

Amount to be released

Amount to be released	:
In writing	:
Beneficiary	:	Stichting

For and on behalf of the Purchaser	For and on behalf of the Stichting
By:	By:
Date:	Date:

Please attach to the Escrow Release Notice appropriate document certifying the authority of each of the signatories representing the relevant party.

130405 Draft Escrow Agreement CarCare Tax

SCHEDULE C

Template of Escrow Stichting Entitlements Notice

To:        ABN AMRO Escrow & Settlement
Attn. the Operations Director
From:         the Stichting
Date:         [=]
Re:        Escrow Agreement CarCare Tax

On [=], the Escrow Agent, the Purchaser and the Stichting have entered into an Escrow Agreement with Escrow Reference CarCare. Unless otherwise defined herein, capitalised terms in this notice shall have the meaning ascribed to them in the Escrow Agreement.

In compliance with Clause 5.1 of the Escrow Agreement, the undersigned notify the Escrow Agent that each and every release to the Stichting of (a part of) the Escrow Amount pursuant to the Escrow Release Conditions 5.1 shall be executed by the Escrow Agent in strict conformity with the following apportionment

Stichting	100 Percent

For and on behalf of the Stichting CarCare
By:
Date:

130405 Draft Escrow Agreement CarCare Tax

SCHEDULE D

ESCROW & SETTLEMENT TERMS AND CONDITIONS

The Escrow Amount

1. a.
These Escrow & Settlement Terms and Conditions shall apply to and form an integral part of this Escrow & Settlement Agreement and any amendments made thereto at a later date, such original Escrow & Settlement Agreement and/or amendments thereto hereinafter jointly and severally referred to as the "Escrow & Settlement Agreement", entered into by the Parties and the Escrow Agent. Any (general) terms and conditions used by either of the Parties in whatever form shall not be applicable to this Escrow & Settlement Agreement.

b.
The Parties hereby explicitly agree that the Escrow Agent holds legal title to the Escrow Amount for the duration of this Escrow & Settlement Agreement and is administered by the Escrow Agent in accordance with the terms of this Escrow & Settlement Agreement.

2.
The Escrow Agent shall have no obligations pursuant to this Escrow & Settlement Agreement other than those expressly stipulated herein. The Escrow Agent's sole obligation shall consist of the release of (any part of) the Escrow Amount(s), in accordance with the terms of this Escrow & Settlement Agreement. The Escrow Agent shall sufficiently maintain its operation to carry out its obligations hereunder. Nothing herein shall constitute a partnership or a joint legal title (gemeenschap) between the Parties and or Escrow Agent or any two or more of them.

3.
The term "Entitlement" used herein refers to any entitlement to (a part of) the Escrow Amount by either Party and/or the Escrow Agent (or if applicable a third party) and as indicated in this Escrow & Settlement Agreement.

4.
The Escrow Agent hereby irrevocably and unconditionally waives any right it might have under applicable law to set-off its obligation to release an Entitlement, against any claims it might have on the person or entity entitled to such Entitlement other than claims and/or Entitlements based upon this Escrow & Settlement Agreement.

5.
Any Interest received over the Escrow Amount is due and payable to the Escrow Agent as part of its remuneration, unless expressly otherwise agreed between the Parties and the Escrow Agent in this Escrow & Settlement Agreement.

6.
The Escrow Agent shall keep complete and accurate books of the Escrow Account and records relating to the Escrow Amount received and released by it hereunder. Each of the Parties shall be entitled to audit the Escrow Agent's books relating to the administration and the release of the Escrow Amounts at its own expense, but no more than once every 12 months during the term of this Escrow & Settlement Agreement. In any such case, the Escrow Agent shall be entitled to charge a reasonable hourly fee for providing assistance, information and services related to such audit. Such fees shall, for the purpose of this Escrow & Settlement Agreement, be deemed Escrow Agent Expenses and shall be due and payable by the Party that has instigated the audit.

Fees and Expenses

7. a.
It is agreed that the Escrow Agent shall be paid fees in a form as agreed upon in this Escrow & Settlement Agreement ("Escrow Agent Fees") in exchange for its services rendered under this Escrow & Settlement Agreement. The Escrow Agent is allowed to retain both the Escrow Agent Fees, and the expenses incurred by it in connection with this Escrow & Settlement Agreement ("Escrow Agent Expenses") against the Entitlements of the Parties. In the event that any amounts owed to the Escrow Agent are not settled when due, the Escrow Agent shall be irrevocably authorised at any time to effect payment out of the Escrow Account, without prejudice to any payment obligation of the Parties.

b.	The Escrow Agent Fees shall be non-refundable and shall be due and payable as agreed in this Escrow & Settlement Agreement.

c.	The Escrow Agent Expenses shall include any costs and expenses incurred by the Escrow Agent in connection with its activities hereunder, including (but not limited to) bank charges.

d.
VAT is a mandatory tax imposed on fees for professional services. Each Party shall be responsible for the correctness of the VAT number referenced in Schedule A. VAT will always be charged on top of our fees to Dutch tax resident entities. To the extent we are provided with a VAT number and an entity is a non Dutch EU tax resident, the Escrow Agent will apply the so called 'reverse charge'. This means that all fees shall be invoiced exclusive of VAT. The reverse charge will always be applied with respect to entities which are non EU tax resident, even when no VAT number is submitted to the Escrow Agent. Possible levy of VAT tax shall be governed by the applicable local tax regulations.

e.
All amounts due by a Party to the Escrow Agent under this Escrow & Settlement Agreement shall be paid gross, except if taxes need to be deducted or added. If taxes were to be deducted from any amounts paid or to be paid by a Party to the Escrow Agent, such Party shall pay the additional amounts required to ensure that the amount received by the Escrow Agent is equal to the full amount which it would have received if the relevant payment had not been subject to the deduction of such taxes. If taxes were to be added to any amounts paid by any Party, such Party shall pay such taxes on top of such amounts. Furthermore such Party shall reimburse the Escrow Agent for any taxes paid with regard to this Escrow & Settlement Agreement. All Entitlements to be released by the Escrow Agent hereunder shall be released without deducting or withholding taxes in respect thereof, unless the Escrow Agent is obliged under applicable law to deduct or withhold taxes in respect of such Entitlements, as the case may be. In such cases the Escrow Agent shall, vis-a-vis the person or entity to which such Entitlement pertains, be entitled to deduct or withhold such taxes prior to such Entitlement being released. If at any time the Escrow Agent determines that the (value of) the Escrow Amount is not sufficient to make the necessary deductions or with holdings, the Parties, jointly and severally, shall at the Escrow Agent's request, forthwith pay the amount of any such shortfall or the estimated amount thereof in the Escrow Account.

130405 Draft Escrow Agreement CarCare Tax

Liability of the Escrow Agent

8. a
The Escrow Agent shall be indemnified and held harmless jOintly and severally by the Parties against any and all costs, expenses, damages or losses suffered by the Escrow Agent in connection with any action, suit, proceeding, claim or demand, which in any way, directly or indirectly, arises from or relates to the performance of the duties of the Escrow Agent pursuant to the provisions of this Escrow & Settlement Agreement, except in the event of gross negligence (grove no/atigheid) or willful misconduct (opzet) by the Escrow Agent.

b.
The Escrow Agent shall not be liable for any damages or losses occurring as a result of any act, mistake or omission made by it in good faith or by reason of any other matter or thing, except in the event of gross negligence (grove no/atigheid) or willful misconduct (opzet) by the Escrow Agent. In no event shall the Escrow Agent be liable for any consequential, indirect or unforeseeable damages.

9.
In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions or demands from any party to this Escrow & Settlement Agreement which in its opinion conflict with any provisions of this Escrow & Settlement Agreement, or if the Escrow Agent reasonably assumes that it becomes illegal, or impossible for reasons outside the Escrow Agent's control, to carry out any of the provisions hereof, the Escrow Agent shall be entitled to refrain from taking any action, until in its opinion, the uncertainty has been solved. The Escrow Agent shall not be required to take any legal action or to institute (or defend its position in) legal proceedings. If the Escrow Agent does elect to act it may do so only to the extent that it shall have received such security as it may require (whether by way of payment in advance or otherwise) for any cost or expenses relating thereto.

10. a.	The Escrow Agent shall never be under any duty to make a payment of any amount, which exceeds the balance on the Escrow Account at any point in time.

b.	Any liability arising from obligations of the Escrow Agent under this Escrow & Settlement Agreement shall be restricted to and shall never exceed the Escrow Amount.

11. a.
The Escrow Agent shall be entitled to rely on information, reasonably believed by the Escrow Agent to be correct, provided to the Escrow Agent by a Party and on any document or correspondence reasonably believed by the Escrow Agent to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed. Provided the Escrow Agent has acted reasonably, it shall not be liable to any Party for any consequence of any such reliance.

b.
The Escrow Agent may, in its sole discretion and notwithstanding article 11 a of the Escrow & Settlement Terms and Conditions hereto, request that an Escrow Release Notice should be submitted to the Escrow Agent in legalised and apostilled form, whereas the legalisation should at least refer to (f) the authenticity of the signatures of the individuals who have purportedly executed the Escrow Release Notice and (ii) the fact that the individuals who have executed the Escrow Release Notice had the representational authority to do so. Insofar as it is not possible to provide an Escrow Release Notice in apostilled form, the Escrow Agent may, in its reasonable discretion, require that the Escrow Release Notice is legalised up until a Dutch Embassy or a Dutch Consulate.

12.	Any claims in relation to the Escrow Agent's liability hereunder shall be made within fifteen calendar days after the occurrence of the event upon which the claim is based.

Miscellaneous

13.
The Parties explicitly agree not to attach the Escrow Amounts nor to take any other legal action against the Escrow Agent, which will or may impede the Escrow Agent's performance of its obligations under this Escrow & Settlement Agreement.

14.
Where reference is made to a 'Dutch Business Day' or a 'Business Day' in this Escrow & Settlement Agreement, this shall mean each such day during which banks are open for general business in The Netherlands.

15.
Confirmations from Escrow Agent with regard to the balance of the Escrow Amount or amounts received in the Escrow Account can be in the format of (electronic) bank statements and/or account statements and shall be conclusive evidence with respect to the Escrow Amount.

16.
The Escrow Agent shall use its best effort to process Notices it receives prior to 12.00 hours CET time on a Business Day on that same Business Day, whereas the Escrow Agent does not have any obligation whatsoever to process a Notice it receives after 12.00 hours CET time on a Business Day on that same Business Day.

17.
This Escrow & Settlement Agreement replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties and the Escrow Agent and relating to the same matter, unless explicitly agreed otherwise in writing.

130405 Draft Escrow Agreement CarCare Tax

Schedule 14
Restrictive covenants

Execution version

SCHEDULE 14 RESTRICTIVE COVENANTS

The Parties have agreed the following:

1.1.
None of the Sellers will, for a period of three (3) years following the Completion Date, for their own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly,    whether as shareholder, director, employee, partner, agent or otherwise, carry on or be engaged in:

a.
wholesale distribution of automotive parts (including for the avoidance of doubt body parts) and light garage tools for the independent aftermarket for passenger cars and light commercial vehicles in the Netherlands, Belgium, Luxembourg and France; and/or

b.
the supply of automotive parts that have price or quality similarities with the Company's Nipparts brand to wholesale distributors in the Netherlands, Belgium, Luxembourg, France, Norway, Sweden, Finland, Iceland, Denmark, Germany, Austria, Switzerland, Italy, Spain, Russia and Portugal.

1.2.
H2 Equity Partners shall, as long as funds managed by H2 Equity Partners (indirectly) own a controlling equity interest in Unipart, procure that Unipart shall not gain any business advantage over the Group from the knowledge of H2 Equity Partners relating to the Group.

1.3.	None of the Sellers will, for a period of two (2) years following the Completion Date, for their own account or in conjunction with or on behalf of any person, firm or company:

c.
solicit or entice away or attempt to solicit or entice away from the Group the custom of any person, firm, company or organisation who shall at any time within the year preceding the Completion Date have been a customer of the Group; or

d.
enter into any contract for sale and purchase or accept business from any person, firm, company or organisation who shall at any time within the year preceding the Completion Date have been a customer of the Group, in the Netherlands, Belgium, Luxembourg and France.

1.4. None of the Sellers will, for a period of two (2) years following the Completion Date, for their own account or in conjunction with or on behalf of any person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice

Execution version

away from the Group any person who at the Completion Date can reasonably be deemed a key employee of the Group, whether or not such person would commit a breach of contract by reason of leaving such employment. For the avoidance of doubt, the restrictions in this Schedule 1.4 shall not apply to any individual who currently is involved with Unipart or any other company affiliated to H2 Equity Partners, and shall not prevent Unipart or any other company affiliated to H2 Equity Partners from undertaking general recruitment activities, or from negotiating with and recruiting any person who replies to any such contact or advertisement or who initiates any contact with Unipart or any other company affiliated to H2 Equity Partners, provided that such recruitment activity was not targeted at Group Company employees by virtue of being Group Company employees.

1.5.
The Sellers shall procure that all of their Affiliates, including for the avoidance of doubt H2 Equity Partners, shall be bound by and observe the provisions of this Schedule 14 as if they were parties covenanting with the Purchaser on the same terms as this Schedule 14.

45